UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Applebee’s International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1) Title of each class of securities to which transaction applies: Common Stock, par value $.01 per share.

2) Aggregate number of securities to which transaction applies: 75,163,967 shares of common stock outstanding as of August 20, 2007, (including 211,937 shares of restricted stock that will be issued on September 4, 2007), options to purchase 3,293,718 shares, 1,365,731 stock appreciation rights; 9,775 restricted stock units (including only in-the-money stock options and stock appreciation rights and an estimated 115,289 stock appreciation rights and restricted stock units to be issued on September 4, 2007).

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $1,946,765,168. The filing fee was based upon the sum of (A) $1,916,681,159 (75,163,967 common shares multiplied by $25.50 per share) and (B) $30,084,009 (the aggregate amount payable upon cancellation of stock options, stock appreciation rights and restricted stock units, calculated based on the difference between $25.50 and the weighted average exercise price of options and stock appreciation rights, $17.81 and $22.19, respectively, and $25.50 multiplied by the number of outstanding restricted stock units) (the “Total Consideration”). The filing fee equals the product of 0.0000307 multiplied by the Total Consideration.

4) Proposed maximum aggregate value of transaction: $1,946,765,168.

5) Total fee paid: $59,766.

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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4) Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION

Applebee’s International, Inc.
4551 W. 107th Street
Overland Park, KS 66207

          , 2007

Dear Stockholder:

We invite you to attend a special meeting of the stockholders of Applebee’s International, Inc., a Delaware corporation, to be held on          , 2007 at           local time. The meeting will be held at          .

At the special meeting, you will be asked to adopt the agreement and plan of merger, dated July 15, 2007, among Applebee’s, IHOP Corp. (“IHOP”) and CHLH Corp. (“Merger Sub”), a wholly-owned subsidiary of IHOP, providing for the merger of Merger Sub with and into Applebee’s. If the merger is completed, each holder of shares of our common stock will be entitled to receive $25.50 in cash in exchange for each share of our common stock held, as more fully described in the enclosed proxy statement, and Applebee’s will become a wholly-owned subsidiary of IHOP.

After careful consideration, our board of directors approved the merger agreement and the merger and has declared the merger agreement and the merger advisable and in the best interests of Applebee’s and our stockholders. Our board of directors recommends that you vote FOR the adoption of the merger agreement and the approval of the merger.

The merger agreement must be adopted and the merger approved by the affirmative vote of holders of a majority of the outstanding shares of common stock that are entitled to vote at the special meeting. The completion of the merger is also subject to the satisfaction or waiver of other conditions. More information about the merger is contained in the enclosed proxy statement. We urge you to read carefully the enclosed proxy statement and the merger agreement, a copy of which is included in the proxy statement as Exhibit A.

Your vote is very important. Whether you plan to attend the special meeting or not, please either complete the enclosed proxy card and return it as promptly as possible or submit your proxy or voting instructions by telephone or Internet. The enclosed proxy card contains instructions regarding voting. If you attend the special meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the special meeting and vote your shares in person. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against adoption of the merger proposal.

This Proxy Statement is dated          , 2007 and is first being mailed, along with the enclosed proxy card, to our stockholders on or about          , 2007.

Sincerely,

Rebecca R. Tilden
Secretary

APPLEBEE’S INTERNATIONAL, INC.
4551 W. 107th Street
Overland Park, KS 66207

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD          , 2007

To Our Stockholders:

NOTICE IS HEREBY GIVEN that Applebee’s International, Inc. will hold a Special Meeting of Stockholders at           on          , 2007, at   a.m. local time for the following purposes:

(1)	to consider and vote upon a proposal to adopt the agreement and plan of merger, dated July 15, 2007, among Applebee’s International, Inc. (“Applebee’s”), IHOP Corp., a Delaware corporation (“IHOP”), and CHLH Corp., a Delaware corporation (“Merger Sub”), a wholly-owned subsidiary of IHOP (the “merger agreement”) providing for the merger of Merger Sub with and into Applebee’s (the “merger”), pursuant to which each holder of shares of our common stock (other than shares of our common stock owned by Applebee’s, IHOP, Merger Sub or any subsidiary of Applebee’s or shares held by stockholders who properly demand appraisal rights under Delaware law) will be entitled to receive $25.50 in cash, without interest, in exchange for each share held, and approve the merger;

(2)	to consider and vote upon any proposal to vote for the adjournment of the special meeting for the purpose of soliciting additional proxies because there are insufficient votes at the time of the meeting to adopt the merger proposal; and

(3)	to consider and act upon any other business properly presented at the special meeting or any adjournment or postponement thereof.

All holders of record of shares of our common stock as of the close of business on          , 2007 are entitled to notice of and to vote at the special meeting or any postponements or adjournments of the special meeting. Regardless of the number of shares you own, your vote is important. If you do not plan to attend the meeting and vote your shares of common stock in person, please submit your proxy by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or by submitting your proxy or voting instructions by telephone or Internet. Any proxy may be revoked at any time prior to its exercise by delivery of a written notice of revocation, or a later-dated proxy card or by voting in person at the special meeting.

A stockholder’s list will be available at our executive offices at 4551 W. 107th Street, Overland Park, KS 66207 for inspection by any stockholder entitled to vote at the special meeting for any purpose germane to the meeting beginning no later than ten days before the date of the special meeting and continuing through the special meeting.

We encourage you to read this proxy statement carefully. If you have any questions or need assistance, please call Innisfree M&A Incorporated, toll free at 877-687-1866. These documents may also be obtained for free from Applebee’s by directing a request to Applebee’s International, Inc., Investor Relations, 4551 W. 107th Street, Overland Park, Kansas 66207.

By Order of the Board of Directors,

Rebecca R. Tilden, Secretary

Overland Park, Kansas
          , 2007

IMPORTANT:

Whether or not you plan to attend the special meeting, please promptly either complete, sign, date and mail the enclosed form of proxy or submit your proxy or voting instructions by telephone or Internet. A self-addressed envelope is enclosed for your convenience. Details are outlined in the enclosed proxy card. If you hold your shares through a broker, dealer, trustee, bank or other nominee, you may also be able to submit your proxy or voting instructions by telephone or by Internet in accordance with the instructions your broker, dealer, trustee, bank or other nominee provides. Returning a signed proxy will not prevent you from attending the meeting and voting in person, if you wish to do so. Please note that if you execute multiple proxies for the same shares, the last proxy you execute revokes all previous proxies.

SUMMARY

This summary highlights material information in this proxy statement relating to the merger contemplated by the merger agreement, which we refer to in this proxy statement as the “merger,” and may not contain all of the information that is important to you. To understand the merger and the related transactions fully and for a more complete description of the legal terms of the transactions contemplated by the merger agreement, you should carefully read this entire document as well as the additional documents to which it refers, including the merger agreement, which is attached to this proxy statement as Exhibit A and incorporated herein by reference. In this proxy statement, the terms “Applebee’s”, “we”, “us” and “our” refer to Applebee’s International, Inc.

The Parties (Page 13)

Applebee’s International, Inc.
4551 W. 107th Street
Overland Park Kansas 66207
(913) 967-4000

Applebee’s is a Delaware corporation that develops franchises and operates restaurants in the bar and grill segment of the casual dining industry under the name “Applebee’s Neighborhood Grill & Bar”®. With over 1,900 Applebee’s restaurants, (over 1,400 franchises operated and over 500 company owned), Applebee’s is the largest casual dining concept in the world in terms of the number of restaurants and market share.

IHOP Corp.
450 North Brand Boulevard
Glendale, California 91203

IHOP Corp. is a Delaware corporation. The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years. IHOP restaurants are franchised and operated by Glendale, California-based IHOP Corp. As of June 30, 2007, the end of IHOP’s second quarter, there were 1,319 IHOP restaurants in 49 states, Canada, Mexico and the U.S. Virgin Islands. IHOP Corp. common stock is listed and traded on the NYSE under the symbol “IHP”.

CHLH Corp.
450 North Brand Boulevard
Glendale, California 91203

CHLH Corp., or Merger Sub, is a Delaware corporation and was organized solely for the purpose of acquiring Applebee’s pursuant to the merger agreement. Merger Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the proposed merger. Merger Sub is wholly-owned by IHOP.

The Merger (Page 13)

•	If the merger is completed, Merger Sub will be merged with and into Applebee’s with the result that Applebee’s will become a wholly-owned subsidiary of IHOP. We sometimes use the term “surviving corporation” in this proxy statement to describe Applebee’s as the surviving entity following the merger.

•	The merger will become effective when we file the certificate of merger with the Secretary of State of the State of Delaware, or at such later time that we and IHOP specify in the certificate of merger. We sometimes use the term “effective time” in this proxy statement to describe the time the merger becomes effective under Delaware law.

When the Merger Will be Completed

We are working to complete the merger as soon as possible. We anticipate completing the merger in the fourth quarter of 2007, subject to adoption of the merger agreement by our stockholders and the satisfaction of the other closing conditions. In addition, IHOP is not obligated to complete the merger until the expiration of a 15 consecutive business day “marketing period” throughout which IHOP shall have certain specified financial information of Applebee’s, IHOP’s closing conditions are satisfied and Applebee’s auditors have not withdrawn their audit opinions for any applicable required financial information. We expect the marketing period to begin to run on the third business day after the adoption of the merger agreement by our stockholders.

Merger Consideration (Page 13)

If the merger is completed, each share of our common stock that is issued and outstanding immediately prior to the effective time of the merger, including shares of restricted stock (other than shares of our common stock owned by Applebee’s, IHOP, Merger Sub or any subsidiary of Applebee’s or shares held by stockholders who properly demand statutory appraisal rights under Delaware law), will be cancelled and automatically converted into the right to receive an amount in cash equal to $25.50, without interest, less any required withholding taxes.

Each outstanding option to purchase shares of common stock granted under our equity incentive plans, whether vested or unvested, will be cancelled and will entitle the holder to receive a cash payment equal to the excess, if any, of the per share merger consideration over the per share exercise price of the applicable stock option, multiplied by the number of shares subject to the stock option, less any applicable taxes required to be withheld and without interest. Each outstanding stock appreciation right granted under our equity incentive plans, whether vested or unvested, will be cancelled and will entitle the holder to receive a cash payment equal to the excess, if any, of the per share merger consideration over the per share exercise price of the applicable stock appreciation right, multiplied by the number of shares subject to the stock appreciation right, less any applicable taxes required to be withheld and without interest. Each outstanding restricted stock unit granted under our equity incentive plans, whether vested or unvested, will be cancelled and will entitle the holder to receive a cash payment equal to the per share merger consideration multiplied by the number of shares of common stock issuable pursuant to the restricted stock unit, less any applicable taxes required to be withheld and without interest.

Our employee stock purchase plans will terminate upon the earlier of the date the merger closes and the end of the third quarter offering period. Each share of our common stock purchased on the last day of the offering periods will be converted into the right to receive the per share merger consideration.

The Special Meeting

Place, Date and Time of the Special Meeting

The special meeting will be held at          ], on          , 2007, at   a.m. local time.

Purpose (Page 10)

The purpose of the special meeting is for you to consider and vote upon a proposal to adopt the merger agreement and approve the merger and to vote upon any proposal to vote for adjournment of the special meeting for the purpose of soliciting additional proxies because there are insufficient votes at the special meeting to approve the merger proposal.

Record Date and Quorum (Page 10)

The holders of record of Applebee’s common stock as of the close of business on the record date, which was          [ • ], 2007 are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were           shares of Applebee’s common stock outstanding. The holders of a majority of the outstanding shares of our common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. For purposes of determining whether a quorum exists, broker non-votes and abstentions will be counted. You will have one vote at the special meeting for each share of Applebee’s common stock held on the record date.

Required Vote; Abstentions and Broker Non-Votes (Page 10)

Completion of the merger requires adoption of the merger agreement and approval of the merger by the affirmative vote of the holders of a majority of the outstanding shares of Applebee’s common stock that are entitled to vote at the special meeting. Because the required vote is based on the number of shares of Applebee’s common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against adoption of the merger agreement and approval of the merger.

Approval of any proposal to adjourn the meeting requires that the votes cast in favor exceed the votes cast against. Abstentions and broker non-votes will have no effect on this proposal.

Share Ownership of Directors and Executive Officers (Page 56)

As of August 29,2007, our executive officers and directors beneficially owned an aggregate of approximately 9,571,673 shares of Applebee’s common stock (in the form of 7,715,093 shares and stock options (vested or that vest within 60 days) with respect to an additional 1,856,580 shares), representing 12.5% of the total beneficial ownership of Applebee’s common stock and entitling them to exercise approximately 12.5% of the voting power of Applebee’s common stock entitled to vote at the special meeting.

Interests of Applebee’s Directors and Executive Officers in the Merger (Page 34)

When you consider the recommendation of Applebee’s board of directors that you vote for the adoption of the merger agreement and approval of the merger, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	Applebee’s executive officers and directors hold restricted stock, stock options and stock appreciation rights with respect to Applebee’s common stock (with respect to 4,091,212 shares in the aggregate), and the restricted stock will be converted into the right to receive the merger consideration and the options, and stock appreciation rights, whether vested or unvested, will be cancelled at the effective time of the merger and converted into the right to receive the difference between $25.50 and the exercise price, for an aggregate of approximately $26.2 million in cash consideration under the merger agreement;

•	each of our executive officers is a party to change in control agreement or an employment agreement that provides for payment of certain benefits upon termination of employment after a change in control;

•	the merger agreement provides for indemnification and liability insurance arrangements for each of our current and former directors and officers.

Our board of directors was aware of these interests and considered them, among other matters, in making its decisions.

Opinion of Citigroup Global Markets Inc. (Page 27 and Exhibit B)

In connection with the merger, our board of directors received a written opinion, dated July 15, 2007, from Citigroup Global Markets Inc., which we refer to as Citi, as to the fairness, from a financial point of view and as of the date of the opinion, of the $25.50 per share consideration to be received in the merger by holders of our common stock. The full text of Citi’s written opinion is attached to this proxy statement as Exhibit B. Holders of our common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Citi’s opinion was provided to our board of directors in connection with its evaluation of the merger consideration from a financial point of view and does not address any other aspects or implications of the merger. Citi’s opinion does not address Applebee’s underlying business decision to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Applebee’s or the effect of any other transaction in which Applebee’s might engage. Citi’s opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger.

Financing (Page 33)

IHOP estimates the total amount of funds necessary to complete the merger and the related transactions to be approximately $2.3 billion, which includes approximately $1.9 billion to be paid out to our stockholders and holders of other equity based interests in Applebee’s, with the remainder to be applied to refinance our outstanding debt and pay related fees and expenses in connection with the merger, the financing arrangements and the related transactions. These payments are expected to be funded by a combination of preferred equity and debt financing.

IHOP’s debt financing is expected to consist of two separate securitization transactions consisting of an additional issuance of asset-backed notes under the existing IHOP securitization program and the issuance of asset-backed notes under a securitization program to be established for Applebee’s assets.

In connection with the execution and delivery of the merger agreement, IHOP has obtained bridge facility commitments to provide up to $2.139 billion in bridge credit facilities to fund the transaction pending completion of both securitizations. IHOP and Merger Sub have agreed to use reasonable best efforts to arrange the debt financing on the terms and conditions described in the commitments. In addition, IHOP has obtained an aggregate of $168.8 million in equity commitments from MSD Capital, L.P. and Chilton Investment Company, LLC, and their respective affiliates.

IHOP’s bridge facility commitments are subject to the satisfaction of certain customary conditions, including the execution of satisfactory documentation, the consummation of IHOP’s equity financing, receipt of IHOP’s and Applebee’s interim financial statements and other financial information, the satisfaction of the conditions in the merger agreement that are material to the interests of the lenders under the bridge facilities, the accuracy of certain specified representations and warranties, the granting of liens for the benefit of the lenders under the bridge facilities and the obtaining by IHOP of waivers and amendments to the existing IHOP securitization program.

The closing of the merger is not conditioned on the receipt of the financing by IHOP. IHOP, however, is not required to consummate the merger until after the completion of the marketing period, as described in further detail under “The Merger Agreement — Effective Time; The Marketing Period” beginning on page 42.

Limitation on Considering other Takeover Proposals (Page 49)

The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Applebee’s or our subsidiaries. Notwithstanding these restrictions, under certain limited circumstances required for our board to comply with its fiduciary duties, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal.

Conditions to Merger (Page 51)

Completion of the merger is subject to the satisfaction or waiver of a number of conditions, such as:

•	the affirmative vote of the holders of a majority of the outstanding shares of Applebee’s common stock entitled to vote at the special meeting to adopt the merger agreement and approve the merger;

•	since the date of the merger agreement, there has not been, nor would there reasonably be expected to be, a material adverse effect with respect to Applebee’s.

•	there must be no order, injunction or other judgment by any Federal or state court of competent jurisdiction enjoining, making illegal, or otherwise prohibiting the consummation of the merger;

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to in this proxy statement as the “HSR Act”), must have expired or been terminated (early termination was granted effective as of August 23, 2007);

•	the representations and warranties of Applebee’s in the merger agreement (disregarding all qualifications or limitations as to “materiality”, “material adverse effect” and words of similar import) must be true and correct in all respects as of the date of the merger agreement and as of the date the merger closes (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any failures of such representations and warranties (other than with respect to capitalization) to be true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Applebee’s and except that the representations and warranties with respect to Applebee’s capitalization must be true and correct in all material respects; and

•	Applebee’s must have performed or complied with, in all material respects, all obligations under the merger agreement at or prior to the effective time of the merger.

In addition, IHOP is not obligated to complete the merger until the expiration of a 15 consecutive business day “marketing period” throughout which IHOP shall have certain specified financial information of Applebee’s, IHOP’s closing conditions are satisfied and Applebee’s auditors have not withdrawn their audit opinions for any applicable required financial information. We expect the marketing period to begin to run on the third business day after the adoption of the merger agreement by our stockholders.

Termination of the Merger Agreement (Page 52)

We and IHOP may agree in writing to terminate the merger agreement at any time without completing the merger whether before or after the adoption of the merger agreement and approval of the merger by Applebee’s stockholders. Under certain circumstances, prior to the closing of the merger, either we or IHOP may terminate the merger agreement without the consent of the other party.

Termination Fees and Expenses (Page 53)

Under certain circumstances in connection with the termination of the merger agreement, we will be required to pay to IHOP an aggregate termination fee of $60 million.

Specific Performance (Page 54)

The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of merger agreement and to enforce specifically the terms and provisions of the merger agreement in any court of the State of Delaware or any Federal court sitting in the State of Delaware.

Certain Material United States Federal Income Tax Consequences (Page 40)

If you are a U.S. holder of our common stock, receipt of the merger consideration will be a taxable transaction to you for federal income tax purposes. Although your tax consequences will depend on your particular situation, most U.S. holders generally recognize gain or loss measured by the difference, if any, between the cash received in the merger and their adjusted tax basis in their shares of Applebee’s common stock. If you are a non-U.S. holder of our common stock, the merger will generally not be a taxable transaction to you under federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Regulatory Approvals (Page 37)

Other than approval pursuant to the HSR Act, no other material federal or state regulatory approvals are required to be obtained by us, IHOP or Merger Sub in connection with the merger. On August 9, 2007, Applebee’s and IHOP each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission. Under the HSR Act and related rules, the merger may not be completed until the expiration or termination of the statutory waiting period. Early termination was granted effective as of August 23, 2007.

Market Price of Applebee’s Common Stock (Page 55)

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “APPB.” The closing sale price of our common stock on February 12, 2007, which was the last trading day before we announced that our board of directors was exploring strategic alternatives, including a potential sale of Applebee’s, was $24.23 per share. On July 13, 2007, which was the last trading day before we made a public announcement about the merger, the closing price of Applebee’s common stock was $24.38 per share. On          , 2007, which was the last trading day before this proxy statement was finalized, the closing price of Applebee’s common stock was $      per share.

Procedure for Receiving Merger Consideration (Page 43)

Within two business days after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you and the other Applebee’s stockholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Appraisal Rights (Page 37)

Under Delaware law, you are entitled to appraisal rights in connection with the merger. As a result, you will have the right under Delaware law to have the “fair value” of your Applebee’s common shares determined by the Delaware Chancery Court. This right to appraisal is subject to a number of restrictions and procedural requirements. Generally, in order to exercise your appraisal rights, you must:

•	Send a written demand to Applebee’s for appraisal in compliance with the General Corporation Law of the State of Delaware before the vote on the adoption of the merger agreement;

•	Not vote in favor of the adoption of the merger agreement; and

•	Continuously hold your Applebee’s common shares from the date you make the demand for appraisal through the effective date of the merger.

Merely voting against the adoption of the merger agreement will not protect your rights to an appraisal, which requires you to take all the steps provided under Delaware law. Delaware law requirements for exercising appraisal rights are described in further detail in this proxy statement. See “Appraisal Rights” beginning on page 37. In addition, Section 262 of the General Corporation Law of the State of Delaware, which is the section of Delaware law regarding appraisal rights, is reproduced and attached as Exhibit C to this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Applebee’s. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the merger agreement, a copy of which is attached to this proxy statement as Exhibit A.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you were a stockholder of Applebee’s on the record date and are being asked to vote to adopt the merger agreement and approve the merger contemplated by the merger agreement and to vote for any adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the time of the meeting to approve the merger proposal.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of Applebee’s by IHOP under an agreement and plan of merger, dated July 15, 2007, among IHOP, Merger Sub, a wholly-owned subsidiary of IHOP, and Applebee’s. Once the merger agreement has been adopted by Applebee’s stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Applebee’s. Applebee’s will be the surviving corporation in the merger and will become a wholly-owned subsidiary of IHOP, and Applebee’s shares of common stock will not be publicly traded after the merger.

Q:	What will I receive in the merger?

A:	You will be entitled to receive $25.50 in cash, without interest, less any required withholding taxes, for each outstanding share of Applebee’s common stock that you own as of the effective time of the merger.

Q:	How does Applebee’s board of directors recommend that I vote?

A:	Our board of directors, by a vote of nine to five, recommends that our stockholders vote “FOR” the adoption of the merger agreement and approval of the merger and “FOR” any proposal for adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes to approve the merger proposal at the time of the special meeting. For a description of the factors considered by the nine directors who voted for approval of the merger, please see “The Merger—Background of the Merger” and “The Merger—Reasons for the Merger and Recommendation of Our Board of Directors” beginning on page 14 and 26, respectively.

Q:	Was the board vote in favor of the merger unanimous?

A:	No. Our board approved the merger by a nine to five vote. Mr. David Goebel, our chief executive officer, Mr. Steve Lumpkin, our chief financial and strategy officer, Mr. Lloyd Hill, chairman of our Board and our former chief executive officer, Ms. Erline Belton and Mr. Burton Sack voted against approval of the merger. See “The Merger — Background of the Merger” beginning on page 14.

Q:	Have any stockholders already agreed to approve the merger?

A:	No. There are no agreements between the Merger Sub or IHOP and any Applebee’s stockholder in which that stockholder has agreed to vote in favor of adopting the merger agreement and approval of the merger.

Q:	Is the merger contingent upon IHOP obtaining financing?

A:	No. The merger agreement does not have a financing contingency.

Q:	What are the financial interests of Applebee’s directors, officers and employees in the merger?

A:	Our directors and executive officers hold shares of Applebee’s common stock and hold restricted stock, stock options to purchase shares of Applebee’s common stock, stock appreciation rights and rights under our employee stock purchase plans, all of which will be converted in the same manner as the common stock, restricted stock, stock options, stock appreciation rights and rights under our employee stock purchase plans held by other Applebee’s employees. For more information on what our directors and executive officers will receive in the merger, see “Interests of Certain Persons in the Merger”, beginning on page 34. In addition, the merger agreement provides for certain indemnification and insurance arrangements for our current and former directors and officers, and our executive officers could be entitled to severance payments under certain circumstances if their employment with Applebee’s or the surviving corporation ends at or following the merger.

Q:	Will I owe taxes as a result of the merger?

A:	The receipt of cash in exchange for shares of Applebee’s common stock or options to purchase Applebee’s common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. Although your tax consequences will depend on your particular situation, most U.S. holders will recognize a gain or loss equal to the difference between the amount of merger consideration received for their shares and the adjusted tax basis of their shares. See “Material U.S. Federal Income Tax Consequences”, beginning on page 40. You should consult your tax advisor for a complete understanding of the specific tax consequences of the merger to you.

Q:	When do you expect to complete the merger?

A:	We are working toward completing the merger as promptly as practicable. If our stockholders vote to adopt the merger agreement and approve the merger, and the other conditions to the merger are satisfied or waived, then we intend to complete the merger as soon as possible after the special meeting and after the marketing period has expired. The merger agreement provides that the closing will occur at 10:00 a.m., New York time, on the second business day after the later to occur of (1) satisfaction, or to the extent permitted by law, waiver of the closing conditions set forth in the merger agreement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by law, waiver of those conditions) and (2) the date of completion of the bridge marketing period. We expect to complete the merger in the fourth quarter of 2007.

Q:	If I hold restricted stock, stock options, restricted stock units or stock appreciation rights relating to common stock issued by Applebee’s, how will these be treated in the merger?

A:	Holders of restricted stock will receive the merger consideration of $25.50 for each share of restricted stock that they hold, less any applicable withholding taxes and without interest. Our stock options and stock appreciation rights, whether vested or unvested, will be cancelled and holders will receive the excess, if any, of $25.50 per share over the exercise price for each of their options or rights, less any applicable withholding taxes and without interest. Holder of restricted stock units, whether vested or unvested, will receive $25.50 times the number of shares of common stock issuable pursuant to each restricted stock unit, less any applicable withholding taxes and without interest.

Q:	What vote of our stockholders is required to adopt the merger agreement and approve the merger?

A:	Adoption of the merger agreement and approval of the merger requires the affirmative vote of a majority of the shares of Applebee’s common stock that are outstanding and entitled to vote at the special meeting. Because the required vote is based on the number of shares of Applebee’s common stock outstanding and not the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against adoption of the merger agreement. We urge you either to complete, sign and return the enclosed proxy card or to submit your proxy or voting instructions by telephone or Internet to assure the representation of your shares of Applebee’s common stock at the special meeting.

Q:	Will I have appraisal rights in connection with the merger?

A:	Yes. You will have the right under Delaware law to have the “fair value” of your Applebee’s common shares determined by the Delaware Chancery Court. This right to appraisal is subject to a number of restrictions and procedural requirements. Merely voting against the adoption of the merger agreement will not protect your rights to an appraisal, which requires you to take all the steps provided under Delaware law. Delaware law requirements for exercising appraisal rights are described in further detail in this proxy statement. See “Appraisal Rights” beginning on page 37. In addition, Section 262 of the General Corporation Law of the State of Delaware, which is the section of Delaware law regarding appraisal rights, is reproduced and attached as Exhibit C to this proxy statement.

Q:	Should I send in my Applebee’s stock certificates now?

A:	No. You should not send in your Applebee’s stock certificates now. After we complete the merger, you will receive a letter of transmittal and instructions describing how you may exchange your Applebee’s stock certificates for the merger consideration. At that time, you must send in your share certificates or execute an appropriate instrument of transfer of your shares of Applebee’s common stock, as applicable, with your completed letter of transmittal to receive the merger consideration. If you do not hold any physical share certificates, you must execute a properly completed letter of transmittal and arrange to electronically transfer your shares of Applebee’s common stock. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	If my Applebee’s shares are held in “street name” by my broker, will my broker vote my shares for me if I do not give instructions?

A:	If you hold your shares in “street name” through a broker or other nominee, your broker or nominee will not vote your shares unless you provide instructions on how to vote. You should instruct your broker or nominee how to vote your shares by following the directions your broker or nominee will provide to you. If you do not provide instructions to your broker or nominee with respect to the merger proposal, your shares will not be voted and this will have the same effect as a vote against the proposal to adopt the merger agreement and approve the merger. If a quorum is present, but you did not provide instructions to your broker or nominee with respect to the vote on adjournment for the purpose of soliciting additional proxies, your shares will not be voted and this will have no effect on the outcome of the adjournment proposal.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $25.50 per share in cash to be received by our stockholders in the merger. In order to receive the $25.50 per share, you must hold your shares through completion of the merger.

Q:	What should I do now?

A:	This proxy statement contains important information regarding the special meeting, the merger agreement and the merger, as well as information about Applebee’s, IHOP and Merger Sub. It also contains important information about some of the factors our board of directors considered in approving the merger agreement and the merger. We urge you to carefully read this proxy statement, including its exhibits, and to consider how the merger affects you. Then mark, sign, date and promptly mail the enclosed proxy card in the postage paid envelope provided. Should you prefer, you may deliver your voting instructions via telephone or via the Internet in accordance with the instructions on the enclosed proxy card or the voting instructions received from your broker or other nominee that may hold shares of Applebee’s common stock on your behalf. You may also want to review the documents referenced in the section captioned “Where You Can Find More Information” beginning on page 57.

Q:	Can I change my vote?

A:	Yes. You may change your vote at any time before the shares reflected on your proxy are voted at the special meeting. If you own your shares in your name, you can do this in one of three ways. First, you can send a written notice of revocation to our secretary at our principal executive offices. Second, you can either mark, sign, date and return a new proxy card or submit your proxy or voting instructions by telephone or Internet at a later date than your previously submitted proxy. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker, dealer, trustee, bank or other nominee to vote your shares, you must follow the directions received from the broker, dealer, trustee, bank or other nominee to change your instructions.

Q:	Where can I find more information about Applebee’s?

A:	We file certain information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov and at our Investor Relations page on our corporate website at www.applebees.com. Information contained on our website is not part of, or incorporated in, this proxy statement. You can also request copies of these documents from us. See “Where You Can Find More Information” beginning on page 57.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Applebee’s board of directors is soliciting your proxy. Applebee’s will bear the cost of soliciting proxies. In addition to solicitation by mail and, without additional compensation for these services, proxies may be solicited by telephone and facsimile, by mail, on the Internet or in person. We have also retained Innisfree M&A Incorporated (“Innisfree”) to assist us in soliciting proxies. We will pay Innisfree up to $75,000. We will also request that banking institutions, brokerage firms, custodians, directors, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of shares of common stock held of record by such person, and we will, upon request of such record holders, reimburse reasonable forwarding charges and out-of-pocket expenses.

Q:	What if I have additional questions?

A:	If you have questions about the merger agreement, the special meeting or where to send your proxy, or if you would like additional copies of this proxy statement, you should contact our proxy solicitor, Innisfree, at 877-687-1866.

THE SPECIAL MEETING

The Proposal

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by the Applebee’s board of directors for use at a special meeting to be held at          on          , at      a.m. local time. The purpose of the special meeting is for you to consider and vote upon a proposal to adopt the merger agreement and approve the merger of Merger Sub with and into Applebee’s with the result that Applebee’s will become a wholly-owned subsidiary of IHOP, to consider and vote upon any proposal to adjourn the special meeting for the purpose of soliciting additional proxies and to transact any other business that may properly come before the special meeting or any adjournment or postponement thereof. A copy of the merger agreement is attached as Exhibit A to this proxy statement.

Record Date; Stock Entitled to Vote; Quorum

The holders of record of our common stock as of the close of business on          , 2007 which is the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting.

On the record date, there were          shares of our common stock outstanding held by approximately          stockholders of record. The holders of a majority of the outstanding shares of our common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Each holder of our common stock is entitled to one vote per share of our common stock held. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the meeting to solicit additional proxies. If a new record date is set for an adjourned or postponed special meeting, then a new quorum must be established. “Broker non-votes” result when the beneficial owners of shares of common stock do not provide specific voting instructions to their brokers with respect to a particular matter.

Vote Required

Completion of the merger requires adoption of the merger agreement and approval of the merger by the affirmative vote of the holders of a majority of Applebee’s outstanding common stock entitled to vote at the special meeting. Approval of any proposal to adjourn the special meeting for the purpose of soliciting additional proxies requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will have no effect on this proposal.

Each holder of shares of Applebee’s common stock that was outstanding on the record date is entitled to one vote at the special meeting for each share held. Because the required vote with respect to the merger is based on the number of shares of Applebee’s common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions with respect to the merger proposal will have the same effect as voting against adoption of the merger agreement and approval of the merger. Accordingly, in order for your shares of common stock to be included in the vote, you must either have your shares voted by returning the enclosed proxy card or by following voting instructions by telephone or Internet, or you must vote in person at the special meeting.

Our board of directors recommends by a vote of nine to five that you vote FOR the adoption of the merger agreement and the approval of the merger and FOR any proposal to adjourn the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to adopt the merger proposal.

Proxies

Record holders may cause their shares of Applebee’s common stock to be voted using one of the following methods:

•	mark, sign, date and return the enclosed proxy card by mail;

•	submit your proxy or voting instructions by telephone or Internet by following the instructions included with your proxy card; or

•	appear and vote in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, we request that you complete and return a proxy for your shares of Applebee’s common stock as described above as promptly as possible.

If you hold your shares of Applebee’s common stock through a bank, brokerage firm or nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, who can give you directions on how to vote your shares of Applebee’s common stock.

As of August 29, 2007, our executive officers and directors beneficially owned an aggregate of approximately 9,571,673 shares of Applebee’s common stock (in the form of 7,715,093 shares and stock options (vested or that vest within 60 days) with respect to an additional 1,856,580 shares), representing 12.5% of the total beneficial ownership of Applebee’s common stock and entitling them to exercise approximately 12.5% of the voting power of Applebee’s common stock entitled to vote at the special meeting. The five directors who voted against approval of the merger, who beneficially own an aggregate of 3,851,740 (5.0%) shares of our common stock (including 819,870 stock options vested or that vest within 60 days) have informed the company that they intend to vote all of their shares which are entitled to vote at the meeting against the merger.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact our proxy solicitor, Innisfree at 877-687-1866.

Revocation

If you submit a proxy, your shares will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your shares of Applebee’s common stock will be voted “FOR” the adoption of the merger agreement and approval of the merger, “FOR” the proposal to vote for adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to approve the merger proposal and “FOR” the authorization of the proxies to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:

•	by delivering a written revocation dated after the date of the proxy that the proxy is being revoked to the Secretary of Applebee’s at Applebee’s International, Inc., 4551 W. 107th Street, Overland Park, Kansas 66207;

•	by delivering to the Secretary of Applebee’s a later-dated, duly executed proxy or by submitting your proxy or voting instructions by telephone or Internet at a date after the date of the previously submitted proxy relating to the same shares; or

•	by attending the special meeting and voting in person by ballot.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you hold your shares of Applebee’s common stock in street name, you may revoke or change a previously given proxy by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of the shares.

Solicitation of Proxies

Applebee’s will pay the costs of soliciting proxies for the special meeting. In addition, our officers and directors and employees may solicit proxies by telephone, e-mail, telegram or personal interview for no additional compensation. We will also request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. We have engaged Innisfree to solicit proxies and distribute materials to brokerage houses, banks, custodians, nominees and fiduciaries for a fee not to exceed $75,000. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation materials to stockholders.

Adjournments and Postponements; Other Business

Adjournments may be made for the purpose of, among other things, soliciting additional proxies because there are insufficient votes at the time the meeting to adopt the merger agreement. Such adjournment to solicit additional votes requires that holders of more of Applebee’s common stock vote in favor of adjournment than vote against adjournment without further notice other than by an announcement made at the special meeting of the date, time and place at which the meeting will be reconvened. If no instructions are indicated on your proxy card, your shares of our common stock will be voted “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the adjourned special meeting. We do not currently intend to seek an adjournment of the special meeting.

We do not expect that any matter other than Proposals 1 and 2 will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “should,” “plan,” “intend,” “project” and similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•	the satisfaction of the conditions to consummation of the merger, including the adoption of the merger agreement by our stockholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a $60 million termination fee to IHOP;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	the risk that we may be subject to litigation in connection with the merger;

•	risks related to diverting management’s attention from our ongoing business operations; and

•	other risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2006. See “Where You Can Find More Information” on page 57.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

PROPOSAL 1 — ADOPTION OF THE MERGER AGREEMENT

THE MERGER

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Exhibit A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The Parties to the Merger

Applebee’s

Applebee’s International, Inc. is a Delaware corporation that develops, franchises and operates restaurants in the bar and grill segment of the casual dining industry under the name “Applebee’s Neighborhood Grill & Bar”®. With 1,950 Applebee’s restaurants in operation as of August 26, 2007 (1,441 franchised and 509 company owned), Applebee’s is the largest casual dining concept in the world in terms of the number of restaurants and market share.

IHOP

IHOP Corp. is a Delaware corporation. The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years. IHOP restaurants are franchised and operated by Glendale, California-based IHOP Corp. As of June 30, 2007, the end of IHOP’s second quarter, there were 1,319 IHOP restaurants in 49 states, Canada, Mexico and the U.S. Virgin Islands. IHOP Corp. common stock is listed and traded on the NYSE under the symbol “IHP”.

Merger Sub

Merger Sub is a Delaware corporation and was organized solely for the purpose of effecting the proposed transaction. Merger Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the proposed transaction. Merger Sub is wholly-owned by IHOP. If the transaction is consummated, Merger Sub would cease to exist after it merges with Applebee’s.

Structure of the Transaction

The proposed transaction is a merger of Merger Sub with and into Applebee’s, with Applebee’s surviving the merger as a wholly-owned subsidiary of IHOP. The following will occur in connection with the merger:

•	Each share of our common stock issued and outstanding immediately before the effective time of the merger (other than those shares owned by IHOP or Merger Sub, shares owned by us or any of our subsidiaries; and shares held by stockholders who properly demand statutory appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $25.50 per share in cash, without interest;

•	All shares so converted will, by virtue of the merger and without any action on the part of the holder, be automatically cancelled and will cease to exist, and each certificate formerly representing any of the common shares will thereafter represent only the right to receive the per share merger consideration, without interest;

•	Each share of common stock owned by IHOP or Merger Sub or owned by us or any of our subsidiaries, will automatically be cancelled and cease to exist, without payment of any consideration;

•	Each common share of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into one common share, par value $0.01 per share, of the surviving corporation;

•	Holders of restricted stock will receive the per share merger consideration for each share of restricted stock they hold, less any applicable taxes required to be withheld and without interest;

•	Each outstanding option to purchase common stock under our equity incentive plans, whether vested or unvested, will be cancelled and will entitle the holder to receive a cash payment equal to the excess, if any, of the per share merger consideration over the per share exercise price of the applicable stock option, multiplied by the number of shares subject to the stock option, less any applicable taxes required to be withheld and without interest;

•	Each stock appreciation right granted pursuant to our equity incentive plans, whether vested or unvested, will be cancelled and will entitle the holder to receive a cash payment equal to the excess, if any, of the per share merger consideration over the per share exercise price of the applicable stock appreciation right, multiplied by the number of shares of common stock subject to such stock appreciation right, less any applicable taxes required to be withheld and without interest;

•	Each restricted stock unit granted pursuant to our equity incentive plans, whether vested or unvested, will be cancelled and will entitle the holder to receive a cash payment equal to the per share merger consideration multiplied by the number of shares issuable pursuant to such restricted stock unit, less any applicable taxes required to be withheld and without interest;

•	Our stockholders will no longer have any interest in, and will no longer be stockholders of, Applebee’s, and will not participate in any of our future earnings or growth;

•	Our employee stock purchase plans will terminate upon the earlier of the date the merger closes and the end of the third quarter offering periods, and each share of our common stock purchased on the last day of the offering periods will be converted into the right to receive the per share merger consideration, less any applicable taxes required to be withheld and without interest;

•	Our common stock will no longer be listed on the Nasdaq Global Select Market and price quotations with respect to our common stock in the public market will no longer be available; and

•	The registration of our common stock under the Exchange Act will be terminated.

Background of the Merger

Beginning in August 2004 and continuing through 2005, we saw evidence of weakening trends in the casual dining segment as well as our results, including weaker same-store sales and negative traffic trends. For example, same-store sales at company restaurants, which had increased by more than 4.5 percent for six consecutive quarters through the second quarter of 2004, were up only 1.1 percent and guest traffic at our company owned stores was flat in the third quarter of 2004. Same-store sales increased 0.1 percent and guest traffic at our company owned stores declined by 1.0 to 1.5 percent in the fourth quarter of 2004, and same-store sales increased 0.3 percent and guest traffic at our company owned stores declined by 0.5 to 1.0 percent in the first quarter of 2005. The magnitude of traffic declines accelerated markedly beginning in June 2005 with guest traffic at our company owned stores declining by more than 4.5 percent in the last half of 2005, and the streak of 31 consecutive quarters of system-wide same-store sales growth ended in the second quarter of 2006. Because of these developments, in the summer of 2005, we began a focused effort to analyze the macro-economic and company and system specific causes of our weaker results. Our 2006 business plan focused on operational changes, like menu improvements, in an effort to improve the key drivers of earnings growth: unit growth, same-store sales growth, improving restaurant margins, and controlling general and administrative costs. Our management and Board monitored these performance measures closely through the early part of 2006, but despite our efforts, our sales and traffic continued to weaken and, as a result, our restaurant margins were lower than expected. For instance, while system-wide comparable sales increased 4.8 percent for fiscal year 2004, including a 3.8 percent increase for company restaurants, system-wide comparable sales increased 1.8 percent for fiscal year 2005, including a 0.9 percent decline for company restaurants. Further deterioration was seen in fiscal year 2006 as system-wide comparable sales decreased 0.6 percent, including a 1.0 percent decline for company restaurants. Comparable guest traffic in company owned restaurants in fiscal year 2005 and fiscal year 2006 declined 3.0 percent and 3.5 percent, respectively, after increasing during the prior several years.

In the summer of 2006, our Board became increasingly concerned about the adverse conditions in the casual dining segment, our operating results and our depressed stock price, and directed management to work with a financial advisor to conduct a review of our operating results, balance sheet, cash flows and growth prospects in order to consider alternative ways to enhance stockholder value, including the attractiveness of a stock buyback program at the then-current trading prices of our stock. Applebee’s retained Banc of America Securities LLC (“Banc of America Securities”) to act as its financial advisor in connection with this project. Prior to this time, Banc of America Securities had reviewed with the Board a variety of capital structure alternatives, including dividend policy and share repurchases. From this initial work, we announced on October 26, 2005, a 233 percent increase in our annual dividend to $0.20 per share.

On July 27, 2006, representatives of Breeden Partners L.P. (“Breeden Partners”) informed us that they had acquired approximately 3 million shares of our common stock.

In early August, 2006, Mr. Lumpkin met with two financial sponsors at an introductory meeting arranged by Banc of America Securities to gauge their knowledge and views on the restaurant industry and their history of doing transactions in our industry. A third introductory meeting with a financial sponsor, also arranged by Banc of America Securities, was held with Mr. Lumpkin, Mr. Goebel and Mr. Hill (at the time in his capacity as CEO).

Our Board held its annual strategic retreat on August 23-25, 2006. The retreat focused on the competitive and consumer issues in the casual dining restaurant segment, macro-economic issues facing the restaurant industry, management’s operating plan and budgets, our ability to add significant amounts of debt and ways to use debt proceeds and/or future cash flow to enhance returns to our stockholders. Management and Banc of America Securities also briefed the Board on stockholder activism and M&A activity in the restaurant group. In addition, management reviewed with the full Board the August meetings with financial sponsors and what was learned in those meetings about the individual firms and how they approached investing in the restaurant industry. Further, Banc of America Securities reviewed with the Board at the August strategic retreat an overview of the industry as well as preliminary financial analysis using different metrics based on management’s then five-year projections and discussed strategic alternatives to enhance stockholder value. The strategic alternatives discussion focused on two potential alternatives: (1) a leveraged recapitalization involving an expanded share repurchase program that would involve increasing the total debt to EBITDA leverage ratio to approximately three times and (2) a confidential market test for a possible sale of the company. It did not focus on or include an analysis of a plan to refranchise our company owned stores. Following this, the Board decided it needed a detailed plan from management addressing the macro-economic and industry specific issues facing Applebee’s before it could thoughtfully evaluate value enhancing alternatives, and asked management to provide such a plan prior to the next board meeting.

Our stock price increased from $17.29 on August 1, 2006 to $22.39 on October 9 even though our performance measures had not significantly improved. The result of this price increase was that the attractiveness of significantly increasing our stock buyback program diminished.

Mr. Goebel, Mr. Lumpkin and other members of management met with representatives of Breeden Partners on September 20, 2006 to exchange perspectives. During this meeting, representatives of Breeden Partners recommended, among other things, that we sell nearly half of our owned stores to franchisees, increase our leverage and aggressively buy back our stock. On October 10, 2006, Breeden Partners filed a Statement on Schedule 13D disclosing ownership of 5.24% of our common stock and recommending that we take certain steps to enhance stockholder returns by, among other things, refranchising a substantial number of our owned restaurants, significantly reducing capital expenditures and increasing cash returned to our stockholders.

Throughout the Autumn of 2006, management and the Board continued to consider potential changes in our business operations and, with the assistance of Banc of America Securities, the feasibility of an increase in our debt levels to a range of two to three times EBITDA in order to fund a leveraged recapitalization. On November 10, 2006, at a special Board meeting in Chicago, management presented a three-year strategic plan for restaging the Applebee’s brand with a goal of returning to and exceeding our historic levels of operating and financial performance. In addition, Banc of America Securities updated their prior industry and company reviews and discussed with the Board a potential share repurchase program of not less than $200 million, a potential increase of our readily-available financing and the possibility of pursuing a highly confidential market test for a possible sale of the company. Following this, we announced on November 14, 2006 that we had increased our share repurchase authority to a total of $250 million and planned to implement a new revolving credit facility. Later that month, on November 27, 2006, we reported that system wide domestic comparable sales decreased 3.1 percent and that guest traffic at our company owned stores declined by 3.0 to 3.5 percent for the four-week period ended November 19, 2006, and on December 20, 2006, we announced the implementation of a new $400 million credit facility.

On December 11, 2006, in accordance with our bylaws, Breeden Partners delivered a formal notice of its intention to nominate four candidates for election to our Board at our 2007 Annual Meeting.

On December 16, 2006, a teleconference meeting of all the non-management members of the Board of Directors was held to discuss our 2007 outlook and available alternatives. At this meeting, some of these directors noted the company’s stock price and its relationship to their view of the company’s intrinsic value. This led to a discussion of various strategic alternatives for the company and resulted in a preliminary decision to embark on a strategic review led solely by non-management directors that would consider these alternatives, including (1) a modest recapitalization of our company involving a modest increase in our debt and return of cash to our stockholders, (2) a significant recapitalization involving a significant level of debt and return of cash to our stockholders and (3) a sale of the entire company.

Based on the discussions described above between management and private equity financial sponsors and following discussions with Banc of America Securities, the Board and senior management expected that most potential acquirers of our company would be financial sponsors that might wish to offer management an opportunity to participate in the buying group. In light of the potential conflict of interest such a transaction might create, the Board determined also that the process for evaluating strategic alternatives should be conducted by non-management directors.

On December 19, 2006, the Board unanimously formed a strategy committee (the “Committee”), and Messrs. Curran, Hansen, Helms, Sack and Volkema were chosen as its members. The Committee was vested with the power and authority to conduct an in-depth review of the desirability and feasibility of certain potential transactions. The Committee also was authorized to retain, at our expense, financial, legal and other advisors, consultants or experts as the Committee determined would be necessary or appropriate to assist the Committee. Due to the potential impact of a proxy fight on the Committee’s strategic review, the Committee also monitored our response to the Breeden Partners’ announced plans for a proxy contest.

On December 21, 2006, an organizational meeting of the Committee was held by teleconference. At this meeting the Committee selected the law firm of Cravath, Swaine & Moore, LLP (“Cravath”) as its independent counsel, also decided it would benefit from receiving advice from Blackwell Sanders Peper Martin LLP (“Blackwell Sanders”), the company’s long time outside counsel, and discussed the criteria for selecting a financial advisor. In this regard, the Committee determined to interview several investment banking firms. The Committee selected Messrs. Helms and Hansen to serve as its co-chairmen and determined that the co-chairmen would keep management apprised of the Committee’s activities as appropriate. The Committee discussed the potential for conflicts of interest if we were to pursue a transaction in which members of management might participate with a buyout group. Messrs. Helms and Hansen discussed with senior management these potential conflicts of interest in a sale and directed management not to communicate with any potential buyer on their own behalf or to solicit interest from potential buyers without the Committee’s express permission. Management acknowledged that they would follow this direction.

On January 16, 2007, the Committee completed its interviews of investment banking firms and selected Citigroup Global Markets Inc. (“Citi”) as its independent financial advisor, subject to negotiation of an acceptable fee. Banc of America Securities continued to serve as financial advisor to Applebee’s. The Committee believed this allocation of responsibility would give the Committee access to independent financial advice from an investment banking firm that did not have a history of working closely with management (which might be perceived as raising a conflict if management were to become part of a buyout group) while maintaining access to the experience Banc of America Securities had developed from its prior work for the company, including its periodic reviews of the market with the company and the Board, and its expertise in the casual dining sector. Further, the Committee determined that the process for a sale of the company may require the delivery to potential bidders of a financing commitment, commonly referred to as a “stapled commitment”. This allocation of responsibility enabled us to request that Banc of America Securities provide a stapled commitment without potential conflict, which was a concern for the Committee. In addition, the Committee instructed both investment banks to work together in assisting Applebee’s in its preparation of the necessary materials related to the evaluation process and in contacting potential acquirers. In particular, the Committee informed both investment banks that (1) Banc of America Securities’ principal role would be to assist the company, jointly with Citi, in preparing marketing materials and making contacts and interfacing with certain potential bidders on behalf of Applebee’s and (2) in addition to sharing the roles assigned to Banc of America Securities, Citi would have the primary role in assisting with the negotiation of any bids made by potential acquirers and in assisting with the evaluation of those bids and other alternatives and in evaluating the fairness, from a financial point of view, of the consideration proposed for any transaction. Throughout the remainder of this month, Citi and Banc of America Securities coordinated with the company in gathering and reviewing operational and financial data.

On January 30, 2007, the Committee met with members of management, Banc of America Securities, Citi, Cravath and Blackwell Sanders to review and discuss our various operating and financial strategic alternatives. Also at this meeting, the Committee, following discussions with Citi and Banc of America Securities, determined that it should develop more fully and compare the potential values available to stockholders from either a possible sale of our company or a significant revision of our business plan and capital structure, including incurring significantly higher levels of debt and selling a substantial portion of our owned stores to franchisees. We refer to the second of these alternatives as the “standalone plan”. In that connection, the Committee instructed Citi and Banc of America Securities to pursue an active solicitation of interest in a purchase of Applebee’s and directed management, working with the financial advisors, to complete work on the standalone plan.

After this meeting our management directors proposed to the Chairmen of the Committee that instead of a broad solicitation of potential buyers at that time, management should be permitted to organize a management led buyout group that would enter into a definitive acquisition agreement, with a post-signing active solicitation of alternative buyers through a so-called go-shop period of approximately 45 days. Management pledged its full cooperation in providing due diligence and access to management as well as offering to continue as management if its bid was not ultimately successful. The next day, the Committee, after discussing this request with its advisors, unanimously decided to reject this proposal because of its potential to create conflicts of interest, the difficulty of assuring other potential purchasers of a level playing field in the sale process and its belief that a comprehensive auction process would provide greater access to a greater number of qualified private equity firms, thereby increasing the likelihood of more favorable terms, including a better price, than the process proposed by management.

On February 13, 2007, we publicly disclosed the formation of the Committee and the ongoing consideration of strategic alternatives for the company, including a possible sale.

During the next several weeks and in accordance with the Committee’s instructions, Citi and Banc of America Securities contacted 35 potential purchasers of Applebee’s. The list of potential purchasers included other companies in the restaurant business and sponsors of leveraged buyout transactions. Twenty-six potential purchasers executed a confidentiality agreement and received an offering memorandum with non-public information during the week of March 18, 2007. Potential purchasers were asked to submit preliminary indications of interest on April 12, 2007.

Throughout February, March and April 2007, our advisors and management updated the Committee and our Board on the progress of the sale process and the development of the standalone plan. With respect to the standalone plan, the Committee, after discussions with the entire Board at a regularly scheduled Board meeting, directed management to include a sale of a significantly greater number of our company owned restaurants than favored by management and increased leverage in our capital structure significantly beyond the level favored by management. In addition, the Committee and the full Board met several times to discuss the status of Breeden Partners’ proxy contest. Because decisions about the direction of the strategic review process and the response to Breeden Partners’ activities were becoming more interconnected, the Board agreed the Committee should take a more active role in the conduct of the proxy contest, including evaluating whether a settlement with Breeden Partners should be pursued. During March, members of the Committee and Mr. Goebel met with Breeden Partners to negotiate a possible settlement, but those negotiations were not successful.

In analyzing the financing for the standalone plan or a sale of the company, the Committee determined that a stapled commitment involving a whole company securitization had the potential to yield higher value to stockholders than the more customary senior secured/high yield financing commitment. This view was based in part on the Committee’s understanding that (1) whole company securitization enables suitable companies to raise debt at a reduced cost, by isolating the company’s assets and associated revenues into special purpose entities to obtain investment grade ratings from ratings agencies, and bond insurance from monoline insurers and (2) the market for AAA rated asset backed securitization financings is more liquid and less volatile than the markets for customary senior secured/high yield financings, thereby providing greater certainty of completion. The Committee therefore directed management to work with financing sources, other than Citi so as not to create any conflict with respect to its role as financial advisor to the Committee, that would provide a whole company securitization stapled commitment. Based on the analysis of a whole company securitization for Applebee’s which management had conducted with Lehman Brothers Inc. (“Lehman”) since August of 2006, the Committee determined that Lehman had unique capabilities in structuring whole company securitization financings, as demonstrated by its successful completion of several of those transactions in our industry. We subsequently began working with Lehman and Banc of America Securities to deliver a whole company securitization stapled commitment to potential bidders. Although Lehman was directed to analyze and structure a securitization in the context of a sale of our company, we also anticipated that this financing structure could be adapted to be used as part of a standalone plan.

On April 14, 2007, Citi and Banc of America Securities informed the Committee that we received four preliminary indications of interest in purchasing our company. Citi reported that these indications of interest had indicative per share prices ranging from $26.50 to $30.50. IHOP’s indication of interest included a price range of $28 to $29 per share. Our per share market price at the close of business on April 12, the date the indications of interest were presented, was $25.03. Five other potential bidders asked for additional time to submit an indication of interest but, despite being given additional time, did not do so. Some of these potential bidders had indicated to Citi that a primary reason for their withdrawal from the process was an inability to reach a valuation of our company at a premium to (or in some cases even equal to) the then current trading prices of our shares.

The Chairmen of the Committee updated the non-management directors who were not members of the Committee about these developments by telephone on April 16.

As is typical, these indications of interest were non-binding and contained numerous conditions, including due diligence conditions. The Committee discussed these price ranges, the capability of the bidders to pursue a transaction and the valuation implied by the bids. After reviewing the initial indications of interest with Citi’s assistance, the Committee decided to allow these four bidders, including IHOP, to continue to the next phase of the sale process which involved more detailed due diligence, including access to a data room and participation in multi-day management presentations. Subsequently, on May 2, 2007, we reported that system-wide domestic comparable sales decreased 4.0 percent and guest traffic at our company owned stores declined 5.0 to 5.5 percent for the first quarter of 2007. We had previously reported that system-wide domestic comparable sales and guest traffic at our company owned stores had declined 5.8 percent and 8.0 percent, respectively, in January and 4.0 percent and 5.5 to 6.0 percent, respectively, in February; thus the May 2nd release reported a sequential improvement in results for March and April as system-wide domestic comparable sales declined 2.7 percent and 0.7 percent, respectively, and guest traffic at our company owned stores for the same periods declined 2.5 to 3.0 percent and 2.0 to 2.5 percent, respectively.

By mid April, our Board concluded following discussions with its advisors that a number of potential bidders for Applebee’s might become reluctant to continue expending significant effort on due diligence, in part, because of uncertainty that the Breeden Partners proxy fight created as to who would be representing our interests in any future negotiations. This conclusion was driven in large part by the fact that at that point in time the contemplated deadline for final submission of bids was shortly before the date of Applebee’s annual meeting, at which some or all of Breeden Partners’ nominees might be elected to the Board and replace certain members of our Board who were on the Committee. In light of the concerns about a potential adverse impact on the sale process, the need for our management team to devote time to the proxy contest and the fact that the Committee had already begun working with our management on many of the business initiatives being advocated by Breeden Partners, a majority of our Board endorsed a renewed effort by the Committee to settle the proxy contest and the Committee initiated renewed discussions with Breeden Partners. On April 25, 2007, we reached an agreement with Breeden Partners that ended its proxy contest and added Richard Breeden and Laurence Harris to our Board of Directors and also added Mr. Breeden as a member of the Committee. This agreement was publicly disclosed the morning of April 26. This same day, we provided publicly an update on the activities of the Committee, including entering into a second round of detailed due diligence discussions with parties that submitted indications of interest and a concurrent evaluation of a recapitalization alternative. The closing stock price on April 25, 2007 was $25.84.

During April and May, all four remaining potential bidders continued their due diligence activities. In addition, all four received a draft merger agreement and were asked to submit final, definitive offers, including a proposed contract, by June 11. In response to an inquiry about how management should react if a private equity buyer sought to induce management to continue to serve as management with an equity participation, the Committee reiterated that management was not permitted to have any discussions with potential buyers about their personal interests until they were released to do so by the Committee. No financial sponsor ever asked the Committee or its advisors for permission to speak with members of management about participating in a buyout. We formally engaged Lehman for its role in obtaining a whole company securitization financing on May 21, 2007. Lehman was not retained as a financial advisor by us or the Committee. On May 30, we reported that system-wide domestic comparable sales declined 2.1 percent and guest traffic at our company owned stores declined 3.0 to 3.5 percent for our May period illustrating a reversal of improvements noted in April.

In meetings held May 29 and June 6, 2007, the Committee focused on the standalone plan developed by management, which remained preliminary at this time because (1) the Committee, while having settled on the amount of refranchising, was still considering, within relatively small ranges, the extent of leverage and the size of the dividend that they thought would be appropriate and (2) significant difference of opinion between the Committee and management as to the appropriate extent of refranchising, increased debt levels and reductions in general and administrative expenses. The Committee discussed various debt levels for a leveraged recapitalization, possible cuts in our general and administrative expenses and potential effects of significantly increased leverage and cost cutting on our business, and directed management to continue work on a more aggressive plan.

In accordance with the Committee’s directive and subsequent to the June 6 meeting, management delivered a standalone plan that contemplated refranchising of company owned stores to get to a 5 percent ownership of the Applebee’s system over a 24-36 month period, increasing adjusted debt levels to 5.0 to 5.6 times EBITDAR (which could yield a one-time dividend of $13 to 15 per share) and significantly reducing our general and administrative expenses. Management was subsequently directed by the Committee to reduce the time to refranchise the company’s stores to 18 months or less and to increase the adjusted debt leverage assumptions to a range of 6 to 7 times EBITDAR in order to yield a larger dividend.

On June 11, 2007, Citi informed the Committee by telephone that no bidder had submitted a definitive offer prior to our deadline. Two of the remaining bidders had decided to drop out of the sale process entirely. The other remaining bidder besides IHOP, a consortium of a financial sponsor and a significant franchisee of our restaurants that we call “Bidder B”, had submitted a letter stating it had concluded changes in the company’s operating model would be critical to the success of any investment, that it was unable to make a proposal because it had not yet been able to evaluate the refranchising and general and administrative expense reduction plan recently developed by management, and needed a meeting with management to discuss the changes reflected in that plan. Bidder B indicated that its preferred alternative was to continue working with us on an exclusive basis toward a cash purchase of the company at a price that approximated our market price, which on June 11 was $25.19. Bidder B’s interest was subject to satisfactory resolution of its business due diligence and financing discussions, which it stated would be completed within a few days. Bidder B also indicated that as an alternative it would be willing to consider (1) making a significant minority equity investment in us as part of a recapitalization at price and terms described as “customary” and “consistent with prevailing market levels” or (2) buying up to all of the Applebee’s restaurants owned by us for a value of approximately five times the adjusted EBITDA of these stores, which was described as the midpoint of the range articulated by management. Bidder B did not provide any assurance of financing and expressed a need for further study of the proposed securitization. To our knowledge, Bidder B had not been working actively with Lehman on a whole company securitization.

IHOP had not yet submitted a proposal, but had informed Citi it was planning to do so. Later that night IHOP submitted a non-binding proposal letter with a price of $27.00 per share. IHOP indicated it would finance its bid through a combination of an Applebee’s whole company securitization structured by Lehman, borrowings raised on IHOP’s existing balance sheet and new equity capital privately placed by IHOP for which term sheets were provided. This financing did not require approval of IHOP’s stockholders. This indication of interest was lower than IHOP’s initial indication of interest of $28 to $29 per share. IHOP’s proposal was further subject to detailed financing term sheets from Lehman regarding a whole company securitization that were acceptable to IHOP and not materially different from the draft term sheets previously supplied to IHOP, appropriate time and necessary access to our management and records to complete confirmatory due diligence, and permission to speak to certain of our franchisees. Orally, IHOP indicated its willingness to proceed was conditioned upon our agreeing to negotiate exclusively with IHOP for an unspecified but limited period of time.

The Committee met with its legal and financial advisors on June 15. After discussion, the Committee concluded that IHOP’s proposal was more attractive than Bidder B’s and should be pursued, but that work on the standalone plan should continue as well. In response to a question as to whether management would recommend that the Board accept an offer from IHOP of $27.50 per share over the standalone plan, they stated that they would because of its relatively greater degree of certainty as compared to the standalone plan, primarily due to the challenges associated with the accelerated timetable for refranchising to 5% ownership of the system, the significantly higher level of debt contemplated by the final standalone plan directed by the Committee, and the accelerated reductions in general and administrative expenses.

Subsequently, at the direction of the Committee, Citi informed IHOP that the Committee encouraged IHOP to raise its offer to at least $28 per share and informed Bidder B that it would need to enhance its proposal significantly before it would be attractive to the Committee. Bidder B chose not to revise its offer and ceased conducting due diligence or pursuing financing and did not thereafter engage in any substantive discussions regarding a bid. IHOP verbally presented a revised offer of $27.50 per share, and based on this revised offer, we entered into an exclusivity agreement with IHOP on June 19, 2007 that expired by its terms on July 4, 2007. The exclusivity agreement would terminate immediately, by its terms, if IHOP reduced their bid from $27.50 and was signed only after satisfactory discussions between Cravath and counsel for IHOP about the Committee’s expectations for limited closing conditions in any definitive agreement. We did not inform Bidder B or any other party that had participated in the sale process of this exclusivity agreement.

At the June 15 meeting, the Committee also received a detailed presentation from Lehman regarding a securitization financing program that would be available either to IHOP in a sale of the company or to the company in a standalone recapitalization. Lehman advised the Committee that all aspects of the preparation process were substantially complete and that a securitization term sheet for a securitization relating to the sale of our company had been approved by the rating agencies and by the monoline bond insurers. Lehman also noted that market dynamics as of June 15 were favorable for a successful securitization financing. The securitization envisioned at that time was based on a sale of the company with new equity being invested and relied only on revenues generated by Applebee’s business operations. Lehman informed the Committee that virtually all of their work on the securitization prior to June 15 related to a sale of the company alternative. Based on concerns that a simultaneous offering of a whole company securitization for financing of the merger and the standalone plan would create confusion with the rating agencies, the monoline bond insurers and the securitization market as a whole, Lehman was directed to pursue and finalize only the former at that time. In addition, Lehman noted that because the IHOP merger included additional equity contributions, the market would accept greater leverage for the IHOP merger than the standalone plan. However, at that time Lehman indicated that they did not envision substantial delay or difficulty in converting the whole company securitization to finance the merger into financing for the standalone plan, but Lehman did indicate that certain elements of the securitization relating to the standalone plan would need to be reviewed by the rating agencies and monoline insurers prior to their approval. In particular, these parties would need to review a different set of projections than had been reviewed in connection with the securitization for the IHOP merger and different from the projections relating to a standalone plan initially provided by the Company, which did not contemplate a refranchising of our company owned stores. The Committee believed that focusing on the securitization financing for the merger would enable the financing for the standalone plan to be finalized within a few weeks if the standalone plan became the preferred alternative and instructed Lehman to continue working with IHOP on its acquisition financing.

During the remainder of June and the first weeks of July, we continued to negotiate a possible transaction with IHOP and to work on refining the standalone plan and completing a securitized financing. The exclusivity agreement with IHOP expired, as scheduled, on July 4, 2007. IHOP did not request an extension. No other potential purchasers approached us during the exclusivity period or after it expired. We did not approach any other potential purchasers after the exclusivity period expired. The Committee met several times during this period, principally to monitor work on the standalone plan and related financing.

The Chairmen of the Committee updated the other directors about the status of the strategic review process during telephonic meetings on June 16 and June 26.

On July 6, the Committee met with its financial and legal advisors, management and Banc of America Securities to review the financial and cash flow analysis relating to the standalone plan that would be presented to the entire Board as an alternative to a sale to IHOP. The Committee determined that further refinements would be required regarding the assumptions underlying the standalone plan and asked the two advisors to assist management in refining the standalone plan. Based on its understanding at that time that securitization financing would likely be available to us in connection with the standalone plan within a few weeks, the Committee voted by majority vote to recommend that any recapitalization include a special cash dividend of a least $16 per share (2 members voted for a dividend of $15 rather than $16).

On July 9, Citi and IHOP’s financial advisor discussed, among other things, certain matters relating to IHOP’s due diligence results, including IHOP’s discussions with some of our franchisees. IHOP’s financial advisor indicated that these due diligence results had not been satisfactory, and from this discussion, Citi recognized that it was likely that IHOP would be reducing their per share offer price from $27.50 and that such reduction could be as low as $25.00. IHOP, however, made no definitive proposal regarding a purchase price reduction at that time. During the course of this conversation and subsequent conversations during the week of July 9, Citi informed IHOP’s financial advisor, based on instructions from the chairmen of the Committee, that (1) any reduction, particularly a significant reduction, would be difficult for the Committee to accept and would make pursuing the standalone plan more attractive, (2) we were working diligently to be prepared to announce a standalone plan with a significant dividend as early as the following week and (3) the Committee was scheduled to meet on July 13 and the full Board was scheduled to meet on July 15 to finalize either a standalone plan or the IHOP merger. Separately, Cravath and Blackwell also substantially completed negotiation of a merger agreement with IHOP except for a handful of open items, including price.

On July 11, management held a conference call with representatives of Lehman to confirm that the whole company securitization financing available to the company under the standalone plan was, in Lehman’s view, going to support debt leverage levels in the 6.0-6.5 times adjusted EBITDAR range. Management was informed by Lehman that, while the credit markets were becoming more difficult and more volatile due to worsening subprime credit concerns as well as the lack of liquidity for a number of recent LBO financings, the whole company securitization form of financing was holding up in the marketplace. Lehman indicated that they had been devoting their efforts to the IHOP financing and that if we were to use the securitization for our standalone plan, it would take two to three weeks to obtain approval from the ratings agencies and monoline bond insurers for a securitization for a standalone plan and to negotiate a binding bridge commitment facility, followed by some 90 days or more of additional work with rating agencies and bond insurers to complete the financing.

On July 13, shortly after the meeting of the Committee began, IHOP definitively informed Citi that IHOP would reduce its proposed acquisition price to $25.50, a level it described as “final”. During the meeting, the

Committee discussed what action to take in response to IHOP’s lowered offer. The Committee then reviewed the standalone plan in a discussion led by Citi. The Committee also reviewed with Citi the revised IHOP offer, based on (1) a price of $25 because IHOP had not specified its actual proposed price of $25.50 in advance of the meeting, and (2) the company’s recent operating performance. The Committee noted that IHOP’s revised bid was closer to the possible value indicated in Bidder B’s June 11 letter, but also noted that Bidder’s B’s June 11 letter was not a definitive offer and that as of June 11 Bidder B had neither completed its due diligence or delivered a financing commitment with its letter. Citi noted that Bidder B had not performed due diligence in several weeks and would therefore need additional time to prepare a definitive, financed proposal and that the due diligence issues identified by IHOP’s advisor may also cause Bidder B to reduce its valuation. After considering the foregoing as well as Cravath’s description of the Board’s right to consider superior proposals in the merger agreement that had been negotiated with IHOP’s counsel, the Committee decided not to resolicit Bidder B. After discussion, the Committee instructed Citi to respond to IHOP with a counter-offer of $26.75 and to state that a $26.75 transaction would be recommended unanimously by the Committee. IHOP did not communicate further about the price of its offer on July 13 or July 14.

Our full Board met on July 15 with representatives of Cravath, Blackwell, Citi and management to address the proposed IHOP merger and the standalone plan. Shortly before the Board meeting began, IHOP’s financial advisor advised Citi that IHOP was unwilling to raise its offer from $25.50 and that this offer was final.

Our Board meeting began with an update from Citi and a presentation by Cravath on certain matters related to Delaware law. Citi then described the history of the negotiations with IHOP in more detail and Cravath summarized the terms of the proposed merger agreement with IHOP.

Citi provided the Board with an overview of the standalone plan prepared at the direction of the Committee, which reflected the following elements:

•	a large borrowing through a whole company securitization, similar to IHOP’s financing proposal, of $1.4 to $1.5 billion;

•	a special dividend of approximately $16 per share in four to six weeks, using a bridge financing, as the whole company securitization described above would take several months to complete;

•	selling approximately 425 owned stores to franchisees over a period of 18 to 24 months, resulting in approximately 95% of the system’s stores being operated under franchise arrangements;

•	reducing our general and administrative costs over time by approximately $52 million, principally through headcount reductions, to reflect, among other things, this refranchising; and

•	continuing to own the underlying real estate of our stores but retaining the flexibility to sell this real estate at attractive values and leasing it back.

Citi outlined the potential financial and cash flow impact of the standalone plan using various illustrative scenarios. In the July 15 overview, Citi illustrated a means of analyzing the standalone plan using pro forma 2007 EBITDA of $182.4 million and a multiple range to 8.0x to 10.0x, which generated an indicative range for the standalone plan of $19.08 to $23.87 per share. This discussion was not intended as a valuation of the standalone plan. Instead, it was intended to illustrate how an analyst covering our company might analyze an announcement of the standalone plan. Citi also pointed out that the near term trading prices of our shares after a large special cash dividend could be volatile and were impossible to predict. This illustrative discussion was similar to preliminary discussions with the Committee on July 6, 2007, except that the pro forma EBITDA of $182.4 million was based on estimated EBITDA for 2007 that was supported by management, rather than a projected EBITDA for 2009 of $200 to $210 million, discussed on July 6. Because the 2007 EBITDA estimate was more certain than a 2009 EBITDA estimate, it was determined that it would potentially be more representative of how an analyst covering our company might analyze the standalone plan. This resulted in a lower indicative per share range of $19.08 to $23.87 (revised from $24.25 to $27.50 discussed on July 6). In addition, the range of EBITDA multiples was widened from 9.0x to 10.0x to 8.0x to 10.0x to correlate more closely with the trading multiples of selected companies in our industry.

Citi also noted that if the Board rejected IHOP’s bid it would be desirable to announce promptly the standalone plan. In particular, Citi expressed its view that a public commitment to a specified large cash dividend and an aggressive refranchising plan could mitigate the risk of a significant market price reduction in our stock upon an announcement that we had terminated efforts to sell our company.

Following this discussion, a representative of Lehman updated the Board on the potential securitization financing. Lehman’s presentation contained two pages that provided updated and more negative information than the June 15 presentation to the Committee and the July 11 call with management on the same subject. In particular, Lehman noted that a combination of, among other things, (1) heightened sensitivity by the ratings agencies and monoline bond insurers to enterprise valuation, reflected by ratios of enterprise value to EBITDA, in light of these deteriorating market dynamics, and that the enterprise valuation under the standalone plan alternative would likely be significantly lower than under the sale of the company alternative, (2) significant recent volatility in the interest rate and credit market, punctuated by a significant increasing of treasury yields and widening credit spreads resulting from the downgrade of the subprime market and the building difficulties in the high yield/LBO credit markets and (3) the need to review with ratings agencies and monoline bond insurers the updated standalone plan, which would take two to three weeks, made the amount and terms of the securitization we could obtain in connection with the standalone plan much less certain than on June 15. Lehman advised the Board that it was firmly committed to financing an IHOP transaction but noted that due to recent adverse developments in the debt markets, the terms of the IHOP financing had become more expensive for IHOP. In addition, Lehman informed the Board that IHOP had determined it was necessary to rely on cash generated by IHOP’s existing operations in addition to our credit in order to obtain a commitment satisfactory to IHOP. Furthermore, Lehman told our Board that because of the foregoing it was no longer confident we could successfully obtain the amount of a securitized indebtedness that had been anticipated at the time the Committee voted to recommended a recapitalization that included a $16 per share special dividend in the event that the standalone alternative was selected. In particular, Lehman noted that in the event our stock price fell into the low $20 range following an announcement that we had terminated efforts to sell our company, our capacity to raise securitized debt could be significantly reduced because of the adverse change in the equity value to loan amount ratio in the financing, and that prior to completing a two to three week analysis with ratings agencies and monoline insurers, Lehman could not predict any specific result for either stockholders or for us from the securitization.

Following this, the Board received an update from Cravath on the status of the other elements of IHOP’s financing and a potential recapitalization. Citi then reviewed with the Board the efforts undertaken on behalf of the Committee with respect to a potential sale of our company, focusing on the efforts (1) to identify potential buyers and (2) to negotiate with IHOP. Citi reviewed its financial analysis of the consideration proposed by IHOP with the Board and stated that it was prepared to render an oral opinion, which it formally provided later in the meeting and confirmed by delivery of a written opinion dated July 15, 2007, to the effect that, as of that date and based on and subject to the matters described in its opinion, the $25.50 per share merger consideration was fair, from a financial point of view, to the holders of our common stock. Citi was asked to make this presentation to the entire Board because it had been the sole financial advisor to the Committee in evaluating the indications of interest and proposals we had received and in the conduct of the negotiations with IHOP.

The management directors then presented their view that the final standalone plan, including a refranchising program targeting 95% of the system and based on a $1.4-$1.5 billion recapitalization, was preferable to the IHOP offer in the long term. Mr. Goebel and Mr. Lumpkin stated that, as directors, they would vote to reject the IHOP proposal due to their belief that the price was not fair to stockholders in comparison to the higher value they believed would be produced by the standalone plan. They also stated that they were committed to implementing the standalone plan and that they believed the financing and other execution risks inherent in it could be overcome. The management directors also asserted that the credibility of the negative views presented by Lehman was suspect in view of the change in those views and the fact that Lehman would receive a larger total fee in the near term from a combined Applebee’s and IHOP securitization. The management directors currently maintain the view, although not expressed by them until subsequent to the July 15 board meeting, that further negotiations should have been conducted with IHOP to increase the amount of their bid and that the projected EBITDA used in the sensitized discounted cash flow analysis performed by Citi in its financial analysis was too low. As described in “The Merger — Opinion of Citigroup Global Markets Inc.”, Citi applied certain sensitivities to take into account the difference between our projected same-store sales and our trailing three-year average same-store sales. The base case discounted cash flow analysis utilized management same-store estimates without any sensitivities.

As it completed its work, the Committee had anticipated it would make a formal recommendation regarding the IHOP transaction and the standalone plan. However, at its July 13 meeting, the Committee was not able to do so because of uncertainty about a number of relevant factors, including the price IHOP would agree to pay after receiving the Committee’s counter offer and the level of commitment management would make to a standalone plan that had more refranchising and leverage than management had recommended. Rather than delaying the meeting of the entire Board for another Committee meeting on July 15, the Committee did not make a formal recommendation and the Committee Chairmen instead led an open and thorough discussion and analysis of the IHOP transaction and the standalone plan with the entire Board. As noted below, five of the six members of the Committee voted in favor of the IHOP merger.

The Board discussed all of this information in detail, both as a full Board and in an executive session excluding management directors and our Chairman and former chief executive officer, Mr. Hill. These discussions centered on:

•	the price offered by IHOP, including its relationship to the then current market price, the market price prior to the announcement of the sale process and the market price prior to some of our peers announcing recapitalizations in August, 2006, which is the time we believe our market price was effected by transactional expectations;

•	the fact that only one definitive offer was received after a comprehensive publicly announced sale process and no other potential purchasers had continued to express interest in an acquisition of Applebee’s;

•	Citi’s opinion to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the $25.50 per share consideration to be received in the merger by holders of Applebee’s common stock;

•	the extent to which trading prices for our stock reflected a higher price to earnings multiple and equity value to EBITDA multiple than many of our casual dining peers, despite similar or worse fundamental performance by us, due to expectations of a sale or a significant recapitalization involving a large payment of cash to our stockholders;

•	the fact that the proposed merger agreement with IHOP contained very few conditions, providing a reasonable degree of certainty of closing if our stockholders vote to approve the transaction;

•	the fact that the merger agreement with IHOP provided for a termination right, subject to certain conditions and payment of a termination fee, in the event a superior proposal was received;

•	the preference of management and some of our directors for the standalone plan over a sale at $25.50 per share and their view that the standalone plan would generate greater value for stockholders even in light of Lehman’s latest views on the availability of financing;

•	the risks related to the standalone plan, including the risks associated with obtaining debt on favorable terms or at all, particularly in light of Lehman’s presentation regarding debt markets, the vulnerability of our business to factors beyond our control, including gasoline prices, the lack of operating flexibility that would be caused by a substantial increase in our debt levels and the difficulty in executing a refranchising program on a rapid timetable;

•	the fact that Lehman was working with IHOP on its financing and would receive a significant fee if the IHOP financing proceeded;

•	our potentially being unable to announce a large cash dividend in the near future due to uncertainty about our ability to finance a special cash distribution;

•	whether a short delay in the vote would provide us with more definitive information about the standalone plan, including the extent to which financing would be available to fund a special dividend;

•	the challenges in revitalizing our business in light of deteriorating sales and customer traffic at our stores and whether the casual dining sector would improve or continue to deteriorate;

•	the significant and novel challenges to our management created by the standalone plan; and

•	whether continuing negotiations with IHOP would lead to a higher price.

During these discussions, Mr. Sack, Mr. Hill and Ms. Belton stated that they would join Mr. Goebel and Mr. Lumpkin in voting against the merger with IHOP for the reasons articulated by management and for the reasons noted below. These directors indicated that they would oppose the merger because they had confidence in our management’s ability to execute the standalone plan. These directors noted their belief that the execution risks in the standalone plan could be overcome, that the casual dining business would improve, and that superior value could be returned for stockholders in the long-term (which these directors accepted was an undefined period) by remaining independent. These directors also noted their belief that despite the adverse conditions in the debt markets noted by Lehman, we could still announce a special dividend in connection with the standalone plan in the immediate future. We have been informed by these directors that they presently intend to vote their shares against the IHOP transaction. For a description of the number of shares owned by our directors and management, see “Security Ownership of Management and Certain Beneficial Owners”.

A majority of our Board, however, concluded that even though management firmly believed a financial analysis of the standalone plan showed it had the potential to produce greater long term value if successfully executed on a timely basis, when this potential was properly adjusted for risk, the more certain value offered by the IHOP bid was a better alternative for our stockholders. The Board noted that the value of the standalone plan consisted of (1) a specified dollar value to be distributed by dividend to stockholders and (2) the unspecified value of the remaining equity following such dividend. Because of the unspecified value of this remaining equity value, the Board further noted that there could be no guarantee, even if the standalone plan was fully successful, of how long such a plan would take to return improved value to stockholders, and that there was a significant risk the plan would not be fully successful. In particular, the Board noted adverse market trends, some of which were caused by factors beyond our control, the long-term decline we had experienced in same-store sales and customer traffic, the fact that over the past year management had lowered its projected results for years after 2007 due to continued challenges to our business, the shortfall in sales for the first six months of 2007, the difficulty in completing a rapid sale of 425 stores to franchisees and, notwithstanding the Board’s confidence in management, the fact that management would be addressing numerous challenges it had not faced in the past in an environment of pressure from increased leverage. The Board considered our experience in 1997 to 1999, when a franchisee owning 279 Applebee’s stores took 16 months to divest their restaurants. The Board also noted, as described above, that the Committee and the Board had conducted a publicly announced, comprehensive sale process of our company, and that only one definitive offer was received as a result of that process. Moreover, the Board believed that Lehman’s revised views and the tightening of the credit markets cast considerable doubt on our ability to execute the more definitive, near-term component of the standalone plan. In particular, the Board noted that the risk on our ability to borrow sufficient funds to complete the recapitalization contemplated by the standalone plan would not allow us to announce a special dividend in the range of $15 to $16 per share in the immediate future. The Board also believed that this risk was exacerbated by its view that our stock price likely would react highly negatively to an announcement that we had terminated our sale process if we did not concurrently announce a standalone plan with a dividend in this range.

Mr. Sack moved to table the vote on the IHOP merger for further analysis of the financing component of the standalone plan. The motion did not carry. A majority of our Board decided that it had sufficient information to evaluate the attractiveness of the IHOP bid and the standalone plan, that the matter was ready for a decision and that a delay might put the IHOP transaction at risk. Mr. Sack then recommended that before the Board accepted IHOP’s proposal it should continue negotiations and predicted that IHOP would raise its price if it believed the Board was going to reject the proposal. The Board then discussed this recommendation. Several directors noted that (1) IHOP had refused to increase its bid, despite several attempts to get them to do so, (2) there was risk that IHOP might withdraw its proposal if it were not accepted promptly, (3) no other definitive proposal had been made to acquire the company, and (4) the fact that the proposed merger agreement permitted the Board to pursue any superior proposal that might emerge after announcement of an IHOP transaction, subject to payment of a $60 million termination fee and IHOP’s right to match such a proposal. Citi also expressed its view, when asked to do so, that IHOP would likely not accept a counter-proposal unless we expressed to IHOP that we would “walk away” from the negotiations. In light of the foregoing, a majority of the directors concluded that the IHOP proposal should be voted on at that time.

After taking into account all of the considerations described above, the Board approved by a majority vote of nine to five the merger with IHOP at $25.50 per share and recommended that our stockholders adopt the merger agreement with IHOP. Ms. Boswell, Mr. Breeden, Mr. Conant, Mr. Curran, Mr. Hansen, Mr. Harris, Mr. Helms, Mr. Rebolledo and Mr. Volkema voted in favor of approving the merger with IHOP. Our chairman and former chief executive officer, Mr. Hill, our current chief executive officer, Mr. Goebel, our current chief financial and strategy officer, Mr. Lumpkin, Ms. Belton and Mr. Sack voted against approving the merger with IHOP, for the reasons set forth above.

The merger agreement was then finalized, and executed during the night of July 15, 2007, as disclosed in our Current Report of Form 8-K, filed with the SEC on July 18, 2007, which contained a copy of the executed merger agreement.

Reasons for the Merger and Recommendation of Our Board of Directors

The board of directors of Applebee’s determined by a majority vote that the merger and the merger agreement are advisable and are fair to, and in the best interest of, Applebee’s and its stockholders and that the consideration to be paid for each share of Applebee’s common stock in connection with the merger is fair to Applebee’s stockholders. Applebee’s board of directors recommends that Applebee’s stockholders vote FOR the adoption of the merger agreement.

In evaluating the merger, the members of the board of directors consulted with management and legal and financial advisors and considered a number of factors concerning the merger and the stand-alone plan that are discussed in detail under “Background of the Merger”.

The reasons for recommending the Merger and the potential benefits of the Merger over the stand-alone plan included the factors discussed below:

•	the price offered by IHOP represented a premium to the then current market price, the market price prior to the announcement of the sale process and the market price prior to some of our peers announcing recapitalizations in August, 2006, which is the time we believe our market price was effected by transactional expectations;

•	the fact that only one definitive offer was received after a comprehensive publicly announced sale process and no other potential purchasers had continued to express interest in an acquisition of Applebee’s;

•	Citi’s opinion to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the $25.50 per share consideration to be received in the merger by holders of Applebee’s common stock;

•	the extent to which trading prices for our stock reflected a higher price to earnings multiple and equity value to EBITDA multiple than many of our casual dining peers, despite similar or worse fundamental performance by us, due to expectations of a sale or a significant recapitalization involving a large payment of cash to our stockholders;

•	the fact that the proposed merger agreement with IHOP contained very few conditions, providing a reasonable degree of certainty of closing if our stockholders vote to approve the transaction;

•	the fact that the merger agreement with IHOP provided for a termination right, subject to certain conditions and payment of a termination fee, in the event a superior proposal was received;

•	the risks related to the standalone plan, including the risks associated with obtaining debt on favorable terms or at all, particularly in light of Lehman’s presentation regarding debt markets, the vulnerability of our business to factors beyond our control, including gasoline prices, the lack of operating flexibility that would be caused by a substantial increase in our debt levels and the difficulty in executing a refranchising program on a rapid timetable;

•	our potentially being unable to announce a large cash dividend in the near future due to uncertainty about our ability to finance a special cash distribution;

•	the challenges in revitalizing our business in light of deteriorating sales and customer traffic at our stores and whether the casual dining sector would improve or continue to deteriorate;

•	the significant and novel challenges to our management created by the standalone plan; and

•	the other terms and conditions of the merger agreement and the fact that the merger agreement was the product of arms’ length negotiations between representatives of IHOP and representatives of Applebee’s.

The members of the board of directors also considered and balanced against the foregoing factors a number of risks and other countervailing factors concerning the merger, including those described below:

•	the preference of management and some of our directors for the standalone plan over a sale at $25.50 per share and their view that the standalone plan would generate greater value for stockholders even in light of Lehman’s latest views on the availability of financing, as described in more detail under “The Merger — Background of the Merger”, including their belief that (1) the execution risks in the stand-alone plan could be overcome, (2) the casual dining business would improve, (3) superior value could be returned for stockholders in the long-term (which these directors accepted was an undefined period) by remaining independent, (4) despite adverse conditions in the debt market noted by Lehman, Applebee’s could still announce a special dividend in connection with the stand-alone plan in the immediate future, and (5) the confidence in our management’s ability to execute the stand-alone plan expressed by members of the board; and

•	the risk that the merger might not be completed as a result of the failure of the closing conditions to be satisfied or waived.

The foregoing discussion and the discussion under “The Merger — Background of the Merger” of the factors considered by the board of directors are not intended to be exhaustive, but rather include the material factors considered by the board of directors. The board of directors did not assign relative weights to the above factors or the other factors considered by them. In addition, the board of directors did not reach any specific conclusion on each factor considered, but, with the assistance of management and their advisors, conducted an overall review of these factors. Individual members of the board of directors may have given different weights to different factors.

Opinion of Citigroup Global Markets Inc.

Applebee’s has retained Citi to act as financial advisor to the Committee in connection with the merger. In connection with this engagement, the Committee requested that Citi evaluate the fairness, from a financial point of view, of the consideration to be received in the merger by holders of Applebee’s common stock. On July 15, 2007, at a meeting of Applebee’s board of directors held to evaluate the merger, Citi rendered to Applebee’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated July 15, 2007, to the effect that, as of that date and based on and subject to the matters described in its opinion, the $25.50 per share merger consideration was fair, from a financial point of view, to the holders of Applebee’s common stock.

The full text of Citi’s written opinion, dated July 15, 2007, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Exhibit B and is incorporated into this proxy statement by reference. Citi’s opinion was provided to Applebee’s board of directors in connection with its evaluation of the per share merger consideration from a financial point of view. Citi’s opinion does not address any other aspects or implications of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger.

In arriving at its opinion, Citi:

•	reviewed the merger agreement;

•	held discussions with certain senior officers, directors and other representatives and advisors of Applebee’s and certain senior officers and other representatives and advisors of IHOP concerning the business, operations and prospects of Applebee’s;

•	examined certain publicly available business and financial information relating to Applebee’s;

•	examined certain financial forecasts and other information and data relating to Applebee’s under alternative business scenarios and certain sensitivities which were provided to or otherwise discussed with Citi by Applebee’s management;

•	reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things: current and historical market prices and trading volumes of Applebee’s common stock, historical and projected earnings and other operating data of Applebee’s and capitalization and financial condition of Applebee’s;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Applebee’s;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the merger; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without assuming any responsibility for independent verification, on the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and on the assurances of Applebee’s management that it was not aware of any relevant information that was omitted or remained undisclosed to Citi. With respect to financial forecasts and other information and data (including sensitivities) relating to Applebee’s provided to or otherwise reviewed by or discussed with Citi, Citi was advised by Applebee’s management, and Citi assumed, with the consent of Applebee’s, that the forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of Applebee’s management as to the future financial performance of Applebee’s under the alternative business scenarios and sensitivities reflected in such forecasts and estimates. Citi assumed, with the consent of Applebee’s, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Applebee’s or the merger.

Citi did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Applebee’s, and Citi did not make any physical inspection of the properties or assets of Applebee’s. In connection with Citi’s engagement and at the direction of the Committee, Citi was requested to approach, and held discussions with, third parties to solicit indications of interest in the possible acquisition of Applebee’s. Citi’s opinion does not address any terms or other aspects or implications of the merger (other than the $25.50 per share merger consideration to the extent expressly specified in the opinion). Citi expressed no view as to, and its opinion does not address, the underlying business decision of Applebee’s to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Applebee’s or the effect of any other transaction in which Applebee’s might engage. Citi’s opinion was necessarily based on information available to Citi, and financial, stock market and other conditions and circumstances existing and disclosed to Citi, as of the date of its opinion. Except as described above, Applebee’s imposed no other instructions or limitations on Citi with respect to the investigations made or procedures followed by Citi in rendering its opinion.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Applebee’s. No company, business or transaction used in those analyses as a comparison is identical or directly comparable to Applebee’s or the merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the merger was determined through negotiations between Applebee’s and IHOP and the decision to enter into the merger was solely that of Applebee’s board of directors. Citi’s opinion was only one of many factors considered by Applebee’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Applebee’s board of directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses presented to Applebee’s board of directors in connection with Citi’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citi’s financial analyses.

Selected Publicly Traded Companies Analysis.

Citi reviewed financial and stock market information of Applebee’s and 15 selected publicly held companies, three of which are in the casual dining industry, two of which are in the family dining industry and 10 of which are in the quick service and fast-casual restaurant industry. Citi reviewed, among other things, equity values of the selected companies based on closing stock prices on July 12, 2007 as a multiple of calendar year 2007 estimated earnings per share, commonly referred to as EPS. Citi also reviewed enterprise values of the selected companies, calculated as fully diluted equity value based on closing stock prices on July 12, 2007, plus total debt and minority interests, less investments in unconsolidated affiliates, cash and marketable securities, as a multiple of calendar year 2007 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. These selected companies and multiples were as follows (data which was not publicly available as of July 12, 2007 has been designated as “NM”):

	Closing Stock		Enterprise Value as
	Prices as Multiple		Multiple of
Casual Dining	of CY2007E EPS		CY2007E EBITDA

• Darden Restaurants, Inc.	15.1	x	8.7	x
• Brinker International, Inc.	16.0	x	6.9	x
• Ruby Tuesday, Inc.	14.3	x	6.9	x

	Closing Stock		Enterprise Value as
	Prices as Multiple		Multiple of
Family Dining	of CY2007E EPS		CY2007E EBITDA

• CBRL Group, Inc.	15.1	x	7.5	x
• IHOP	21.4	x	11.9	x

	Closing Stock		Enterprise Value as
	Prices as Multiple		Multiple of
Quick Service and Fast Casual	of CY2007E EPS		CY2007E EBITDA

• McDonald’s Corporation	19.0	x	10.8	x
• Yum! Brands, Inc.	21.0	x	11.1	x
• Tim Hortons Inc.	21.7	x	12.0	x
• Burger King Holdings, Inc.	22.2	x	10.8	x
• Wendy’s International, Inc.	33.0	x	12.2	x
• Domino’s Pizza, Inc.	15.8	x	12.1	x
• Jack in the Box Inc.	19.3	x	8.9	x
• Sonic Corp.	21.8	x	11.2	x
• CKE Restaurants, Inc.	23.0	x	8.9	x
• Papa John’s International, Inc.	18.1	x	NM

Citi then applied a range of selected multiples of calendar year 2007 estimated EPS and EBITDA derived from the selected companies to Applebee’s calendar year 2007 EPS and EBITDA (after stock-based compensation expense in the case of EBITDA), respectively. Estimated financial data of the selected companies were based on research analysts’ mean consensus estimates as compiled by Reuters, public filings and other publicly available information. Estimated financial data of Applebee’s were based on internal estimates of Applebee’s management. This analysis indicated the following implied per share equity reference ranges for Applebee’s, as compared to the per share merger consideration:

Implied per Share Equity
Reference Ranges for Applebee’s Based on:		Per Share Merger
2007E EPS	2007E EBITDA	Consideration

$18.52 - $22.22	$18.27 - $23.97	$25.50

Citi noted that the per share merger consideration of $25.50 implied a calendar year 2007 estimated EPS multiple for Applebee’s of 20.7x (based on internal estimates of the management of Applebee’s) and 21.6x (based on research analysts’ mean consensus estimates for Applebee’s as compiled by Reuters). Citi further noted that the per share merger consideration of $25.50 implied a calendar year 2007 estimated EBITDA multiple for Applebee’s of 9.5x (based on internal estimates of Applebee’s management, after stock-based compensation expense).

Selected Precedent Transactions Analysis.

Using publicly available information, Citi reviewed 10 selected transactions in the casual dining and quick service restaurant industry. Citi reviewed transaction values, calculated as the purchase price paid for the target company’s equity, plus debt, less cash, in the following as a multiple of latest 12 months EBITDA. These transactions and multiples were as follows (data for which information was not publicly available at the time of announcement of the relevant transaction has been designated as “NA”):

Announcement
Date	Acquiror	Target	LTM EBITDA

• 05/21/07	• Bain Capital Partners, LLC and Catterton Management Company, LLC	• OSI Restaurant Partners, Inc.	8.7	x
• 12/07/06	• Seminole Tribe of Florida	• Hard Rock Café International, Inc.	NA
• 11/01/06	• Bruckmann, Rosser, Sherrill & Co. Inc, Canyon Capital Advisors LLC and Black Canyon Capital LLC	• Logan’s Roadhouse, Inc.	9.3	x
• 08/18/06	• Lone Star Fund V (U.S.), L.P.	• Lone Star Steakhouse & Saloon, Inc.	13.1	x
• 07/25/06	• Buffets Holdings, Inc.	• Ryan’s Restaurant Group, Inc.	9.8	x
• 12/12/05	• Thomas H. Lee Partners, The Carlyle Group and Bain Capital Partners, LLC	• Dunkin’ Brands, Inc.	12.9	x
• 05/31/05	• Triarc Companies, Inc. (Arby’s)	• RTM Restaurant Group, Inc.	NA
• 07/25/02	• TPG Partners V, L.P.- led Investor Group	• Burger King Corporation	5.3	x
• 06/05/00	• Caxton-Iseman Capital Inc.	• Buffets Inc.	4.7	x
• 12/18/98	• Bain Capital, Inc.	• Domino’s Pizza, Inc.	8.2	x

Citi then applied a range of selected multiples of latest 12 months EBITDA derived from the selected transactions to Applebee’s latest 12 months (as of April 1, 2007) EBITDA, before stock-based compensation expense. Financial data for the selected transactions were based on public filings and publicly available financial information at the time of announcement of the relevant transaction. Financial data for Applebee’s were based on internal estimates of Applebee’s management. This analysis indicated the following implied per share equity reference range for Applebee’s, as compared to the per share merger consideration:

Implied Per Share Equity	Per Share Merger
Reference Range for Applebee’s	Consideration

$22.47 - $28.29	$25.50

Citi noted that the per share merger consideration of $25.50 implied a latest 12 months (as of April 1, 2007) EBITDA multiple for Applebee’s of 9.0x (based on internal estimates of Applebee’s management, before stock-based compensation expense).

Discounted Cash Flow Analysis.

Citi performed a discounted cash flow analysis of Applebee’s to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Applebee’s could generate for the last quarter of fiscal year 2007 through the full fiscal year 2011, based on internal estimates of Applebee’s management under two cases reflecting alternative business scenarios. One case, which we refer to as the no refranchising case, was based on Applebee’s current franchising structure, and the second case, which we refer to as the refranchising case, assumed that Applebee’s would sell a substantial portion of Applebee’s company-operated facilities to new or existing franchisees and halt development of new company-operated facilities. Citi also evaluated these two cases after applying certain sensitivities to take into account the difference between Applebee’s projected same store sales performance as reflected under these two cases and Applebee’s trailing three-year average same store sales performance. Estimated terminal values for Applebee’s were calculated by applying a range of perpetuity growth rates of 1.5% to 2.5% to Applebee’s fiscal year 2011 estimated free cash flows. The cash flows and terminal values were then discounted to present value as of September 30, 2007 using discount rates ranging from 8.5% to 9.5%. This analysis indicated the following implied per share equity reference ranges for Applebee’s based on the no refranchising case and the refranchising case, both before and after giving effect to certain sensitivities, as compared to the per share merger consideration:

Implied Per Share Equity
Reference Ranges for Applebee’s Based on:
	No Refranchising		Refranchising	Per Share Merger
No Refranchising	(Sensitized)	Refranchising	(Sensitized)	Consideration

$23.35 - $30.98	$16.25 - $21.53	$24.16 - $30.96	$20.64 - $26.55	$25.50

Miscellaneous.

Under the terms of Citi’s engagement, Applebee’s has agreed to pay Citi for its financial advisory services in connection with the merger an aggregate fee of approximately $8 million, a portion of which was payable in connection with the delivery of its opinion and a significant portion of which is contingent upon consummation of the merger. Applebee’s also has agreed to reimburse Citi for reasonable travel and other expenses incurred by Citi in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citi and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Citi and its affiliates in the past have provided, currently are providing and in the future may provide services to Applebee’s unrelated to the proposed merger, for which services Citi and its affiliates have received, and expect to receive, compensation, including, among other things, having acted or acting as syndication agent for, and/or a lender under, credit facilities of certain franchisees of Applebee’s, borrowings under which, with respect to certain such facilities, are partially guaranteed by Applebee’s. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Applebee’s and IHOP for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Applebee’s, IHOP and their respective affiliates.

The Committee selected Citi to act as its financial advisor in connection with the merger based on Citi’s reputation and experience. Citi is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Certain Projected Financial Data

We do not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, except for periodic guidance that we provided in connection with the release of our quarterly results of operations prior to the beginning of the strategic review process described under “The Merger — Background of the Merger.” In connection with performing its financial analysis, Citi requested financial projections for fiscal years 2007 through 2011. These projections were not prepared in the same manner or process in which we would prepare projections for budgeting or other planning purposes. The projections provided to Citi were prepared using the same methodology as the projections delivered to potential bidders with the delivery of a confidential information memorandum during the week of March 18, 2007 as described under “The Merger — Background of the Merger.” However, the projections provided to Citi, which are set forth below, were updated to reflect actual results through May 2007.

The projections set forth below do not reflect any of the effects of the merger or other changes, including any refranchising of our company owned restaurants, that may in the future be appropriate concerning our assets, business, operations, properties, policies, corporate structure, capitalization and management in light of the circumstances then existing.

These projections were not prepared with the view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither our registered public accounting firm auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in these projections nor have they expressed any opinion or given any form of assurance on this information or its achievability.

In preparing these projections, numerous assumptions were made, many of which are beyond our control and may prove not to have been, or may no longer be, necessarily reflective of actual future results. Except as otherwise indicated, this information does not reflect changes in general business and economic conditions since the date such projections were prepared or any other transaction that has occurred since the date of preparation, or that may occur in the future and that we did not anticipate at the time we prepared this information.

Accordingly, this information is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below, and you should not regard our including these projections in this proxy statement as a representation that such projections will in fact be achieved.

THE PROJECTIONS SET FORTH BELOW ARE NOT GUARANTEES OF PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. FUTURE FINANCIAL RESULTS AND STOCKHOLDER VALUE OF OUR COMPANY MAY DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR BASED ON THESE PROJECTIONS. MANY OF THE FACTORS THAT WILL DETERMINE FUTURE RESULTS AND VALUES ARE BEYOND OUR ABILITY TO CONTROL OR PREDICT.

Projections
(dollar amounts in millions)

	2007	2008	2009	2010	2011

System-Wide Sales	$4,744.3	$5,023.7	$5,327.8	$5,656.8	$6,000.2
Total Operating Revenue	$1,324.0	$1,371.1	$1,434.8	$1,507.5	$1,582.4
EBITDA (after stock comp)	$220.9	$229.6	$252.9	$271.7	$295.7
EBIT	$142.2	$152.4	$171.9	$187.3	$207.8

Financing

IHOP estimates the total amount of funds necessary to complete the merger and the related transactions to be approximately $2.3 billion, which includes approximately $1.9 billion to be paid out to our stockholders and holders of other equity based interests in Applebee’s, with the remainder to be applied to refinance our outstanding debt and pay related fees and expenses in connection with the merger, the financing arrangements and the related transactions. These payments are expected to be funded by a combination of preferred equity and debt financing.

IHOP’s debt financing is expected to consist of two separate securitization transactions consisting of an additional issuance of asset-backed notes under the existing IHOP securitization program and the issuance of asset-backed notes under a securitization program to be established for Applebee’s assets.

In connection with the execution and delivery of the merger agreement, IHOP has obtained bridge facility commitments to provide up to $2.139 billion in bridge credit facilities to fund the transaction pending completion of both securitizations. IHOP and Merger Sub have agreed to use reasonable best efforts to arrange the debt financing on the terms and conditions described in the commitments. In addition, IHOP has obtained an aggregate of $168.8 million in equity commitments from MSD Capital, L.P. and Chilton Investment Company, LLC, and their respective affiliates.

IHOP’s bridge facility commitments are subject to the satisfaction of certain customary conditions, including the execution of satisfactory documentation, the consummation of IHOP’s equity financing, receipt of IHOP’s and Applebee’s interim financial statements and other financial information, the satisfaction of the conditions in the merger agreement that are material to the interests of the lenders under the bridge facilities, the accuracy of certain specified representations and warranties, the granting of liens for the benefit of the lenders under the bridge facilities and the obtaining by IHOP of waivers and amendments to the existing IHOP securitization program.

The closing of the merger is not conditioned on the receipt of the financing by IHOP. IHOP, however, is not required to consummate the merger until after the completion of the marketing period, as described in further detail under “The Merger Agreement — Effective Time; The Marketing Period” beginning on page 42.

Delisting and Deregistration of Applebee’s Common Stock

If the merger is completed, our common stock will be delisted from the Nasdaq Global Select Market and deregistered under the Securities Exchange Act of 1934, and we will no longer file periodic reports with the SEC.

Litigation Concerning the Merger

On July 26, 2007, the New Jersey Building Laborers Pension and Annuity Funds filed a class action complaint in the Court of Chancery of the State of Delaware for New Castle County against Applebee’s International, Inc., its directors, and IHOP Corporation. The complaint alleges that the proposed transaction with IHOP is unfair to Applebee’s stockholders. The complaint seeks to enjoin the transaction and seeks monetary damages. On August 20, 2007, IHOP filed a motion to dismiss plaintiff’s complaint. A hearing for that motion has not been set. The time for the other defendants to respond to the complaint has not yet run.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Applebee’s Restricted Stock, Stock Options, Stock Appreciation Rights and Restricted Stock Units

As of August 29, 2007, an aggregate of 395,887 shares of restricted stock and 3,695,325 shares of our common stock subject to stock options and stock appreciation rights were held by our directors and executive officers under our equity incentive plans. None of our directors or executive officers held restricted stock units as of such date.

Holders of restricted stock will receive the per share merger consideration of $25.50 for each share of restricted stock that they hold, without interest and less any required withholding taxes. All outstanding options and stock appreciation rights will be cancelled at the effective time of the merger. Each holder of options or stock appreciation rights, whether vested or unvested, will have the right to receive, as soon as practicable after the effective time of the merger, with respect to each option or stock appreciation right he or she holds, a cash payment, without interest (less any required withholdings) equal to the product of (1) the excess, if any, of $25.50 over the applicable exercise price per share of the option or stock appreciation and (2) the number of shares of common stock of Applebee’s issuable upon exercise of the option or subject to the stock appreciation right.

The following table summarizes the restricted stock and vested and unvested options and stock appreciation rights held by each of our directors and executive officers as of August 29, 2007, and the consideration (calculated prior to any reduction for any required withholding taxes) that each of them will receive pursuant to the merger agreement in connection with the conversion of restricted stock and cancellation of options and stock appreciation rights in the merger:

		Stock		Cash to be Received
	Restricted	Appreciation		in Connection with
Name of Director or Executive Officer	Stock	Rights	Stock Options	the Merger

Lloyd L. Hill	62,625	209,250	334,650	$2,678,299
Erline Belton	7,306	—	105,425	$892,539
Gina R. Boswell	4,762	—	18,632	$167,100
Richard C. Breeden(1)	7,306	—	—	$186,303
Douglas R. Conant	7,306	—	164,012	$1,689,568
D. Patrick Curran	7,306	—	165,837	$1,926,991
David L. Goebel	93,000	229,375	276,373	$4,356,169
Eric L. Hansen	7,306	—	66,750	$553,027
Laurence E. Harris	7,306	—	—	$186,303
Jack P. Helms	4,762	—	170,101	$1,876,615
Steven K. Lumpkin	60,952	142,626	341,498	$3,142,259
Rogelio Rebolledo	—	—	35,821	$54,560
Burton M. Sack	—	—	219,545	$1,916,480
Michael A. Volkema	7,306	—	39,650	$237,479
Carin L. Stutz	12,500	106,000	171,248	$1,641,715
Stanley M. Sword	28,250	59,660	48,840	$987,978
George S. Williams	14,550	11,921	4,079	$378,945
Rohan St. George	7,626	10,021	91,167	$335,759
Philip R. Crimmins	12,620	14,000	110,498	$540,036
Michael Czinege	7,750	9,314	127,185	$279,900
David R. Parsley	11,188	6,000	116,793	$619,391
Carol A. DiRaimo	5,126	7,000	79,154	$434,232
Beverly O. Elving	5,376	10,000	101,901	$734,138
Rebecca R. Tilden	13,658	10,000	80,999	$425,661

(1)	The restricted stock was distributed to Breeden Partners Ltd., Breeden Partners and Breeden Partners L.P., affiliates of Breeden Capital Management LLC. Mr. Breeden may be deemed the beneficial owner of these shares.

Indemnification of Officers and Directors

The merger agreement provides for indemnification and insurance arrangements for Applebee’s current and former directors and officers that will continue for six years following the effective time of the merger. The merger agreement provides that from and after the effective time of the merger, IHOP will, and will cause Applebee’s as the surviving corporation in the merger to, fulfill and honor in all respects, the obligations of Applebee’s pursuant to any indemnification, exculpation or advancement of expenses provisions in favor of the current or former directors, officers, employees or agents of Applebee’s or any of its subsidiaries, or any of their respective predecessors, under the certificate of incorporation, bylaws, organizational documents of Applebee’s or its subsidiaries or any agreement between these indemnified persons and Applebee’s or its subsidiaries in effect as of the date of the merger agreement.

The merger agreement also provides that for a period of six years after the effective time of the merger IHOP will cause to be maintained the company’s directors and officers’ liability insurance policies in respect of the acts or omissions occurring at or prior to the effective time of the merger. The policies will cover each indemnified party on terms and amounts no less favorable than those policies in effect prior to the effective time. The surviving corporation may substitute the policies of a reputable and financially sound insurance company containing terms no less favorable to any indemnified party. The merger agreement provides that IHOP will not be required to pay for coverage for any twelve month period aggregate premiums for insurance in excess of 250% of the last annual premium paid by Applebee’s prior to the date of the merger agreement, but IHOP will be required to provide as much coverage as may be obtained for that amount.

Potential Severance Payments to Executive Officers

We have employment agreements with Mr. Goebel and Mr. Lumpkin which provide for certain payments if their employment terminates after a change in control. The employment agreements for Mr. Goebel and Mr. Lumpkin are substantially the same with respect to payments upon a change in control.

If, prior to expiration of the agreement, the executive’s employment were terminated for any reason by us or by the executive, and if such termination were to occur within 12 months following a “change in control,” which will occur in connection with the merger, then:

(1) A lump sum payment will be made to the executive within 10 days of the termination equal to two times the sum of (a) his base salary in effect immediately prior to the change in control, plus (b) the greater of (i) the average of his actual bonuses attributable to each of the preceding three fiscal years or (ii) his target bonus amount for the fiscal year in which the termination occurs multiplied by the average percentage bonus attainment of the executive over the preceding three fiscal years;

(2) We will pay health, life and disability plan premiums and continue to credit our matching portion to the nonqualified deferred compensation plan (or any replacement retirement arrangement), in both cases for 24 months;

(3) All unvested stock options, stock appreciation rights and other equity based awards will be immediately vested as of the day immediately preceding the effective date of termination and all restrictions on restricted share awards will be removed and deemed satisfied and any vested periods will be accelerated;

(4) The executive will receive an accelerated payment under our FlexPerx benefit for the year in which the termination occurs, if such payment was earned by him at the effective time of the termination; and

(5) The executive will be bound by non-competition obligations for 24 months following the effective date of termination of employment.

We currently value these benefits (excluding the acceleration of equity awards) for Mr. Goebel at $2,051,675 and for Mr. Lumpkin at $1,652,629.

Our other executive officers are each parties to a Change in Control, Noncompete Agreement with us. The agreement provides for a lump sum payment and other benefits in the event the officer resigns with good reason (which includes reduction in compensation or benefits, relocation of more than 50 miles and reduction in responsibilities) or is terminated without cause (as defined in the agreement) within eighteen months following a change in control of the company. The payment equals a “multiple” of the sum of (a) the officer’s annual base salary plus (b) the greater of (i) the officer’s average bonus for the three preceding fiscal years or (ii) the officer’s target bonus for the fiscal year in which his or her employment terminates. The “multiple” is two for senior team members and one and two-thirds for other executive officers. The other benefits are (i) continued participation in our health plan at our expense for the executive and his or her spouse (or eligible domestic partner) and eligible dependents for a “period”, and (ii) immediate vesting of any unvested options, restricted shares and other equity compensation issued after January 1, 2004. The “period” is two years for senior team members and 20 months for other executive officers. We currently value the aggregate amount of these benefits (excluding the acceleration of equity awards) at $8,205,060.

If the total amount payable to an executive pursuant to the employment agreements or any Change in Control, Noncompete Agreement would create an “excess parachute payment”, as defined in Section 280G of the Code, the executive’s payments will be reduced to an amount $1 less than the maximum amount allowed to be paid under the Code without triggering the excise tax under Section 4999 of the Code, if such reduction would result in a greater after-tax payment to the executive.

In addition, executive officers who become eligible for and fulfill the obligations imposed by our executive retirement plan will receive certain additional benefits following retirement. A termination that qualifies for benefits under the employment agreements for Messrs. Goebel or Lumpkin or under the Change in Control, Noncompete Agreements may also qualify the individual for benefits under the executive retirement plan. These benefits include (i) continued group health, life and disability coverage for the executive and his or her spouse (or eligible domestic partner) and eligible dependents under a plan sponsored by the Company at the officer’s expense following the period of company-covered costs pursuant to the employment or Change in Control, Noncompete Agreements (this generally ends on the date of Medicare eligibility); (ii) payment of a prorated target bonus for the year of retirement; (iii) waiver of any requirement that the officer be employed on the bonus payment date in order to be eligible to receive any bonus earned for the year preceding retirement; (iv) payment of accrued vacation; and (v) continued participation in certain benefits of the FlexPerx plan for officers. Mr. Goebel, Mr. Lumpkin, Mr. Parsley, Mr. Crimmins and Ms. Elving are currently eligible for the executive retirement plan or will be eligible by the end of 2007.

Consequently, the merger, combined with other circumstances, could result in one or more executives becoming entitled to receive severance payments under these agreements and plans.

REGULATORY APPROVALS

Other than approval pursuant to the HSR Act, no other material federal or state regulatory approvals are required to be obtained by us, IHOP or Merger Sub in connection with the merger. On August 9, 2007, Applebee’s and IHOP each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission. Under the HSR Act and related rules, the merger may not be completed until the expiration or termination of the statutory waiting period. Early termination was granted effective as of August 23, 2007.

APPRAISAL RIGHTS

Under the General Corporation Law of the State of Delaware, or “DGCL,” you have the right to demand an appraisal of your shares in connection with the merger and to receive payment in cash for the fair value of your Applebee’s common shares as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Applebee’s will require strict compliance with the statutory procedures in connection with the merger.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and should be read in conjunction with Section 262 of the DGCL, the full text of which appears in Exhibit C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to you of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Exhibit C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to Applebee’s a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your Applebee’s common shares as provided for in the merger agreement, but you will have no appraisal rights with respect to your Applebee’s common shares.

All demands for appraisal should be addressed to Applebee’s 4551 W. 107th Street, Overland Park, Kansas 66207 Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the Applebee’s common shares. The demand must reasonably inform Applebee’s of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Applebee’s common shares must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Applebee’s. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your Applebee’s common shares in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Applebee’s stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her Applebee’s common shares. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Within 120 days after the effective time, any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file, and has no intention to file, such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their Company’s common shares, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement. You should also be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a merger are not opinions as to fair value under Section 262.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Applebee’s common shares pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. In addition, no appraisal proceeding may be dismissed as to any stockholder without the approval of the Chancery Court, and such approval may be conditioned upon such terms as the Chancery Court deems just.

In view of the complexity of Section 262, if you wish to pursue appraisal rights with respect to the merger, you should consult your legal advisor.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following describes generally the material United States federal income tax consequences of the receipt of cash to U.S. holders (i.e., an individual citizen or resident of the United States or a domestic corporation) of our common stock pursuant to the merger. The summary is based on the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the “Code”, applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, and to differing interpretation. This discussion assumes that U.S. holders hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances, or that may apply to holders that are subject to special treatment under the United States federal income tax laws (including, for example, persons who are not U.S. holders, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass-through entities and persons holding our common stock through a partnership or other pass-through entity, United States expatriates, U.S. holders who hold shares of our stock as part of a hedge, straddle, constructive sale or conversion transaction, who are subject to the alternative minimum tax or who acquired our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or federal laws other than United States federal income tax laws that may be applicable to one of our stockholders.

If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a U.S. holder that is a partner in a partnership holding our common stock, you should consult your tax advisor.

We urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you (including the application and effect of any state, local or foreign income and other tax laws), especially with respect to alternative minimum tax.

The receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction for United States federal income tax purposes (and may also be a taxable transaction under applicable state, local, foreign and other tax laws). In general, for United States federal income tax purposes, a U.S. holder of shares of our common stock will be deemed to sell our shares of common stock and recognize capital gain or loss equal to the difference, if any, between (i) the amount of cash received in exchange for such shares and (ii) the holder’s adjusted tax basis in such shares. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period of the shares of our common stock is more than one year at the time the merger is completed. Long-term gains recognized by U.S. holders that are not corporations generally will be subject to a maximum U.S. federal income tax rate of 15% (subject to application of the alternative minimum tax). The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of our stock at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of our stock.

Backup Withholding

Under the Code’s backup withholding rules, unless an exemption applies, the surviving corporation generally is required to and will withhold 28% of all payments to which a stockholder or other payee is entitled in the merger, unless the stockholder or other payee (i) is a corporation or comes within other exempt categories and demonstrates this fact or (ii) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each stockholder of ours and, if applicable, each other payee, should complete, sign and return to the paying agent for the merger the substitute Form W-9 that each stockholder of ours will receive with the letter of transmittal following completion of the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the paying agent. The exceptions provide that certain stockholders of ours (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding.” Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a holder’s United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service in a timely manner.

The foregoing discussion of certain material United States income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of our common stock. We urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you (including the application and effect of any state, local or foreign income and other tax laws).

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. However, because the merger agreement is the primary legal document that governs the merger, you should carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you. The merger agreement is attached as Exhibit A to this proxy statement to provide investors with information concerning the terms of the merger agreement. Information on our company is available in our Annual Reports on Form 10-K, our quarterly reports on Form 10-Q and other documents filed with the Securities and Exchange Commission.

The merger agreement has been included to provide you with information regarding its terms, and we recommend that you read carefully the merger agreement in its entirety. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the merger, we do not intend for its text to be a source of factual, business or operational information about Applebee’s. The merger agreement contains representations, warranties and covenants that are qualified by information in the disclosure letter referenced in the merger agreement that Applebee’s delivered to IHOP in connection with the execution of the merger agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the merger agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material to stockholders. While we do not believe that the disclosure letter contains non-public information that applicable securities laws require us to publicly disclose (other than information that has already been disclosed or is disclosed in this proxy statement), the disclosure letter does contain information that modifies, qualifies and creates exceptions to the merger agreement, including to the representations and warranties of Applebee’s. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because (i) they were only made as of the date of the merger agreement or a prior, specified date, (ii) in some cases they are subject to materiality, material adverse effect or knowledge qualifiers, and (iii) they are modified in important part by the confidential disclosure letter. The confidential disclosure letter contains information that has been included in Applebee’s prior public disclosures, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Applebee’s public disclosures. Information about Applebee’s can be found elsewhere in this proxy statement and in such other public filings we make with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

Form of the Merger

The merger agreement provides that at the effective time of the merger, Merger Sub will be merged with and into Applebee’s. As a result of the merger, the separate corporate existence of Merger Sub will cease and Applebee’s will continue as the surviving corporation following the merger as a wholly-owned subsidiary of IHOP. The surviving corporation will succeed to all the properties, rights, privileges, powers, franchises and assets, and all debts, liabilities and duties of Applebee’s and Merger Sub.

Effective Time; The Marketing Period

The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger (or such later time as provided in the certificate of merger). The closing date will occur on the second business day after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived and the marketing period has been completed (or such other date as we and IHOP may agree). In the event that all conditions have been satisfied but the marketing period has not expired, then the parties are not required to effect the closing until the earlier of:

•	a date during the marketing period specified by IHOP on no less than three business days’ notice to us; and

•	the final day of the marketing period.

The “marketing period” is defined in the merger agreement as the first period of 15 consecutive business days following the third business day after the adoption of the merger agreement by our stockholders (it being understood and agreed that IHOP will commence the marketing period on an earlier date if reasonably practicable to do so in its good faith judgment, but not more than 15 business days prior to the date of the special meeting) throughout which:

•	IHOP shall have in all material respects all readily available historical financial and other pertinent information that, as of any date, would be required to be contained in filings by Applebee’s with the SEC on Forms 10-Q and 10-K as of such date, in each case as may be reasonably requested by IHOP, (collectively, the “Required Financial Information”) provided, that such information required to be filed with the SEC must be timely filed (or must be cured if previously required to be filed) throughout the marketing period;

•	the conditions set forth in the merger agreement shall be satisfied (other than those conditions that by their terms are to be satisfied at the effective time); and

•	the applicable auditors shall not have withdrawn their audit opinions for any applicable required financial information.

Certificate of Incorporation and Bylaws

The certificate of incorporation and bylaws of Applebee’s will be amended at the closing to read the same as the certificate of incorporation (with the name changed to Applebee’s) and the bylaws of Merger Sub in effect immediately prior to the closing.

Directors and Officers

The directors and officers of Merger Sub at the effective time of the merger will be the initial directors and officers of the surviving corporation. The directors and officers will serve in accordance with the certificate of incorporation and bylaws of the surviving corporation.

Merger Consideration

The merger agreement provides that each share of common stock of Applebee’s (other than shares owned by Applebee’s, IHOP or Merger Sub, or any subsidiary of Applebee’s or that is held by stockholders who have properly demanded appraisal rights under Delaware law) issued and outstanding immediately prior to the effective time will be automatically cancelled and cease to exist and will be converted into the right to receive an amount in cash equal to $25.50, without interest, less any required withholding taxes. Each share of common stock of Applebee’s that is owned by Applebee’s, IHOP or Merger Sub, or any of their respective subsidiaries, will automatically be cancelled and cease to exist at the effective time of the merger and no consideration will be delivered in exchange for those shares.

Exchange and Payment Procedures

At or prior to the effective time of the merger, IHOP will deposit, or will cause the surviving corporation to deposit, cash in an amount sufficient to pay the merger consideration and the other equity amounts due to each holder of shares of our common stock or other equity holders with a bank or trust company (the “paying agent”) reasonably acceptable to us. Within two business days after the effective time of the merger, IHOP will cause the paying agent to mail a letter of transmittal and instructions to you and the other stockholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may reasonably be required by the paying agent. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any fiduciary or surety bonds or any transfer or other similar taxes or establish to the reasonable satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. The surviving corporation or the paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration and the option amounts. Any sum which is withheld and paid to a taxing authority by the surviving corporation or the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the close of business on the day on which the effective time of the merger occurs, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the close of business on the day on which the effective time of the merger occurs, certificates are presented to the surviving corporation for transfer, they will be cancelled and exchanged for the merger consideration.

None of Applebee’s, the surviving corporation, IHOP or the paying agent will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of the surviving corporation free and clear of any claims or interest of any person previously entitled to the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of that fact and, if required by the surviving corporation, post a bond or surety in such reasonable amount as the surviving corporation may direct as indemnity against any claim that may be made against it with respect to that certificate.

Effect on Restricted Stock, Stock Options, Stock-Based Awards and Employee Stock Purchase Plans

At the effective time:

•	Each outstanding share of restricted stock will be converted into the right to receive the per share merger consideration, less any applicable taxes required to be withheld and without interest.

•	Each outstanding option to purchase common stock under our equity incentive plans, whether vested or unvested, will be cancelled and each option holder will receive a cash payment equal to the excess, if any, of the per share merger consideration over the per share exercise price of the applicable stock option, multiplied by the number of shares subject to the stock option, less any applicable taxes required to be withheld and without interest.

•	Each stock appreciation right granted pursuant to our equity incentive plans, whether vested or unvested, will be cancelled and each holder will receive a cash payment equal to the excess, if any, of the per share merger consideration over the exercise price of the applicable stock appreciation right, multiplied by the number of shares of common stock subject to the stock appreciation right, less any applicable taxes required to be withheld and without interest.

•	Each restricted stock unit granted pursuant to our equity incentive plans, whether vested or unvested, will be cancelled and each holder will receive a cash payment equal to the per share merger consideration multiplied by the number of shares issuable pursuant to such restricted stock unit, less any applicable taxes required to be withheld and without interest.

•	The employee stock purchase plans will terminate upon the earlier of the date the merger closes and the end of the third quarter offering period.

All payments with respect to common stock, restricted stock, cancelled options, stock appreciation rights and restricted stock units will be made by the surviving corporation as promptly as reasonably practicable after the effective time of the merger. No interest will be paid or accrued for the benefit of holders of equity incentives on the consideration payable in respect of their equity incentives.

Representations and Warranties

We make various representations and warranties in the merger agreement, including with respect to, among other things:

•	our and our subsidiaries’ proper organization, good standing and qualification to do business;

•	our interests in our subsidiaries;

•	our capitalization, including in particular the number of shares of our common stock, stock options and other equity-based interests;

•	our outstanding indebtedness for borrowed money;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the approval and recommendation by our board of directors of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with our and our subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	our SEC filings since January 1, 2005, including the financial statements contained therein;

•	the absence of undisclosed liabilities;

•	the accuracy of this proxy statement;

•	the absence of a “material adverse effect” and certain other changes or events related to us or our subsidiaries since December 31, 2006;

•	legal proceedings and judgments;

•	contracts to which we or our subsidiaries are a party;

•	compliance with laws;

•	possession of permits necessary to conduct our business;

•	employment and labor matters affecting us or our subsidiaries, including matters relating to our and our subsidiaries’ employee benefit plans;

•	taxes and environmental matters;

•	real property;

•	intellectual property;

•	franchise matters;

•	our and our subsidiaries’ insurance policies;

•	the required vote of our stockholders in connection with the adoption of the merger agreement;

•	the inapplicability of anti-takeover statutes to the merger;

•	the absence of undisclosed broker’s fees; and

•	the receipt by our board of directors of an opinion from Citi.

For the purposes of the merger agreement, “material adverse effect” means any change, effect, event, occurrence or state of facts that individually or together with any other change, effect, event, occurrence or state of facts is materially adverse to the business, financial condition or results of operations of Applebee’s and our subsidiaries, taken as a whole.

A “material adverse effect” will not have occurred, however, as a result of any change, effect, event, or occurrence resulting from:

•	economic, financial market or geopolitical conditions in general, except to the extent Applebee’s and its subsidiaries taken as a whole, are disproportionately affected;

•	changes in law or applicable accounting regulations or principles or interpretations thereof;

•	conditions in the casual dining or restaurant industries generally, except to the extent Applebee’s and its subsidiaries taken as a whole are disproportionately affected;

•	any change in our stock price or trading volume, in and of itself, or any failure, in and of itself, by us to meet published revenue or earnings projections;

•	any outbreak or escalation of hostilities or war or any act of terrorism, except to the extent Applebee’s and its subsidiaries taken as a whole, are disproportionately affected; and

•	the announcement of the merger agreement and the transactions contemplated thereby and performance of obligations under the merger agreement.

The merger agreement also contains various representations and warranties made by IHOP, including with respect to, among other things:

•	their organization, valid existence and good standing;

•	their corporate or other power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the accuracy of information supplied for inclusion or incorporation by reference in this proxy statement;

•	their debt and equity financing commitments;

•	the purpose of formation and prior activities of Merger Sub;

•	the lack of ownership of our common stock by IHOP and Merger Sub; and

•	the absence of undisclosed broker’s fees.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger. You should be aware that these representations and warranties made by Applebee’s to IHOP or by IHOP to Applebee’s, as the case may be, are subject to important limitations and qualifications agreed to by the parties to the merger agreement, may or may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement.

Conduct of Business Pending the Merger

From the date of the merger agreement until the effective time or the termination of the merger agreement, unless IHOP otherwise agrees in writing, Applebee’s and its subsidiaries will:

•	conduct their operations in accordance with their ordinary course of business; and

•	use reasonable best efforts to preserve substantially intact their current business organizations, to keep available the services of their current officers and employees and to preserve their relationships with significant franchisees, customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with them.

Applebee’s also agreed that, until the effective time of the merger, Applebee’s will not, and will cause its subsidiaries not to, take any of the following actions (subject to agreed exceptions) without the prior written consent of IHOP:

•	declare, set aside or pay any dividend or distribution in respect of its capital stock other than dividends or distributions by a direct or indirect wholly-owned subsidiary of Applebee’s to its parent;

•	split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities on behalf or in substitution for shares of capital stock;

•	purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, except in connection with certain equity incentive plan transactions;

•	issue, deliver or sell any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any shares, voting securities or convertible securities or any phantom stock, phantom stock rights, stock appreciation rights or stock based performance units, except in connection with certain equity incentive plan transactions;

•	amend the Applebee’s certificate of incorporation or bylaws or the comparable organizational documents of any subsidiary of Applebee’s;

•	merge or consolidate with or purchase an equity interest in or substantial portion of the assets of any person or any division of business, or adopt a plan of liquidation, dissolution, recapitalization or reorganization of Applebee’s;

•	abandon, fail to maintain and renew, or otherwise let lapse any material intellectual property;

•	sell, lease, license or otherwise dispose of any of its properties or assets (tangible or intangible, including capital stock of any subsidiary of Applebee’s), other than sales or other dispositions of inventory and other assets in the ordinary course of business;

•	pledge, encumber or otherwise subject to a lien any of its properties or assets, other than certain permitted liens;

•	except as required by changes in law or GAAP, make any change in accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of Applebee’s;

•	except in the ordinary course of business or as required pursuant to the terms of existing benefit plans or agreements or any other written agreement in effect on the date of the merger agreement, and with certain exceptions for newly hired or promoted employees, grant any officer, director or employee of Applebee’s or any of its subsidiaries any increase in compensation, severance or termination pay, enter into any employment, consulting, severance or termination agreement with such officer, director or employee where the total annual compensation or the aggregate severance benefits exceed $250,000, establish, adopt, enter into or amend in any material respect any collective bargaining agreement or benefit plans, or accelerate any rights or benefits under any benefit plan;

•	make any capital expenditures, other than as agreed to in the merger agreement;

•	incur any indebtedness, other than in the ordinary course of business or as agreed to in the merger agreement; or make any loans or capital contributions to, or investments in, any other person;

•	redeem, repurchase, prepay, modify or cancel any material indebtedness other than in the ordinary course of business;

•	make any material tax election, file any amended tax return for any material tax or change any annual tax accounting period;

•	settle any claim or material litigation, other than as agreed to in the merger agreement;

•	take certain actions with respect to franchisees and franchise agreements;

•	make any modification or amendment to certain specified contracts;

•	take any action that is intended to or would result in any of the conditions to effecting the merger becoming incapable of being satisfied; or

•	authorize any of, or commit or agree to take any action described above.

Financing Commitments; Cooperation of Applebee’s

IHOP has agreed to use, and to cause their respective affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the financing on the terms and conditions described in the financing commitments, including using reasonable best efforts to:

•	negotiate and enter into the definitive agreements with respect to the financing on the terms and conditions contained in the financing commitments;

•	satisfy (or to cause its affiliates to satisfy) on a timely basis all conditions applicable to IHOP set forth in such definitive agreements; and

•	consummate the financing contemplated by the financing commitments on the required closing date, including using reasonable best efforts to cause the lenders and the other persons providing financing to fund the debt and equity financing required to consummate the merger.

In the event any portion of the financing becomes unavailable on the terms and conditions set forth in the financing commitments, IHOP is required to promptly notify Applebee’s, and IHOP is required to use its reasonable best efforts to obtain, as promptly as practicable, alternative financing from alternative sources on terms not materially less favorable, taken as a whole, to IHOP than those contained in the financing commitments.

IHOP is required to keep us reasonably informed of the status of their efforts to obtain the financing and to provide us with copies of agreements pursuant to which any alternative source shall have committed to provide IHOP with any portion of the financing.

We have agreed to, and have agreed to cause our subsidiaries (and to use our reasonable best efforts to cause our and their respective representatives) to, provide such reasonable cooperation as may be reasonably requested by IHOP in connection with the debt financing, including using reasonable best efforts to:

•	participate in meetings, presentations, due diligence sessions, drafting sessions, road shows and sessions with rating agencies;

•	furnish IHOP and its financing sources with readily available historical financial and other pertinent information that, as of any date, would be required to be contained in filings by Applebee’s with the SEC on Forms 10-Q and 10-K as of such date, in each case as may be reasonably requested by IHOP, and any other historical financial statements and other financial data of the type reasonably requested by IHOP;

•	assist with the preparation of materials for rating agency presentations, offering memoranda, private placement memoranda or similar offering documents required in connection with the debt financing;

•	permit prospective lenders to evaluate assets;

•	establish bank accounts;

•	reasonably facilitate the pledging of collateral, in each case so long as not effective until at or after the effective time of the merger; and

•	take corporate actions reasonably necessary to permit the consummation of the debt financing and to permit the proceeds thereof to be made available to Applebee’s.

No Solicitation of Transactions

We have agreed that we and our subsidiaries and our and their directors, officers, employees and representatives will not directly or indirectly:

•	solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a “takeover proposal”; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish to any person any confidential information with respect to any “takeover proposal”.

A “takeover proposal” means any inquiry, proposal or offer (other than the transactions contemplated by the merger agreement) from any person or group relating to:

•	any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of:

•	20% or more (based on the fair market value thereof, as determined by our board of directors) of assets (including capital stock of our subsidiaries), cash flow, net income, or net revenue of us and our subsidiaries, taken as a whole; or

•	20% or more of the outstanding shares of our common stock;

•	any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 20% or more of the outstanding shares of our common stock; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving us pursuant to which any person or group (or the stockholders of any person) would own, directly or indirectly, 20% or more of any class of equity securities of us or of the surviving entity in a merger or the resulting direct or indirect parent of us or such surviving entity.

Prior to adoption of the merger agreement by our stockholders, however, we may (and may authorize and permit our subsidiaries, directors, officers, employees and representatives to), in response to a bona fide written takeover proposal, (1) furnish information with respect to us and our subsidiaries to the person making such takeover proposal and its representatives pursuant to a customary confidentiality agreement containing confidentiality provisions substantially similar to those set forth in the confidentiality agreement we previously entered into with IHOP and (2) participate in discussions and negotiations with such person and its representatives regarding such takeover proposal if, prior to taking any such actions, Applebee’s is in compliance with its obligations described under this section, and our board of directors determines in good faith, after consultation with its independent financial advisor and outside counsel, that such takeover proposal constitutes or is reasonably likely to lead to a “superior proposal”.

For purposes of the merger agreement, “superior proposal” means any bona fide takeover proposal that:

•	if consummated, would result in a person or group (or the stockholders of any person) owning, directly or indirectly, (1) 50% or more of any class of equity securities of Applebee’s or of the surviving entity in a merger or the resulting direct or indirect parent of Applebee’s or such surviving entity or (2) 50% or more (based on the fair market value thereof, as determined by our board of directors) of the assets of Applebee’s and our subsidiaries, taken as a whole; and

•	our board of directors determines would be more favorable to our stockholders from a financial point of view than the merger and other transactions contemplated by the merger agreement, (x) after consultation with its independent financial advisor (who shall be a nationally recognized investment banking firm), (y) after taking into account the likelihood of consummation of such transaction on the terms set forth therein, and (z) after taking into account all appropriate legal (after consultation with its outside counsel), financial (including the financing terms of any such proposal) or other aspects of such proposal, including the identity of the third party making such proposal and the terms of any written proposal by IHOP to amend or modify the terms of the merger and the other transactions contemplated by the merger agreement.

Neither our board of directors nor any committee thereof may directly or indirectly make an “adverse recommendation change” or approve or recommend, or publicly propose to approve or recommend, or cause or permit us or any of our subsidiaries to enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any takeover proposal. At any time prior to the adoption of the merger agreement by our stockholders, however, our board of directors may (subject to the payment of a termination fee as described below), if it receives a takeover proposal which it concludes in good faith constitutes a superior proposal and it determines (after consultation with outside counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, make an adverse recommendation change or cause or permit Applebee’s to terminate the merger agreement, but only:

•	after the second business day following IHOP’s receipt of written notice from us advising them that our board of directors intends to take such action and specifying the reasons therefor, including the material terms and conditions of any superior proposal that is the basis of the proposed action by our board of directors and the identity of the person submitting the superior proposal; and

•	if, in determining whether to take such action, our board of directors takes into account any changes to the financial terms of the merger agreement proposed by IHOP to us in response to such notice or otherwise.

For purposes of the merger agreement, “adverse recommendation change” means any action whereby our board of directors or any committee thereof directly or indirectly:

•	withdraws (or modifies in a manner adverse to IHOP), or publicly proposes to withdraw (or modify in a manner adverse to IHOP), the approval, recommendation or declaration of advisability by the board or any such committee of the merger agreement or the merger; or

•	recommends the approval or adoption of, or approves or adopts, or publicly proposes approve or adopt, or publicly propose to recommend, approve or adopt, any takeover proposal.

We have also agreed:

•	to immediately cease and cause be terminated, and to cause our subsidiaries and direct our representatives to terminate all, discussions and negotiations with any person conducted prior to signing the merger agreement with respect to any takeover proposal, and request the prompt return or destruction of all confidential information previously furnished in connection therewith;

•	to advise IHOP as promptly as practicable orally and in writing of the receipt of any takeover proposal after July 15, 2007, the material terms and conditions of any such takeover proposal and the identity of the person making any such takeover proposal; and

•	to keep IHOP reasonably informed of any material developments with respect to any takeover proposal (including any material changes thereto).

Employee Benefits

The surviving corporation has agreed to provide cash compensation (excluding severance) to each employee of Applebee’s that is not less favorable than the cash compensation provided to such employee prior to the effective time.

The surviving corporation will also, subject to specified limitations, recognize each employee’s service with Applebee’s with respect to determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies under the surviving corporation’s employee benefit plans.

Agreement to Use Reasonable Best Efforts

Upon the terms and subject to the conditions set forth in the merger agreement, each party has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including using reasonable best efforts to accomplish the following:

•	the taking of all acts necessary to cause the conditions to closing to be satisfied as promptly as practicable;

•	the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	the obtaining of consents, approvals and waivers from third parties reasonably requested by IHOP to be obtained in connection with the merger under certain contracts and leases; and

•	the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

We and our subsidiaries are not required to pay, prior to the effective time, to any person whose consent, approval or waiver under certain contracts and leases with respect to the merger is being solicited any fee, penalty or other consideration, other than de minimis amounts or amounts advanced by IHOP.

We and our board of directors have also agreed to take all action necessary to ensure that no state takeover statute is or becomes applicable to the merger and if any state takeover statute becomes applicable to the merger, to take all action necessary to ensure that the merger may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such statute on the merger.

Stockholders Meeting

The merger agreement requires us, as promptly as reasonably practicable after July 15, 2007, to establish a record date for, duly call, give notice of and hold a meeting of our stockholders to adopt the merger agreement. Except in limited circumstances after receipt of a superior proposal, our board of directors has agreed to recommend that our stockholders vote in favor of adoption of the merger agreement. We have also agreed to use commercially reasonable efforts to solicit proxies from our stockholders in favor of adopting the merger agreement.

Conditions to the Merger

The respective obligations of each party to complete the merger are subject to the satisfaction or written waiver of the following conditions:

•	Applebee’s stockholders must adopt the merger agreement;

•	there must be no temporary restraining order, injunction, judgment, or order issued by any Federal or state court of competent jurisdiction or law enjoining, making illegal or prohibiting the consummation of the merger; and

•	the waiting period under the HSR Act must have expired or been terminated;

Applebee’s obligations to complete the merger are also subject to satisfaction or written waiver of the following conditions:

•	the representations and warranties of IHOP and Merger Sub in the merger agreement (disregarding all qualifications or limitations as to “materiality”, “material adverse effect” and words of similar import) must be true and correct in all respects as of the date of the merger agreement and as of the date the merger closes (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any failures of such representations and warranties to be true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on IHOP’s ability to consummate the merger and the other transactions contemplated by the merger agreement; and

•	IHOP and Merger Sub must have performed in all material respects all of their respective obligations and have complied in all material respects with all of their respective covenants required to be performed or complied with by it under the merger agreement at or prior to the effective time of the merger, and Applebee’s shall have received a certificate signed on behalf of IHOP by the chief executive officer and chief financial officer of IHOP to such effect.

IHOP’s and Merger Sub’s obligations to complete the merger are also subject to satisfaction or written waiver of the following conditions:

•	the representations and warranties of Applebee’s in the merger agreement (disregarding all qualifications or limitations as to “materiality”, “material adverse effect” and words of similar import) must be true and correct in all respects as of the date of the agreement and as of the date the merger closes (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for any failures of such representations and warranties to be true and correct that, individually or in the aggregate, has not had, and would not reasonably be expected to have a material adverse effect on Applebee’s, and IHOP shall have received a certificate signed on behalf of Applebee’s by the chief executive officer and chief financial officer of Applebee’s to that effect;

•	Applebee’s must have performed or complied with in all material respects all obligations required to be performed or complied with by it under the merger agreement at or prior to the effective time of the merger, and IHOP shall have received a certificate signed on behalf of Applebee’s by the chief executive officer and chief financial officer of Applebee’s to that effect; and

•	there must not have been nor would there reasonably be expected to be a material adverse effect with respect to Applebee’s since the date of the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:

•	by mutual written consent of IHOP and Applebee’s;

•	by either IHOP or Applebee’s, if:

•	any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Federal or state court shall have become final and non-appealable, so long as the terminating party shall have used reasonable best efforts to prevent the entry of and to remove such judgment or order;

•	our stockholders do not adopt the merger agreement at the special meeting or any postponement or adjournment thereof;

•	the merger has not been consummated on or before April 15, 2008; provided that this right to terminate the merger agreement is not available to any party if the failure of such party (or, in the case of IHOP, Merger Sub) to perform any of its obligations under the merger agreement, to act in good faith or to use its reasonable best efforts to consummate the merger and the other transactions contemplated by the merger agreement has been a principal cause of or resulted in the failure of the merger to be consummated on or before such date; or

•	if the terminating party (or, in the case of IHOP, Merger Sub) is not then in material breach and there is a breach by the non-terminating party of any of its representations or warranties or failure to perform any of its covenants or agreements in the merger agreement such that the closing conditions would not be satisfied and which cannot be cured within 60 days written notice of such breach;

•	by IHOP, if our board of directors withdraws or adversely modifies its recommendation or approval of the merger agreement or recommends or approves another takeover proposal, or if Applebee’s or any of its representatives willfully breaches their non-solicitation obligations in any respect materially adverse to IHOP; or

•	by Applebee’s, if:

•	prior to adoption of the merger agreement by our stockholders if we receive a takeover proposal which our board of directors concludes in good faith constitutes a superior proposal, our board of directors, after consultation with its outside counsel, determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, but only after (1) the second business day following IHOP’s receipt of written notice from us advising them that our board of directors intends to take such action and specifying the reasons therefor, including the material terms and conditions of any superior proposal that is the basis of the proposed action by our board of directors and the identity of the person submitting such superior proposal and (2) our board of directors has taken into account any changes to the financial terms of the merger agreement proposed by IHOP to us in response to such notice or otherwise (the right to terminate in these circumstances is referred to as the “fiduciary out right to terminate”).

Fees and Expenses

We have agreed to pay to IHOP a termination fee of $60 million if:

•	the merger agreement is terminated by Applebee’s pursuant to the exercise of its fiduciary out right to terminate described above;

•	after July 15, 2007, and prior to the termination, a takeover proposal has been publicly made to Applebee’s generally or has other become publicly known; and

•	the merger agreement is terminated by (A) IHOP because of an adverse recommendation change by Applebee’s board of directors or (B) by IHOP or Applebee’s due to the failure to receive the approval of our stockholders at the special meeting or any postponement or adjournment thereof or (C) either IHOP or Applebee’s because the merger has not been consummated on or before April 15, 2008 (but only if the special meeting has not been held); and

•	within nine months after the termination, we consummate the transactions contemplated by any takeover proposal; or

•	the merger agreement is terminated by IHOP because Applebee’s or its representatives willfully breach their non-solicitation obligations in any respect materially adverse to IHOP.

For purposes of determining whether a termination fee is payable by us, a “takeover proposal” means any inquiry, proposal or offer (other than the transactions contemplated by the merger agreement) from any person or group relating to:

•	any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of:

•	50% or more (based on the fair market value thereof, as determined by our board of directors) of assets (including capital stock of our subsidiaries) cash flow, net income or net revenue of us and our subsidiaries, taken as a whole; or

•	50% or more of the outstanding shares of our common stock;

•	any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 50% or more of the outstanding shares of our common stock; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving us pursuant to which any person or group (or the stockholders of any person) would own, directly or indirectly, 50% or more of any class of equity securities of us or of the surviving entity in a merger or the resulting direct or indirect parent of us or such surviving entity.

Amendment

The merger agreement may be amended by the parties at any time before or after adoption of the merger agreement by our stockholders. The merger agreement may not be amended except by Applebee’s, IHOP and Merger Sub in writing, provided that after adoption of the merger agreement by our stockholders, no amendment may be made without the further approval of our stockholders if and to the extent such approval is required under applicable law.

Specific Performance

The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of merger agreement and to enforce specifically the terms and provisions of the merger agreement in any court of the State of Delaware or any Federal court sitting in the State of Delaware.

PROPOSAL 2 — ADJOURNMENT OF THE SPECIAL MEETING

If at the special meeting the number of shares of Applebee’s common stock present or represented and voting in favor of the approval of the merger agreement is insufficient to approve the merger agreement under Delaware law, we may move to adjourn the special meeting in order to enable our Board of Directors to continue to solicit additional proxies in favor of the approval of the merger agreement. In that event, we will ask you to vote only upon the adjournment proposal and not the merger proposal.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board of Directors to vote in favor of adjourning the special meeting and any later adjournments. If the stockholders approve the adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to use the additional time to solicit additional proxies in favor of the proposal to approve the merger agreement, including the solicitation of proxies from Applebee’s stockholders that have previously voted against the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the proposal to approve the merger agreement, we could adjourn the special meeting without a vote on the proposal to approve the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the merger agreement.

The adjournment proposal requires that holders of more of Applebee’s common stock vote in favor of the adjournment proposal than vote against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. If no instructions are indicated on your proxy card, your shares will be voted “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Our Board of Directors believes that if the number of shares of Applebee’s common stock present or represented at the special meeting and voting in favor of the proposal to approve the merger agreement is insufficient to approve the merger agreement, it is in the best interests of the Applebee’s stockholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the merger agreement.

The Board of Directors recommends that you vote “FOR” any proposal to adjourn the special meeting.

MARKET PRICE AND DIVIDEND DATA

Applebee’s common stock is listed on the Nasdaq Global Select Market under the symbol “APPB”. The following tables sets forth the high and low sale prices of our common stock for the indicated part of our current fiscal year and for our 2006 and 2005 fiscal years, as reported on the Nasdaq Global Select Market.

	First	Second	Third		Fourth
	Quarter	Quarter	Quarter		Quarter

2007
High	$27.32	$29.10	$25.11	*
Low	$23.37	$23.88	$23.86	*
2006
High	$26.47	$25.04	$23.07		$25.47
Low	$21.62	$19.43	$17.29		$20.77
2005
High	$29.19	$28.65	$26.79		$23.98
Low	$24.69	$24.25	$19.95		$19.73

*	Through August 29, 2007

On February 12, 2007, which was the day before the public announcement that we were exploring strategic alternatives, including the possible sale of the company, the closing price of our common stock was $24.23 per share. On July 13, 2007, which was the last trading day before we made a public announcement about the merger, the closing price of our common stock was $24.38 per share. On          , 2007, the latest practicable date before the date of this proxy statement, the closing price of our common stock was $     .

As of          , 2007, there were approximately           holders of record of our common stock. We declared an annual dividend of $0.22 per common share on December 7, 2006 for stockholders of record on December 22, 2006 and the dividend was paid on January 22, 2007. We declared an annual dividend of $.20 per common share in October 2005 for stockholders of record on December 23, 2005 and the dividend was paid on January 23, 2006.

If the merger is consummated, our common stock will be delisted from the Nasdaq Global Select Market, there will be no further public market for shares of our common stock, and each share of our common stock will be automatically cancelled and cease to exist and will be converted into the right to receive $25.50 in cash, without interest.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock (including shares underlying options) as of August 29, 2007, by each of our directors, our executive officers named in the summary compensation table of the proxy statement for our annual meeting, all executive officers and directors as a group and the beneficial owners of 5% or more of our outstanding common stock. Unless otherwise specified, the address for each holder is 4551 W. 107th Street, Overland Park, Kansas, 66207.

	Amount of	Percent of
Name and Address of Beneficial Owner(1)	Beneficial Ownership	Class

FMR Corp.(2)
82 Devonshire Street Boston, MA 02109	11,008,759	14.3%
JP Morgan Chase & Co.(3) 270 Park Avenue New York, NY 10017	4,595,337	6.0%
Breeden Capital Management LLC(4) 100 Northfield Street Greenwich, CT 06830	4,032,306	5.3%
Burton M. Sack(5)(6)	2,607,492	3.4%
Lloyd L. Hill(5)	487,882	0.6%
D. Patrick Curran(5)	326,705	0.4%
Jack P. Helms(5)	270,094	0.4%
David L. Goebel(5)	346,731	0.5%
Steven K. Lumpkin(5)	291,854	0.4%
Carin L. Stutz(5)	214,476	0.3%
Douglas R. Conant(5)	174,118	0.2%
Erline Belton(5)	117,781	0.2%
Eric L. Hansen(5)(7)	94,156	0.1%
Michael A. Volkema(5)	49,756	0.1%
Stanley M. Sword(5)	48,901	0.1%
Rohan St. George(5)	20,166	—%
Gina R. Boswell(5)	21,362	—%
Rogelio Rebolledo(5)	13,900	—%
Richard C. Breeden(8)	4,032,306	5.3%
Laurence E. Harris	7,306	—%
All executive officers and directors as a group (22 persons)(5)	9,571,673	12.5%

(1)	The mailing address of each individual is 4551 W. 107th Street, Overland Park, Kansas 66207, unless otherwise shown.

(2)	Based on a Form 13F filed by FMR Corp with the Securities and Exchange Commission as of June 30, 2007. Includes 9,231,249 shares owned by Fidelity Management and Research (sole voting power as to 5,449 shares and no voting power as to 9,225,800 shares) and 592,710 shares owned by Pyramis Global Advisors LLC (sole voting power as to 536,410 shares and no voting power as to 56,300 shares). Also includes 1,132,500 shares owned by Fidelity Investments International as disclosed on a Form 13F as of June 30, 2007, and 52,200 shares owned by Fidelity Investments Japan Ltd. as disclosed in a Sum of Funds filing as of January 31, 2007.

(3)	Based on a Form 13F filed by JP Morgan Chase & Co. with the Securities and Exchange Commission as of June 29, 2007, which indicates sole voting power as to 3,750,480 shares, shared voting power as to 678,457 shares and no voting power as to 166,400 shares.

(4)	Based on a Form 13F filed by Breeden Capital Management as of June 30, 2007 and a Form 4 filed by Mr. Breeden as of April 26, 2007.

(5)	Includes certain shares subject to options exercisable as of August 30, 2007 or within 60 days thereafter: 196,424 shares for Mr. Sack; 193,650 shares for Mr. Hill; 165,837 shares for Mr. Curran; 162,469 shares for Mr. Helms; 189,373 shares for Mr. Goebel, 134,998 shares for Mr. Lumpkin; 131,248 shares for Ms. Stutz; 164,012 shares for Mr. Conant; 105,425 shares for Ms. Belton; 66,750 shares for Mr. Hansen; 39,650 shares for Mr. Volkema; 11,000 shares for Ms. Boswell; 13,900 shares for Mr. Rebolledo; and 1,856,580 for all executive officers and directors as a group.

(6)	Includes 453,088 shares held in family trusts or partnerships for which Mr. Sack disclaims beneficial ownership.

(7)	Includes 17,300 shares held in a family trust for which Mr. Hansen disclaims beneficial ownership.

(8)	Mr. Breeden is managing member and chairman and chief executive of Breeden Capital Management LLC and may be deemed to be the beneficial owner of the common stock owned by Breeden Capital Management LLC and its affiliates.

FUTURE STOCKHOLDER PROPOSALS

If the merger agreement described in Proposal 1 is approved and the merger is completed, we will no longer have any public stockholders and we will not hold an annual meeting of stockholders in 2008. However, if the merger is not completed for any reason, we expect to hold a 2008 Annual Meeting of Stockholders in the second quarter of 2008. Under the rules of the Securities and Exchange Commission, if a stockholder wants us to include a proposal in our proxy statement and form a proxy for presentation at our 2008 Annual Meeting it must be received by us at our principal executive offices by December 11, 2007. Under our bylaws, if a stockholder has a proposal that they would like us to consider at the 2008 Annual Meeting or if a stockholder would like to nominate an individual for a position on the board of directors, the proposal must be submitted not more than 165 days nor less than 120 days prior to the date on which we mailed our proxy materials for the 2007 Annual Meeting, which for the 2008 Annual Meeting is between October 27, 2007 and December 11, 2007.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

We incorporate by reference into this proxy statement any Current Reports on Form 8-K filed by us pursuant to the Exchange Act after the date of this proxy statement and prior to the date of the special meeting. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information.

Information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements, reports and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to us at Applebee’s International, Inc., 4551 W. 107th Street, Overland Park, KS 66207, (913) 967-4000 or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [ • ], 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

This proxy statement is preliminary, and we intend to file a definitive proxy statement. We encourage you to read the definitive proxy statement carefully when it becomes available, because it will contain important information and may contain additions and revisions to the information contained in this preliminary proxy statement. You may obtain free copies of the definitive proxy statement (when it becomes available) and other documents filed with the SEC from Applebee’s or from the SEC as described above.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact our proxy solicitor, Innisfree at 877-687-1866.

By Order of the Board of Directors,

Rebecca R. Tilden, Secretary
Applebee’s International, Inc.
4551 W. 107th Street
Overland Park, KS 66207

[Date]
Overland Park, Kansas

EXHIBIT A

The merger agreement has been included to provide you with information regarding its terms.

The merger agreement contains representations and warranties made by Applebee’s and IHOP to each other as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts.

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
dated as of July 15, 2007,
among
IHOP CORP.,
CHLH CORP.
and
APPLEBEE’S INTERNATIONAL, INC.

A-i

A-ii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 15, 2007, among IHOP CORP., a Delaware corporation (“Parent”), CHLH CORP., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and APPLEBEE’S INTERNATIONAL, INC., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of each of the Company and Sub has approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), other than (a) shares of Company Common Stock held by the Company, as treasury stock, or otherwise owned by Parent, Sub or any subsidiary of the Company and (b) the Appraisal Shares (as defined herein), will be converted into the right to receive $25.50 in cash; and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“business day” means any day on which banks are not required or authorized to be closed in the City of New York.

“Company Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Company to Parent and Sub.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Intellectual Property Rights” shall mean all intellectual property rights of any kind or nature throughout the world, including all (i) U.S. and foreign patents, patent applications, patent disclosures, and all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) U.S. and foreign trademarks, service marks, company names, trade names, Internet domain names, logos, slogans, trade dress, and other designations of source or origin, together with the goodwill connected with the use of and symbolized by any of the foregoing (“Trademarks”), (iii) U.S. and foreign copyrights and copyrighted subject matter (including, to the extent applicable, Software and databases) (“Copyrights”), (iv) rights of publicity, (v) trade secrets and other know-how, inventions and proprietary processes (including proprietary Software and operating procedures), formulae, models and methodologies (“Trade Secrets”) and (vi) applications, registrations, renewals, and recordings for the foregoing.

“Knowledge” means (i) with respect to the Company, the actual knowledge of any of the persons set forth in Section 1.01 of the Company Disclosure Letter and (ii) with respect to Parent or Sub, the actual knowledge of the chief executive officer, chief financial officer and general counsel of Parent.

“Material Adverse Effect” means any change, effect, event, occurrence or state of facts that, individually or together with any other change, effect, event, occurrence or state of facts that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event or occurrence resulting from (i) economic, financial market or geopolitical conditions in general, (ii) changes in Law or applicable accounting regulations or principles or interpretations thereof,

(iii) conditions in the casual dining or restaurant industries generally, (iv) any change in the Company’s stock price or trading volume, in and of itself, or any failure, in and of itself, by the Company to meet published revenue or earnings projections, (v) any outbreak or escalation of hostilities or war or any act of terrorism and (vi) the announcement of the Company’s intention or desire to enter into this Agreement or a similar agreement or the announcement of this Agreement and the transactions contemplated hereby and performance of obligations under this Agreement (including any action or inaction as a result thereof by the Company’s franchisees, employees, vendors or competitors) except, in the case of clauses (i), (iii) and (v), to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared to other companies in the casual dining and restaurant industries generally.

“Parent Material Adverse Effect” means any change, effect, event, occurrence or state of facts that prevents or materially impedes, interferes with, hinders or delays the consummation by Parent or Sub of the Merger or the other transactions contemplated by this Agreement.

“person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Software” means computer programs and other software (whether in source code, object code, or other form) and related documentation, other than in each case “shrink wrap,” “click wrap,” and other “off the shelf” software commercially available to the public generally.

“Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

SECTION 1.02.  Index of Defined Terms.  Each of the following defined terms is defined in the corresponding Section of this Agreement listed in the following index:

Adverse Recommendation Change	Section 5.02(b)
Affiliate	Section 1.01
Agreement	Preamble
Annual Amount	Section 6.05(c)
Appraisal Shares	Section 3.01(d)
Bridge Financing	Section 4.02(d)
Bridge Marketing Period	Section 6.09(b)
business day	Section 1.01
Certificate	Section 3.01(c)
Certificate of Merger	Section 2.03
Claim	Section 6.05(b)
Closing	Section 2.02
Closing Date	Section 2.02
Code	Section 3.02(h)
Commonly Controlled Entity	Section 4.01(l)(i)
Company	Preamble
Company Benefit Agreement	Section 4.01(l)(i)
Company Benefit Plan	Section 4.01(l)(i)
Company Bylaws	Section 2.05(b)
Company Certificate of Incorporation	Section 2.05(a)
Company Common Stock	Recitals
Company Disclosure Letter	Section 1.01

Company Employees	Section 6.04(a)
Company Preferred Stock	Section 4.01(c)(i)
Company Restricted Stock	Section 4.01(c)(i)
Company RSU	Section 4.01(c)
Company SARs	Section 4.01(c)(i)
Company Stock Options	Section 4.01(c)(i)
Company Stock Plans	Section 4.01(c)(i)
Confidentiality Agreement	Section 6.02
Contract	Section 4.01(d)
Copyrights	Section 1.01
Corporation	Section 2.05(a)
Current IFOC	Section 4.01(s)(xvi)
Current Offering Period	Section 3.03(c)
Current UFOC	Section 4.01(s)(xvi)
DGCL	Section 2.01
Debt Financing	Section 4.02(d)
Earnings Claims	Section 4.01(s)(vi)
Effective Time	Section 2.03
Environmental Claims	Section 4.01(j)(ii)(B)
Environmental Law	Section 4.01(j)(ii)(B)
Equity Financing	Section 4.02(d)
ERISA	Section 1.01
ESPP Termination Date	Section 3.03(c)
ESPPs	Section 4.01(c)(i)
Exchange Act	Section 4.01(d)
Exchange Fund	Section 3.02(a)
Filed Exhibits	Section 4.01(i)
Filed SEC Documents	Section 4.01
Financing	Section 4.02(d)
Financing Commitments	Section 4.02(d)
Foreign Franchises	Section 4.01(s)(iv)
Franchise	Section 4.01(s)(i)
Franchise Agreements	Section 4.01(s)(i)
Franchised Restaurant	Section 4.01(s)(i)
Franchisee	Section 4.01(s)(xvi)
FTC Rule	Section 4.01(s)(xvi)
GAAP	Section 4.01(e)
Governmental Entity	Section 4.01(d)
Hazardous Materials	Section 4.01(j)(ii)(B)
HSR Act	Section 4.01(d)
Indebtedness	Section 4.01(c)(iv)
Indemnified Party	Section 6.05(a)
Intellectual Property Rights	Section 1.01
Judgment	Section 4.01(d)
Knowledge	Section 1.01

Law	Section 4.01(d)
Leased Real Property	Section 4.01(n)(ii)
Liens	Section 4.01(b)
Material Adverse Effect	Section 1.01
Merger	Recitals
Merger Consideration	Section 3.01(c)
Multiemployer Plan	Section 4.01(l)(vi)
Notice of Superior Proposal	Section 5.02(b)
Offering Period Last Day	Section 3.03(c)
Option/SAR Amount	Section 3.03(a)
Outside Date	Section 8.01(b)(i)
Owned Real Property	Section 4.01(n)(i)
Parent	Preamble
Parent Material Adverse Effect	Section 1.01
Paying Agent	Section 3.02(a)
Patents	Section 1.01
Permits	Section 4.01(j)(i)
Permitted Liens	Section 4.01(n)(iii)
person	Section 1.01
Proxy Statement	Section 4.01(d)
Real Property Leases	Section 4.01(n)(ii)
Real Property Subleases	Section 4.01(n)(v)
Rebates	Section 4.01(s)(xvi)
Recommendation	Section 4.01(d)
Registered Intellectual Property Rights	Section 4.01(o)
Registration Laws	Section 4.01(s)(xvi)
Relationship Laws	Section 4.01(s)(xiv)
Release	Section 4.01(j)(ii)(B)
Representatives	Section 5.02(a)
Restraints	Section 7.01(c)
RSU Amount	Section 3.03(b)
SEC	Section 4.01
SEC Documents	Section 4.01(e)
Section 262	Section 3.01(d)
Securities Act	Section 4.01(e)
Securitization	Section 4.02(d)
Software	Section 1.01
SPD	Section 4.01(l)(i)
Specified Contract	Section 4.01(i)
Stockholder Approval	Section 4.01(q)
Stockholders’ Meeting	Section 6.01(b)
Sub	Preamble
Subsidiary	Section 1.01
Superior Proposal	Section 5.02(a)
Surviving Corporation	Section 2.01

Takeover Proposal	Section 5.02(a)
tax return	Section 4.01(m)(viii)
taxes	Section 4.01(m)(viii)
Termination Fee	Section 6.06(b)
Trademarks	Section 1.01
Trade Secrets	Section 1.01
UFOC	Section 4.01(s)(xvi)
UFOC Guidelines	Section 4.01(s)(xvi)
United States Jurisdictions	Section 4.01(s)(xvi)
Voting Company Debt	Section 4.01(c)(i)
WARN Act	Section 1.01

SECTION 1.03.  Interpretation.  When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

ARTICLE II

The Merger

SECTION 2.01.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 2.02.  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on the second business day after the later to occur of (i) satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of those conditions) and (ii) the date of completion of the Bridge Marketing Period (or, if Parent so notifies the Company, a date during the Bridge Marketing Period not less than three business days following such notice to the Company), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 2.03.  Effective Time.  Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 2.04.  Effects of the Merger.  The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 2.05.  Certificate of Incorporation and Bylaws.  (a) The Certificate of Incorporation of the Company, as amended (as in effect on the date hereof, the “Company Certificate of Incorporation”), shall be amended at the Effective Time to read the same as the certificate of incorporation of Sub as in effect immediately prior to the Effective Time, and shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; provided, however, that Article First thereof shall read as follows: “The name of the Corporation is Applebee’s International, Inc. (hereinafter, the “Corporation”).”

(b) The Amended and Restated Bylaws of the Company (as in effect on the date hereof, the “Company Bylaws”) shall be amended at the Effective Time to read the same as the bylaws of Sub as in effect immediately prior to the Effective Time, and shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 2.06.  Directors.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 2.07.  Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange Fund;
Company Equity Awards

SECTION 3.01.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

(a) Capital Stock of Sub.  Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is held by the Company, as treasury stock, or otherwise owned by Parent, Sub or any subsidiary of the Company immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time or issuable pursuant to any outstanding options, warrants or other rights (including shares of Company Restricted Stock, but excluding shares to be canceled in accordance with Section 3.01(b) and, except as provided in Section 3.01(d), the Appraisal Shares) shall be converted into the right to receive $25.50 in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(d) Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective

Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.01(c). The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

SECTION 3.02.  Exchange Fund.  (a) Paying Agent.  Prior to the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration, the Option/SAR Amounts and the RSU Amounts in accordance with this Article III and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit, or shall cause the Surviving Corporation to deposit, with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration, the aggregate Option/SAR Amount and the RSU Amount, in each case as required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Certificate Exchange Procedures.  As promptly as practicable after the Effective Time, but in any event within two business days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 3.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article III. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article III.

(c) No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article III.

(d) Termination of the Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article III.

(e) No Liability.  None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, Federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund.  The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid solely to Parent. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration or any holder of a Company Stock Option or Company SAR to receive the Option/SAR Amount or any holder of a Company RSU to receive the RSU Amount, in each case as provided herein.

(g) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond or surety in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

(h) Withholding Rights.  Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any holder of a Company Stock Option, Company SAR or Company RSU such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of the Company Stock Option, Company SAR or Company RSU, as the case may be, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

SECTION 3.03.  Company Equity Awards.  (a) As soon as reasonably practicable following the date of this Agreement the Board of Directors of the Company (or, if appropriate, any committee administering any Company Stock Plan) shall adopt such resolutions or take such other actions as may be required to provide that, at the Effective Time, each unexercised Company Stock Option and each unexercised Company SAR, whether vested or unvested and whether or not any applicable performance conditions have been satisfied, in each case that is outstanding immediately prior to the Effective Time, shall be canceled, with the holder of each such Company Stock Option or Company SAR becoming entitled to receive an amount in cash equal to (i) the excess, if any, of (A) the

Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option or Company SAR, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option or Company SAR (such amount, the “Option/SAR Amount”). All amounts payable pursuant to this Section 3.03(a) shall be paid as promptly as practicable following the Effective Time, without interest.

(b) As soon as reasonably practicable following the date of this Agreement the Board of Directors of the Company (or, if appropriate, any committee administering any Company Stock Plan) shall adopt such resolutions or take such other actions as may be required to provide that, at the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall vest in full and shall be converted into the right to receive the Merger Consideration in accordance with Section 3.01(c) (such amount, the “RSU Amount”).

(c) With respect to the ESPPs, each share of Company Common Stock purchased thereunder shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 3.01(c). As soon as reasonably practicable following the date of this Agreement, the Company shall take any and all actions with respect to the ESPPs as are necessary to provide that (i) participants may not increase their payroll deductions from those in effect on the date of this Agreement, (ii) no offerings shall be commenced after the date of this Agreement and (iii) the offerings that are in effect on the date of this Agreement (the “Current Offering Periods”) shall continue in accordance with the applicable terms of the ESPPs, and each share of Company Common Stock purchased by a participant on the last day of either ESPP’s Current Offering Period (each, an “Offering Period Last Day”) shall be converted into the right to receive the Merger Consideration in accordance with Section 3.01(c); provided that, notwithstanding the foregoing, if the Closing occurs prior to an ESPP’s Offering Period Last Day, each participant’s payroll deductions accumulated as of the Effective Time for the Current Offering Period of such ESPP shall be applied to the purchase of a number of whole shares of Company Common Stock, at a purchase price determined as if the Closing Date were such ESPP’s Offering Period Last Day, which number of shares shall be canceled and converted into the right to receive the Merger Consideration in accordance with Section 3.01(c). Each ESPP shall terminate immediately following the earlier of its Offering Period Last Day or the Closing Date (the “ESPP Termination Date”). Any excess payroll deductions not used to purchase shares or determine payment amounts pursuant to this Section 3.03(c) as a result of ESPP share limitations or fractional share limitations shall be distributed to the applicable participant immediately following the ESPP Termination Date, without interest.

ARTICLE IV

Representations and Warranties

SECTION 4.01.  Representations and Warranties of the Company.  Except as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) by the Company and publicly available prior to the date of this Agreement (collectively, the “Filed SEC Documents”) or as set forth in the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other Section or subsection, the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power.  Each of the Company and its Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate, company or partnership power and authority to carry on its business as currently conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent prior to the execution of this Agreement a true and complete copy of the Company Certificate of Incorporation and the Company Bylaws and the comparable organizational documents of each of its Subsidiaries, in each case as in effect on the date of this Agreement.

(b) Subsidiaries.  Section 4.01(b) of the Company Disclosure Letter lists each Subsidiary of the Company and the jurisdiction of organization thereof. All outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are owned by the Company or any Subsidiary of the Company and have been (to the extent such concepts are relevant with respect to such ownership interests) validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in, any corporation, partnership, joint venture, association or other entity.

(c) Capital Structure.  (i) The authorized capital stock of the Company consists of 125,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on July 11, 2007, (A) (1) 74,946,095 shares of Company Common Stock were issued and outstanding (which number includes 771,887 shares of Company Common Stock subject to vesting or other forfeiture conditions or repurchase by the Company (such shares, together with any similar shares issued after July 11, 2007 in accordance with the terms of this Agreement, the “Company Restricted Stock”)) and (2) 33,557,148 shares of Company Common Stock are held by the Company in its treasury, (B) 11,668,500 shares of Company Common Stock were reserved and available for issuance pursuant to the Amended and Restated 1995 Equity Incentive Plan, the 1999 Employee Incentive Plan, the Employee Stock Purchase Plan and the Executive Nonqualified Stock Purchase Plan (such employee stock purchase plans, the “ESPPs”; the foregoing plans, collectively, the “Company Stock Plans”), of which (1) 6,369,335 shares of Company Common Stock were subject to outstanding options (other than rights under the ESPPs) to acquire shares of Company Common Stock from the Company (such options, together with any similar options granted after July 11, 2007 in accordance with the terms of this Agreement, the “Company Stock Options”), (2) 1,362,222 shares of Company Common Stock were subject to outstanding stock appreciation rights (such stock appreciation rights, together with any similar stock appreciation rights granted after July 11, 2007, the “Company SARs”) and (3) 6,595 shares of Company Common Stock were subject to outstanding restricted stock units (such restricted stock units, together with any similar restricted stock units granted after July 11, 2007 in accordance with the terms of this Agreement, the “Company RSUs”) (4) no shares of Company Common Stock were subject to outstanding rights under the ESPPs (assuming that the closing price for the Company Common Stock as reported on the NASDAQ Stock Market on the last day of the offering periods in effect under the ESPPs on July 11, 2007 was equal to the Merger Consideration) and (C) no shares of Company Preferred Stock were issued or outstanding or held by the Company in its treasury. Except as set forth above, at the close of business on July 11, 2007, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Since July 11, 2007 to the date of this Agreement, (x) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company, other than issuances of shares of Company Common Stock pursuant to the exercise of the Company Stock Options or Company SARs or rights under the ESPPs, in each case outstanding as of July 11, 2007, and (y) there have been no issuances by the Company of options, warrants, other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock, except for rights under the ESPPs. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except for any obligations pursuant to this Agreement or as otherwise set forth above, as of July 11, 2007, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (1) obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable for any capital stock of or other equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt, (2) obligating the Company or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking or (3) that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any such Subsidiary, other than pursuant to the Company Stock Plans.

(ii) There are no voting trusts or other agreements to which the Company is a party with respect to the voting of the Company Common Stock.

(iii) Following the Effective Time, no holder of Company Stock Options will have any right to receive shares of Company Common Stock upon exercise of Company Stock Options.

(iv) Except as disclosed in Section 4.01(c)(iv) of the Company Disclosure Letter, no Indebtedness of the Company or any of its Subsidiaries contains any restriction upon (A) the prepayment of any of such Indebtedness, (B) the incurrence of Indebtedness by the Company or any of its Subsidiaries, or (C) the ability of the Company or any of its Subsidiaries to grant any lien on its properties or assets. As used in this Agreement, “Indebtedness” means (1) all indebtedness for borrowed money, (2) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (3) all obligations under capital leases, (4) all obligations in respect of outstanding letters of credit and (5) all guarantee obligations.

(v) The Company has made available to Parent a list of all Company Stock Options, Company RSUs and Company SARs outstanding as of the date hereof and the name of the holder thereof, the exercise price thereof, and the number of units, rights or shares of Company Common Stock which are the subject of each such Company Stock Option, Company RSU and Company SAR, as applicable.

(vi) Section 4.01(c)(vii) of the Company Disclosure Letter lists all Indebtedness outstanding as of the date of this Agreement.

(vii) No agreement or understanding requires consent or approval from the holder of any Company Stock Option to effectuate the terms of this Agreement.

(d) Authority; Noncontravention.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, to receipt of the Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement (the “Recommendation”), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way. The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created from any action taken by Parent or Sub), any provision of (A) the Company Certificate of Incorporation, the Company Bylaws or the

comparable organizational documents of any of its Subsidiaries or (B) subject to the filings and other matters referred to in the immediately following sentence, (1) any contract, lease, license agreement, indenture, note, bond or other agreement (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, other than any lease of real property under which the Company or any of its Subsidiaries is a tenant or a subtenant, or (2) any constitution, statute, law, ordinance, rule or regulation of any Governmental Entity (“Law”) or any judgment, order or decree of any Governmental Entity (“Judgment”), in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (B) above, any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Federal, state, local or foreign government, any court of competent jurisdiction or any administrative, regulatory (including any stock exchange) or other governmental agency, commission or authority (each, a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (I) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law, (II) the filing with the SEC of (x) a proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and (y) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (III) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (IV) any filings required under the rules and regulations of the NASDAQ Stock Market, (V) the consents, approvals, orders, authorizations, registrations, declarations, filings and notices set forth in Section 4.01(d) of the Company Disclosure Schedule and (VI) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected (x) to have a Material Adverse Effect or (y) to prevent or materially delay the Company from consummating the Merger or from observing or performing its material obligations hereunder.

(e) SEC Documents.  The Company has filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company since January 1, 2005 (the “SEC Documents”). As of their respective dates of filing, the SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments). Except for matters reflected or reserved against in the audited consolidated balance sheet of the Company as of December 31, 2006 (or the notes thereto) included in the Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities and obligations that (i) were incurred since December 31, 2006 in the ordinary course of business consistent with past practice, (ii) are incurred in connection with the transactions contemplated by this Agreement or (iii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, none of the Company’s Filed SEC Documents is the subject of ongoing SEC review, outstanding SEC comments or outstanding SEC investigation.

(f) Information Supplied.  The Proxy Statement will not, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement.

(g) Absence of Certain Changes or Events.  From December 31, 2006 through the date of this Agreement, there has not been or would reasonably be expected to be a Material Adverse Effect, and the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, and during such period there has not been:

(i) any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock or property) with respect to, any capital stock of the Company;

(ii) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in lieu of or in substitution for shares of capital stock of the Company;

(iii) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock of the Company or any of its Subsidiaries or any rights, warrants or options to acquire any such shares, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, and (C) the acquisition by the Company of Company Stock Options, Company SARs and Company RSUs and shares of Company Restricted Stock in connection with the forfeiture of such awards;

(iv) any (A) granting to any director or executive officer of the Company or any of its Subsidiaries of any material increase in compensation, (B) granting to any director or executive officer of the Company or any of its Subsidiaries of any increase in severance or termination pay or (C) entry by the Company or any of its Subsidiaries into any employment, consulting, severance or termination agreement with any director, executive officer or employee of the Company or any of its Subsidiaries pursuant to which the total annual compensation or the aggregate severance benefits exceed $500,000 per person;

(v) any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (A) by GAAP (or any interpretation thereof), including as may be required by the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S-X under the Securities Act;

(vi) any material tax election by the Company or any of its Subsidiaries; or

(vii) any sales of real estate or restaurants, or any Contract with respect to any such sale.

(h) Litigation.  There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or to prevent the Company from consummating the Merger. There is no Judgment outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or to prevent the Company from consummating the Merger. This Section 4.01(h) does not relate to environmental matters, which are the subject of Section 4.01(j)(ii).

(i) Contracts.  Except for (A) this Agreement, (B) Contracts filed as exhibits to the Filed SEC Documents (the “Filed Exhibits”) (C) the Franchise Agreements and (D) purchase orders entered into in the ordinary course of business, Section 4.01(i) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to Parent true and complete copies, of:

(i) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) each Franchise Agreement that is a master franchise agreement, development agreement or market development agreement;

(iii) each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries, in each case in excess of $10.0 million is outstanding or may be incurred, other than any such Contract between or among any of the Company and any of its Subsidiaries and any letters of credit; and

(iv) any Contract pursuant to which the Company or any of its Subsidiaries (A) licensed any material Intellectual Property Rights from any person, or (B) materially restricted its, or its Affiliates’, rights to own or use, exploit, or license any registered or material unregistered Intellectual Property Rights owned by the Company or an Affiliate of the Company.

Each Filed Exhibit, Franchise Agreement and such Contract described in clauses (i) through (iv) above is referred to herein as a “Specified Contract”. Each of the Specified Contracts is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect. There is no default under any Specified Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect. This Section 4.01(i) does not relate to real property leases, which are the subject of Section 4.01(n).

(j) Compliance with Laws; Environmental Matters.  (i) Each of the Company and its Subsidiaries is in compliance with all Laws applicable to its business or operations (including the Sarbanes-Oxley Act of 2002), except for instances of possible noncompliance that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, franchises, licenses, permits and consents of Governmental Entities (collectively, “Permits”) necessary for it to conduct its business as currently conducted, and all such Permits are in full force and effect, except for such Permits the absence of which, or the failure of which to be in full force and effect, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect. This Section 4.01(j)(i) does not relate to environmental matters, which are the subject of Section 4.01(j)(ii), employee benefit matters, which are the subject of Section 4.01(l), and taxes, which are the subject of Section 4.01(m).

(ii) (A) Except for those matters that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect, (1) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company is in violation of, or has any liability under, any Environmental Laws, (2) each of the Company and its Subsidiaries validly possesses and is in compliance with all Permits required under Environmental Laws to conduct its business as currently conducted, and all such Permits are valid and in good standing, (3) there are no

Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or, to the Knowledge of the Company, any person whose liability for such Environmental Claim the Company has retained or assumed either contractually or by operation of Law, (4) none of the Company or any of its Subsidiaries has Released any Hazardous Materials at, on, under or from any of the Owned Real Property, the Leased Real Property or any other property in a manner that would reasonably be expected to result in an Environmental Claim against the Company, any of its Subsidiaries or any person whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of Law, and (5) to the Knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Materials that are reasonably expected to form the basis of any Environmental Claim against the Company or against any person whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of Law.

(B) Each of the Company and its Subsidiaries has provided to Parent all material assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company and its Subsidiaries regarding environmental matters pertaining to the business of each of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company and its Subsidiaries with any Environmental Laws.

(C) The Company is not required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate Hazardous Materials, (iii) to give notice to or receive approval from any governmental authority under Environmental Laws, or (iv) to record or deliver to any person or entity any disclosure document or statement pertaining to environmental matters.

(D) The term “Environmental Claims” means any administrative or judicial actions, suits, orders, claims, proceedings or written or oral notices of noncompliance by or from any person alleging liability arising out of the Release of or exposure to any Hazardous Material or the failure to comply with any Environmental Law. The term “Environmental Law” means any Law relating to pollution, the environment or natural resources. The term “Hazardous Materials” means (1) petroleum and petroleum by-products, asbestos in any form that is or could reasonably become friable, radioactive materials, medical or infectious wastes, or polychlorinated biphenyls, and (2) any other chemical, material, substance or waste that may have an adverse effect on human health or the environment or is prohibited, limited or regulated because of its hazardous, toxic or deleterious properties or characteristics. The term “Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

(k) Labor and Employment Matters.

(i) No employees of the Company or any of its Subsidiaries are represented by any labor union, labor organization, trade union or works council with respect to their employment with the Company or any of its Subsidiaries. The Company, each of its Subsidiaries, and their respective employees, agents or representatives have not committed any material unfair labor practice as defined in the National Labor Relations Act or other applicable Law. The Company and each of its Subsidiaries are neither party to nor bound by (and none of their respective properties or assets is bound by or subject to) any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization, trade union or works council. There are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any of the employees of the Company or any of its Subsidiaries.

(ii) To the knowledge of the Company, (A) no labor union, labor organization, trade union, works council, or group of employees of the Company or any of its Subsidiaries has made a pending demand before the National Labor Relations Board or any other labor relations tribunal or authority for recognition or certification, and (B) there are no representation or certification proceedings or petitions seeking a representation or certification proceeding currently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no labor union organizing activities with respect to any employees of the Company or any of its Subsidiaries. There are no actual or, to the Knowledge of the Company, threatened material arbitrations, material grievances, material labor disputes, strikes, lockouts, material slowdowns or material work stoppages against or affecting the Company or any of its Subsidiaries nor has there been any of the foregoing during the 3-year period immediately preceding the date of this Agreement.

(iii) The Company and each of its Subsidiaries are and have been in material compliance with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. The Company and each of its Subsidiaries are not in any material respect delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any order of any Governmental Entity relating to employees or employment practices.

(iv) The Company and each of its Subsidiaries have not received notice of (A) any material unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against them, (B) any material complaints, material grievances or material arbitrations against them arising out of any collective bargaining agreement, (C) any material charge or material complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (D) the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct a material investigation with respect to or relating to them or notice that such investigation is in progress, or (E) any material complaint, material lawsuit or other material proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(v) Neither the Company nor any of its Subsidiaries is, as of the date of this Agreement, engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign Law.

(l) Employee Benefit Matters.

(i) Section 4.01(l)(i)(A) of the Company Disclosure Letter sets forth a complete and accurate list of each (A) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment health or medical plan, program, policy or arrangement, (B) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (C) severance, change in control, retention or termination plan, program, policy or arrangement or (D) other material compensation or benefit plan, program, policy or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414 of the Code (each, a “Commonly Controlled Entity”) for the benefit of any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, other than any plan, program, policy or arrangement mandated by applicable Law (each, a “Company Benefit Plan”). Section 4.01(l)(i)(B) of the Company Disclosure Letter sets forth a complete and accurate list of each employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other Contract between the Company or any of its Subsidiaries, on the one hand, and any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, on the other hand, other than any Contract mandated by applicable Law (each, a “Company Benefit Agreement”). With respect to each Company Benefit Plan and each Company Benefit Agreement, the Company has provided to Parent complete and accurate copies of each of the following documents, as applicable (A) such Company Benefit Plan or Company Benefit Agreement (including all amendments thereto) for each any such Company Benefit Plan or Company Benefit Agreement that is written or a written description of any such Company Benefit Plan or Company Benefit Agreement that is not otherwise in writing; (B) a copy of the annual reports or Internal Revenue Service Form 5500 Series, if required under ERISA, for the last three plan years ending prior to the date of this Agreement for which such a report was filed; (C) a copy of the actuarial report, if required under ERISA, for the last three plan years ending prior to the date of this Agreement; (D) a copy of the most recent Summary Plan Description (“SPD”), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, and all other material employee communications relating to each Company Benefit Plan and Company Benefit Agreement; (E) if such Company Benefit Plan or Company Benefit Agreement is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any; (F) all contracts relating to such Company Benefit Plans or Company Benefit Agreements with respect to which the Company, any of its Subsidiaries or any Commonly Controlled Entity may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and (G) the most recent determination letter received from the Internal Revenue Service with respect to any such Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(ii) Each Company Benefit Plan and Company Benefit Agreement (and any related trust or other funding vehicle) has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, other than instances of noncompliance that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to Company Benefit Plans and Company Benefit Agreements, other than instances of noncompliance that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.

(iii) None of the Company, any of its Subsidiaries or any Commonly Controlled Entity has sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan. No Company Benefit Plan or Company Benefit Agreement provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or other similar applicable Law), and no circumstances exist that could result in the Company or any of its Subsidiaries becoming obligated to provide any such benefits.

(iv) None of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries to any compensation or benefits, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Company Benefit Plan or Company Benefit Agreement or (C) result in any breach or violation of or default under, or limit the Company’s right to amend, modify or terminate, any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement.

(v) No amounts payable under any of the Company Benefit Plans, Company Benefit Agreements, or any other contract, agreement or arrangement with respect to which the Company or any of its

Subsidiaries may have liability could fail to be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code.

(vi) None of the Company, any of its Subsidiaries or any Commonly Controlled Entity has ever maintained, administered, contributed to or is currently required to contribute to any “multiemployer plan” as defined in sections 4001(a)(3) and 3(37) of ERISA that covers one or more employees (each a “Multiemployer Plan”). None of the Company, any of its Subsidiaries, or any Commonly Controlled Entity has, at any time, withdrawn from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a liability of the Company or any of its Subsidiaries. All contributions required to be made by the Company, any of its Subsidiaries or any Commonly Controlled Entity to each Multiemployer Plan on behalf of one or more current or former employees have been made when due in all material respects. The Company has received no written notice that: (A) a Multiemployer Plan has been terminated or has been in reorganization under ERISA so as to result in any liability of the Company or any of its Subsidiaries under Title IV of ERISA; or (B) any proceeding has been initiated by any person (including the Pension Benefit Guaranty Corporation) to terminate any Multiemployer Plan.

(vii) Each Company Benefit Plan and Company Benefit Agreement that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) subject to Code Section 409A has been operated since January 1, 2005 in good faith compliance with Code Section 409A, the regulations and guidance promulgated thereunder.

(viii) No Company Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any Commonly Controlled Entity after retirement or other termination of service (other than (A) coverage mandated by applicable Laws, (B) death benefits or retirement benefits under any “employee pension plan,” as such term is defined in Section 3(2) of ERISA, (C) deferred compensation benefits accrued as liabilities on the books of the Company, any of its Subsidiaries or a Commonly Controlled Entity, or (D) benefits the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(ix) To the Knowledge of the Company, there are no pending or threatened material claims, individually or in the aggregate, by or on behalf of any Company Benefit Plan, by any employee or beneficiary under any Company Benefit Plan or otherwise involving any such Company Benefit Plan (other than routine claims for benefits).

(m) Taxes.  (i) Each of the Company and its Subsidiaries has filed or has caused to be filed all material tax returns required to be filed by it (or requests for extensions, which requests have been granted and have not expired), and all such returns are complete and accurate in all material respects. Each of the Company and its Subsidiaries has either paid or caused to be paid all material taxes due and owing by the Company and its Subsidiaries to any Governmental Entity, or the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve (excluding any reserves for deferred taxes), if such a reserve is required by GAAP, for all material taxes payable by the Company and its Subsidiaries, for all taxable periods and portions thereof ending on or before the date of such financial statements.

(ii) No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any material taxes (other than taxes that are not yet due and payable or for amounts being contested in good faith) have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which have not been settled and paid. All assessments for material taxes due and owing by the Company or any of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid. There is no currently effective agreement or other document with respect to the Company or any of its Subsidiaries extending the period of assessment or collection of any material taxes.

(iii) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under

Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(iv) None of the Company or any of its Subsidiaries has entered into any transaction defined in Treasury Regulation Sections 1.6011-4(b)(2), - 4(b)(3) or -4(b)(4), or has entered into a “potentially abusive tax shelter” (as defined in Treasury Regulation Section 301.6112-1(b)).

(v) Neither the Company nor any of its Subsidiaries is party to any material tax sharing, tax allocation or similar agreement with any other party except each other.

(vi) None of the Company nor any of its Subsidiaries is or has been a member of a consolidated, combined, unitary or similar group with any party except the other since January 1, 2004.

(vii) Neither the Company nor any of its Subsidiaries is bound by any closing agreement, offer in compromise or other agreement with any Governmental Entity, in each case, involving a material amount of taxes.

(viii) The Company has made available to Parent and Sub complete and correct copies of all United States federal tax returns and material state income or franchise tax returns filed by or on behalf of the Company or any of its Subsidiaries for all taxable periods beginning on or after January 1, 2004.

(ix) The term “taxes” means all income, profits, capital gains, goods and services, branch, payroll, unemployment, customs duties, premium, compensation, windfall profits, franchise, gross receipts, capital, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise, withholdings, duties, levies, imposts, license, registration and other taxes (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes and interest thereon) imposed by or on behalf of any Governmental Entity. The term “tax return” means any return, statement, report, form, filing, customs entry, customs reconciliation and any other entry or reconciliation, including in each case any amendments, schedules or attachments thereto, required to be filed with any Governmental Entity or with respect to taxes of the Company or its Subsidiaries.

(n) Title to Properties.  (i) Section 4.01(n)(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all real property owned by the Company and its Subsidiaries (individually, an “Owned Real Property”), including whether any Owned Real Properties are currently on the market for sale.

(ii) Section 4.01(n)(ii) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all leases of real property (the “Real Property Leases”) under which the Company or any of its Subsidiaries is a tenant or a subtenant and has annual rent obligations in excess of $50,000 (individually, a “Leased Real Property”).

(iii) (A) the Company or a Subsidiary of the Company has good and valid fee simple title to each Owned Real Property, in each case free and clear of all Liens and defects in title, except for (1) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (2) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty, (3) Liens affecting the interest of the grantor of any easements benefiting Owned Real Property, (4) Liens (other than liens securing indebtedness for borrowed money), minor defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters which would have been disclosed by a current title report that would not, individually or in the aggregate, reasonably be expected to materially impair or materially interfere with the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted, or materially detract from the value or marketability of the Owned Real Property for substantially similar uses and operations, (5) zoning, building and other similar codes and regulations and (6) any conditions that would be disclosed by a current, accurate survey and which do not materially interfere with the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (collectively, “Permitted Liens”); (B) the Owned Real Property is not subject to any leases or tenancies of any kind other than the Real Property Subleases and leases or tenancies that do not provide for annual rent obligations in excess of $50,000; and (C) each Owned Real Property is not subject to any rights of purchase, offer or first refusal that are not recorded.

(iv) (A) the Company or a Subsidiary of the Company has a good and valid title to a leasehold estate in each Leased Real Property, in each case free and clear of all Liens and defects in title, other than Permitted Liens, pursuant to the Real Property Leases, true and complete copies of which have been made available to Parent, (B) all Real Property Leases are in full force and effect, (C) neither the Company nor any of its Subsidiaries that is party to such Real Property Leases has received or given any written notice of any material default thereunder which default continues on the date of this Agreement, (D) there is no material default under any Real Property Lease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both could reasonably be expected to constitute a material default, result in a loss of any material rights or result in the creation of any Lien thereunder or pursuant thereto, (E) the Leased Real Property is not subject to any leases or tenancies of any kind, other than the Real Property Leases, the Real Property Subleases and leases or subleases that do not provide for annual rent obligations in excess of $50,000, (F) each Real Property Lease is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and (G) the execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created from any action taken by Parent or Sub), any provision of any Real Property Lease.

(v) Section 4.01(n)(v) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all leases, subleases or similar agreements under which the Company or any of its Subsidiaries is the landlord or the sublandlord other than leases, subleases and similar agreements that do not provide for annual rent in excess of $50,000 (such leases, subleases and similar agreements, collectively, the “Real Property Subleases”). Each Real Property Sublease is valid and binding on the Company or the Subsidiary of the Company party thereto.

(vi) The Owned Real Property and the Leased Real Property are used in a manner permitted by applicable zoning ordinances and planning laws and constitute all of the real property owned and leased by the Company and its Subsidiaries to operate its business as currently conducted.

(vii) There is no tax assessment pending or, to the Knowledge of the Company, threatened with respect to any portion of the Owned Real Property or the Leased Real Property. There are no condemnation or compulsory purchase proceedings pending or, to the Knowledge of the Company, threatened with respect to any portion of the Owned Real Property or Leased Real Property that would reasonably be expected to materially impair or materially interfere with the continued use and operation of Leased Real Property in the business of the Company and its Subsidiaries as currently conducted, or materially detract from the value or marketability of the Leased Real Property for substantially similar uses and operations

(o) Intellectual Property.  (i) Section 4.01(o) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all (A) issued Patents, Patent applications, registered Trademarks (including internet domain names) and applications therefor, and registered Copyrights and applications therefor (collectively, “Registered Intellectual Property Rights”) and (B) Software that are material to the conduct of the business of the Company and its Subsidiaries as currently conducted, in each case, that are owned by the Company or its Subsidiaries. The Company or a Subsidiary of the Company is the sole beneficial and record owner of the Registered Intellectual Property Rights, all Registered Intellectual Property Rights are subsisting and in full force and effect, and, to the Company’s Knowledge, all material Intellectual Property Rights owned by the Company are valid and enforceable.

(ii) Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect, the Company or a Subsidiary of the Company owns, or is licensed or otherwise has the right to use free and clear of Liens each Intellectual Property Right that is used or held for use in the conduct of the business of the Company and its Subsidiaries as currently conducted. Except for the Specified Contracts, neither the Company, nor any Subsidiary thereof, has licensed or sublicensed to any person any material Intellectual Property Rights.

(iii) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted (including the use of Intellectual Property Rights by the Company, its Subsidiaries’ and their licensees in the manner authorized under their respective agreements with the Company and Subsidiaries), does not infringe or otherwise violate in any material respect any person’s Intellectual Property Rights. No claims are pending or, to the Knowledge of the Company, threatened that (A) the Company or any of its Subsidiaries is infringing or otherwise violating the rights of any person with regard to any Intellectual Property Right or (B) seeks to limit, cancel, or question the validity of any Intellectual Property Rights of the Company or its Subsidiaries, in each case, which claims, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(iv) To the Knowledge of the Company, there is no jurisdiction in which the APPLEBEE’S mark is not available for use and registration by the Company and its Subsidiaries in connection with the operation of restaurants.

(v) To the Knowledge of the Company, no person is infringing or otherwise violating the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right, and no such claims have been asserted or threatened by the Company or any of its Subsidiaries against any person within the last three (3) years which remain unresolved, in each case in a manner that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(vi) To the Knowledge of the Company, there has not been any unauthorized use or disclosure of its or its Subsidiaries’ material Trade Secrets.

(vii) To the Knowledge of the Company, the Company and each of its Subsidiaries has complied with all applicable Laws, as well as its own rules, policies, and procedures relating to the collection and use of personal information collected and used by the Company or its Subsidiaries. No material claim is pending, or to the Knowledge of the Company, threatened with respect to the Company’s or any Subsidiaries’ use of personal information.

(viii) The Company and its Subsidiaries have not entered into, or are not otherwise bound by, any orders, judgments or Contracts with third parties (other than Franchise Agreements) which impose any material restriction on the Company’s or any of its Affiliates’ right to use, exploit, enforce, or license any Registered Intellectual Property Rights or material unregistered Intellectual Property Rights.

(p) Insurance.  Section 4.01(p) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of the insurance policies held by, or for the benefit of, the Company or any of its Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (ii) all material insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (iii) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such material insurance policy and (iv) no written notice of cancellation or termination has been received with respect to any such material insurance policy, other than in connection with ordinary renewals.

(q) Voting Requirements.  The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve the transactions contemplated hereby.

(r) State Takeover Statutes.  The approval of the Board of Directors of the Company of this Agreement, the Merger and the other transactions contemplated by this Agreement represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no other state takeover statute applies to this Agreement, the Merger or the other transactions contemplated by this Agreement.

(s) Franchise Matters.

(i) Section 4.01(s)(i) of the Company Disclosure Letter sets forth a true and complete list of all franchise agreements, license agreements, subfranchise agreements, sublicense agreements, master franchise agreements, development agreements, market development agreements, and reserved area agreements (each a “Franchise Agreement” and, collectively, the “Franchise Agreements”) that are effective as of the date of this Agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their properties is bound (other than any such agreements between a person and its Subsidiaries or among its Subsidiaries) and which grant or purport to grant to a Franchisee the right to operate or license others to operate or to develop within a specific geographic area or at a specific location any of the following (each a “Franchise”): “Applebee’s Neighborhood Grill & Bar” restaurants, “Applebee’s Grill & Bar” restaurants, “Applebee’s Grill” restaurants, “T.J. Applebee’s” restaurants, “T.J. Applebee’s Grill & Bar” restaurants, “T.J. Applebee’s Rx for Edibles & Elixirs” restaurants, and “T.J. Applebee’s Edibles & Elixirs” restaurants (each a “Franchised Restaurant”). True, correct and complete copies of all Franchise Agreements (or documents purporting to contain substantially the content of each such Franchise Agreement (except as to the date of the Franchise Agreement and location of the Franchised Restaurant)) have been made available to Parent.

(ii) All the Franchise Agreements are in full force and effect and are valid and binding obligations of the Company and its Subsidiaries and enforceable against the Company and its Subsidiaries and the other parties thereto in accordance with their respective terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. All Franchise Agreements comply in all material respects with all applicable Laws. The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created from any action taken by Parent or Sub) or any right of rescission or set-off under, any provision of any Franchise Agreement other than any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except by operation of Law, no Franchise Agreement expressly grants any Franchisee any right of rescission or set-off; and no Franchisee has asserted in writing any such right of rescission or set-off. There is no default under any Franchise Agreement by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.

(iii) Section 4.01(s)(iii) of the Company Disclosure Letter sets forth a true and correct list of: (i) the United States Jurisdictions in which the Company and its Subsidiaries since March 31, 2002, have been, and are currently, registered or authorized to offer and sell franchises (under a Registration Law) and the jurisdictions in which the Company or any of its Subsidiaries sold a Franchise since March 31, 2002 under a Registration Law and under the FTC Rule and (ii) the non-United States Jurisdictions in which the Company or any of its Subsidiaries has sold or entered into, or since January 1, 2004, offered, Franchise Agreements.

(iv) Since March 31, 2002, (i) the Company and its Subsidiaries have prepared and maintained each UFOC in compliance, in all material respects, with: (A) the UFOC Guidelines; (B) the FTC Rule; and (C) the Registration Laws; and (ii) the Company and its Subsidiaries have offered and sold each Franchise Agreement for a Franchised Restaurant to be located in any non-United States Jurisdiction (the “Foreign Franchises”) in compliance, in all material respects, with applicable Laws, including pre-sale registration and disclosure laws.

(v) Since March 31, 2002, the Company and its Subsidiaries have not, in any UFOC, other franchise disclosure document, in applications and/or filings with states under the Registration Laws, or in any applications or filings with any non-United States Jurisdictions, made any untrue statement of a material fact, omitted to state a material fact required to be stated therein, or omitted to state any fact necessary to make the statements made therein, taken as a whole, not misleading.

(vi) The Company and its Subsidiaries have not, and have not authorized any Person to furnish: (i) to prospective franchisees in any United States Jurisdiction any materials or information that could be construed as “earnings claim” information in violation of the requirements specified in Item 19 of the UFOC Guidelines and/or 16 CFR § 436.1(b) (together, “Earnings Claim(s)”), and no Earnings Claim has been made since March 31, 2002 to any prospective Franchisee in any United States Jurisdiction; or (ii) to prospective franchisees in any non-United States Jurisdiction any materials or information from which a specific level or range of actual or potential sales, costs, income or profit from franchised or non-franchised units may be easily ascertained, except as set forth in Section 4.01(s)(vi)(ii) of the Company Disclosure Letter.

(vii) Neither the Company nor any of its Subsidiaries or Affiliates is a party to any Contract pursuant to which the Company or any of its Subsidiaries or Affiliates receives Rebates as a result of transactions between the Franchisees and suppliers selling products or services to the Franchisees. When the Company or any of its Subsidiaries or Affiliates buys products, goods and services from a supplier, such supplier charges the Company or its Subsidiaries or Affiliates for these items on the same basis as the supplier charges a Franchisee operating a Franchised Restaurant in the United States for similar products, goods and services purchased for use in connection with such Franchised Restaurant. No Contract pursuant to which the Company or its Subsidiaries or Affiliates receives a Rebate is (i) prohibited by any Franchise Agreement, (ii) not disclosed in accordance with the UFOC Guidelines in the relevant UFOC, if applicable or (iii) not disclosed in accordance with applicable Law with respect to Foreign Franchises.

(viii) Since March 31, 2002, the Company and its Subsidiaries have made on a timely and accurate basis all required additional filings under the Registration Laws, including filings with respect to material changes, advertising, broker and salesperson registrations, amendments, and renewals, and the Company and its Subsidiaries have not offered or executed a Franchise Agreement or offered or sold the rights granted therein in any jurisdiction in which such offer and sale was not duly registered (if registration was required by a Registration Law) or exempt from registration at the time the offer was made and the sale occurred, and the Company and its Subsidiaries have otherwise complied with all applicable franchise offering circular and Franchise Agreement delivery requirements under applicable United States Jurisdiction Laws (including, the Registration Laws), and, in each case, obtained receipts evidencing delivery and receipt thereof. Since March 31, 2002, the Company and its Subsidiaries have not otherwise engaged in the offer, sale, or execution of Franchise Agreements in violation of applicable Registration Laws, or unfair or deceptive trade practices law or regulation or similar Law or regulation.

(ix) Except as disclosed in the Current UFOC or the Current IFOC, neither the Company nor any of its Subsidiaries is subject to any currently effective order, injunction, or similar mandate with respect to the offer or sale of Franchise Agreements in any jurisdiction. There are no proceedings pending (or to the Knowledge of the Company, threatened) against the Company or any of its Subsidiaries alleging failure to comply with any Registration Laws or Relationship Laws, or any similar Law of any other jurisdiction, foreign or domestic.

(x) The Franchise Agreements grant exclusive development territories to Franchisees that have development rights, and protected radiuses to Franchisees; except for those grants and except as provided by operation of Law, no Franchisee has a protected territory, exclusive territory, right of first refusal, option, or other similar arrangement with respect to a Franchised Restaurant and no person currently holds any right or option to operate, develop, or locate a Franchised Restaurant, or to exclude the Company, any of its Subsidiaries or Affiliates, or others from operating or licensing a third party to operate a Franchised Restaurant, in any geographic area or at any location.

(xi) Except as disclosed in the Current UFOC or Current IFOC, none of Company’s Subsidiaries or Affiliates presently offer or sell franchises or business opportunities in any line of business, and no Subsidiary or Affiliate of Company that has offered or sold franchises or business opportunities in any line of business (other than Franchises) is obligated or liable in any respect under or in connection with such franchises or business opportunities.

(xii) Section 4.01(s)(xii) of the Company Disclosure Letter lists the Contracts that are in effect as of the date hereof with any formal or informal franchisee association or group of Franchisees regarding any Franchise Agreement or franchise operational matter.

(xiii) Section 4.01(s)(xiii) of the Company Disclosure Letter lists the Franchisees, if any, that to the Knowledge of the Company are currently the subject of a bankruptcy or similar proceeding.

(xiv) With respect to all expirations, terminations and non-renewals of Franchisees and/or Franchise Agreements since March 31, 2002, the Company and its Subsidiaries have complied in all material respects with all applicable franchise termination, non-renewal, unfair practices, and/or relationship Laws, including those Laws’ requirements with respect to the proper notice of default, time to cure, and the actual termination of any Franchisee or business opportunity operator (“Relationship Laws”).

(xv) Neither the Company nor any of its Subsidiaries operates a restaurant within any protected territory, exclusive territory or reserved area granted to any Franchisee. No Franchisee has a right of first refusal, right of first negotiation or similar right to acquire any restaurant from the Company or any of its Subsidiaries.

(xvi) For purposes of this Agreement:

“Current IFOC” means the Franchise Offering Circulars in use in connection with the offer or sale of franchises in non-United States Jurisdictions as of the date of this Agreement.

“Current UFOC” means the Uniform Franchise Offering Circular in use in connection with the offer or sale of franchises in a United States Jurisdiction (or to a person domiciled in a United States Jurisdiction) as of the date of this Agreement.

“Franchisee” means a person other than the Company or any of its Subsidiaries that is granted a right (whether directly by the Company or any of its Subsidiaries or by another Franchisee) to develop or operate, and/or is granted a right to license others to develop or operate a Franchised Restaurant within a specific geographic area or at a specific location.

“FTC Rule” means the Trade Regulation Rule on Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures promulgated by the Federal Trade Commission, 16 CFR Part 436.

“IFOC” means a Franchise Offering Circular for use in connection with the offer or sale of franchises in non-United States Jurisdictions.

“Rebates” means “rebates” as defined for purposes of the UFOC and applicable United States Jurisdiction Law with respect to Franchises in United States Jurisdictions and rebates and similar payments regulated or required to be disclosed under applicable non-United States Jurisdiction Law with respect to non-United States Jurisdictions, as applicable.

“Registration Laws” means any and all Laws of the various states of the United States that require disclosure and/or registration before a company may offer and/or sell franchises or business opportunities.

“UFOC” means a Franchise Offering Circular for use in connection with the offer or sale of a franchise in a United States Jurisdiction (or to a person domiciled in a United States Jurisdiction)

“UFOC Guidelines” means the Uniform Franchise Offering Circular Guidelines adopted by the North American Securities Administrators Association on April 25, 1993.

“United States Jurisdictions” means the United States of America, its territories and possessions.

(t) Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person, other than Banc of America Securities LLC and Citigroup Global Markets Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(u) Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Citigroup Global Markets Inc., dated the date of this Agreement, to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, a signed copy of which opinion will promptly be delivered to Parent, solely for informational purposes, after receipt thereof by the Board of Directors of the Company.

(v) No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 4.01, each of Parent and Sub acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Sub or any other person resulting from the distribution to Parent or Sub, or Parent’s or Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Section 4.01.

Section 4.02.  Representations and Warranties of Parent and Sub.  Parent and Sub jointly and severally represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power.  Each of Parent and Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as currently conducted.

(b) Authority; Noncontravention.  Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, have been duly authorized by all necessary corporate action on the part of each of Parent and Sub, and no other corporate proceedings (including no shareholder action) on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement, and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any provision of (i) the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Sub or (ii) subject to the filings and other matters referred to in the immediately following sentence, (A) any Contract to which Parent or Sub is a party or by which any of their respective properties or assets are bound or (B) any Law or Judgment, in each case applicable to Parent or Sub or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, except for (I) the filing of a premerger notification and report form by Parent and Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, antitrust or similar Law, (II) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (III) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) Information Supplied.  None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Available Funds.  The financing of the transactions contemplated hereby will consist of a combination of equity financing (the “Equity Financing”) to be funded at Closing and debt financing (the “Debt Financing” and, together with the Equity Financing, the “Financing”). The Debt Financing includes a commitment from a financial institution with respect to bridge financing (the “Bridge Financing”) and a commitment from a syndicate of bond insurers to provide surety policies for asset backed securities issued in respect of a whole company securitization financing (the “Securitization”) that will either be in place at Closing or be used to refinance the Bridge Financing after Closing (it being understood and agreed that for purposes hereof the “transactions contemplated by this Agreement” and phrases of similar import shall be deemed to include the Equity Financing and Bridge Financing but not the Securitization). Parent has delivered to the Company true and complete copies of all agreements pursuant to which the parties thereto have committed to provide Parent and Sub with the Financing (such agreements, as modified pursuant to Section 6.09(a), the “Financing Commitments”). Each of the Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of each of Parent and Sub and, to the Knowledge of Parent, the other parties thereto. The Financing Commitments have not been amended, supplemented or otherwise modified in any respect, except, in each case, in a manner that is in compliance with Section 6.09(a), and the financing commitments thereunder have not been withdrawn or terminated. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Sub under any term or condition of the Financing Commitments, and, to the Knowledge of Parent, (i) Parent and Sub will be able to satisfy on a timely basis all terms and conditions of closing to be satisfied by them or their Affiliates set forth in the Financing Commitments, and (ii) the Financing to be made thereunder will otherwise be available to Parent and Sub on a timely basis to consummate the Merger and the other transactions contemplated by the Financing Commitments. As of the date of this Agreement, Parent and Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid by them on or prior to the date of this Agreement. The Financing, when funded in accordance with the Financing Commitments, will provide Parent and Sub with funds sufficient to satisfy all of Parent’s and Sub’s obligations under this Agreement, including the payment of the Merger Consideration, the Option/SAR Amounts, the RSU Amounts and all associated costs and expenses. The obligations to make the Financing available to Parent and Sub pursuant to the terms of the Financing Commitments are not subject to any conditions other than the conditions set forth in the Financing Commitments. No vote of any holders of the capital stock of Parent is required under any Law or the rules of the New York Stock Exchange to consummate the Equity Financing on the terms set forth in the Financing Commitments or to otherwise approve the transactions contemplated hereby.

(e) Operations and Assets of Sub.  Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have incurred liabilities or obligations of any nature, other than pursuant to or in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement. Parent owns, beneficially and of record, all of the outstanding shares of capital stock of Sub, free and clear of all Liens.

(f) Ownership of Company Common Stock.  Neither Parent nor Sub beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date beneficially own, any shares of Company Common Stock, or is a party, or will prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

(g) Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person, other than Greenhill & Co., LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

(h) No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 4.02, the Company acknowledges that none of Parent, Sub or any other person on behalf of Parent or Sub makes any other express or implied representation or warranty with respect to Parent or Sub or with respect to any other information provided to the Company in connection with the transactions contemplated hereby.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01.  Conduct of Business.  (a) Except as set forth in Section 5.01 of the Company Disclosure Letter, required by or specifically provided in this Agreement, required by Law or consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course and, to the extent consistent therewith, use reasonable best efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with significant franchisees, customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with it. Without limiting the generality of the foregoing, except as set forth in Section 5.01 of the Company Disclosure Letter, required by or specifically provided in this Agreement, required by Law, required in order to comply with Section 409A of the Code or consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent;

(ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

(iii) purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, and (C) the acquisition by the Company of Company Stock Options, Company SARs and Company RSUs and shares of Company Restricted Stock in connection with the forfeiture of such awards;

(iv) issue, deliver or sell any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than (A) upon the exercise of Company Stock Options and Company SARs and rights under the ESPPs and upon the vesting of Company RSUs, in each case outstanding on the date of this Agreement and in accordance with their present terms, and (B) as required to comply with any grants or awards as in effect on the date of this Agreement under any Company Benefit Plan or Company Benefit Agreement;

(v) amend the Company Certificate of Incorporation or the Company Bylaws or the comparable organizational documents of any Subsidiary of the Company;

(vi) merge or consolidate with, or purchase an equity interest in or a substantial portion of the assets of, any person or any division or business thereof, other than any such action solely between or among the Company and its Subsidiaries, or adopt a plan of liquidation, dissolution, recapitalization or reorganization of the Company;

(vii) sell, lease, license or otherwise dispose of any of its properties or assets (tangible or intangible, including capital stock of any Subsidiary of the Company), other than sales or other dispositions of inventory and other assets in the ordinary course of business, including in connection with store relocations and closings set forth on Section 5.01(a)(vii) of the Company Disclosure Letter and store remodels, refurbishments and resets;

(viii) abandon, fail to maintain and renew, or otherwise let lapse, any material Intellectual Property Rights;

(ix) pledge, encumber or otherwise subject to a Lien (other than a Permitted Lien) any of its properties or assets (including capital stock of any Subsidiary of the Company);

(x) (A) incur any Indebtedness other than Indebtedness incurred, assumed or otherwise entered into in the ordinary course of business (including any borrowings under the Company’s existing revolving credit facility, any letters of credit and guarantees of loans to franchisees pursuant to the Master Agreement and Limited Guaranty, dated as of May 27, 2004, from the Company, as Guarantor, in favor of Citicorp Leasing, Inc.) or (B) make any loans or capital contributions to, or investments in, any other person, other than (1) to any of the Subsidiaries of the Company or (2) to Franchisees upon the default of such Franchisee in making a required payment to the Company or any of its Subsidiaries, provided that no cash is loaned or contributed to or invested in such Franchisee in connection therewith;

(xi) make any capital expenditures, other than (A) in accordance with the Company’s capital expenditures plan previously provided to Parent in writing, (B) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) and (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $10.0 million;

(xii) settle any claim or litigation, including any employment-related claim or litigation, in each case made or pending against the Company or any of its Subsidiaries, other than (A) the settlement of claims or litigation in the ordinary course of business in an amount not to exceed, for any such settlement individually, $1.0 million (or, in the case of employment-related claims or litigation, $100,000) and (B) the settlement of claims or litigation disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Filed SEC Documents for an amount not materially in excess of the amount so disclosed, reflected and reserved;

(xiii) redeem, repurchase, prepay or cancel any material Indebtedness of the type described in clauses (1), (2) and (3) of the definition of the term “Indebtedness” (in each case other than revolving debt of any nature and other than at the applicable stated maturity or as otherwise required by the terms of such Indebtedness), or modify in any material respect the terms thereof; or waive any claims or rights of substantial value, other than in the ordinary course of business;

(xiv) except (A) in the ordinary course of business or (B) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement or other written agreement in effect on the date of this Agreement, (1) grant to any officer, director or employee of the Company or any of its Subsidiaries any increase in compensation, (2) grant to any officer, director or employee of the Company or any of its Subsidiaries any increase in severance or termination pay, (3) enter into any employment, consulting, severance or termination agreement with any officer, director or employee of the Company or any of its Subsidiaries pursuant to which the total annual compensation or the aggregate severance benefits exceed $250,000, (4) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (5) accelerate any rights or benefits under any Company Benefit Plan; provided, however, that the foregoing clauses (1), (2), and (3) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants other than equity based grants) that have a value of $300,000 or less per such employee and that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(xv) make any change in accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company, other than as required (A) by any changes in GAAP (or any interpretation thereof) applicable after the date hereof, including as may be required by the Financial Accounting Standards Board or any similar organization, or (B) by any changes in Law applicable after the date hereof, including Regulation S-X under the Securities Act;

(xvi) make any material tax election, file any amended tax return with respect to any material tax or change any annual tax accounting period;

(xvii) make any modification or amendment to, or waive any term of, any Specified Contract other than Franchise Agreements (which are the subject of clause (xix) below);

(xviii) enter into any Franchise Agreement for an individual Franchised Restaurant, except (A) pursuant to the form Franchise Agreement attached to the Company’s then-current UFOC, (B) substantially in the form of the form Franchise Agreements attached to the Company’s then-current IFOCs, (C) substantially in the form of a Franchise Agreement previously signed by such Franchisee and (D) in connection with the transfer of such Franchised Restaurant from one Franchisee to another Franchisee; enter into any Franchise Agreement which is an area development agreement; amend its current UFOC, except in compliance with applicable Law; enter into any Contract with a franchise broker in any United States Jurisdiction; or terminate a Franchisee;

(xix) (A) waive, modify, supplement, or otherwise amend any Franchisee’s obligation to develop Franchised Restaurants during any Initial Development Period or Subsequent Development Period (as such terms are defined in the Franchise Agreements), (B) waive, modify, supplement, or otherwise amend any Franchisee’s Subsequent Development Schedule (as such term is defined in the Franchise Agreement), (C) establish the Minimum Development Potential and/or the Subsequent Development Schedule (as such terms are defined in the Franchise Agreements) under any Franchise Agreement, or (D) waive, modify, supplement or otherwise amend any other material term of any Franchise Agreement;

(xx) (A) subject to any applicable exemptions in any United States Jurisdiction Law, offer or sell any Franchise in a United States Jurisdiction unless and until its franchise registrations, current UFOC and other franchise disclosure documents have been amended to include a disclosure, in form reasonably acceptable to Parent, disclosing, among other things, this Agreement, the Merger and the other transactions contemplated by this Agreement or (B) offer or sell any Franchise in a non-United States Jurisdiction except in compliance with applicable disclosure requirements under non-United States Jurisdiction Laws;

(xxi) take any action that is intended to or would result in any of the conditions to effecting the Merger set forth in Section 7.01 and 7.02 becoming incapable of being satisfied; or

(xxii) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Advice of Changes.  The Company and Parent shall promptly give written notice to the other party upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of condition precedent set forth in Section 7.02 (in the case of the Company) or Section 7.03 (in the case of Parent).

Section 5.02.  No Solicitation.  (a) The Company shall not, nor shall any of its Subsidiaries or any of its or their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives (collectively, “Representatives”) retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish to any person any confidential information with respect to any Takeover Proposal. The Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any person conducted heretofore with respect to any Takeover Proposal, and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Takeover Proposal, if the Board of Directors of the Company determines in good faith, after consultation with its independent financial advisor and outside counsel, that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and the Company has otherwise complied in all material respects with its obligations under this Section 5.02, the Company may (and may authorize and permit its Subsidiaries, directors, officers, employees and Representatives to), subject to compliance with Section 5.02(c), (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement containing confidentiality provisions substantially similar to those set forth in the Confidentiality Agreement and (B) participate in discussions and negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

The term “Takeover Proposal” means any inquiry, proposal or offer from any person or group relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (1) 20% or more (based on the fair market value thereof, as determined by the Board of Directors of the Company) of assets (including capital stock of the Subsidiaries of the Company), cash flow, net income or net revenue of the Company and its Subsidiaries, taken as a whole, or (2) 20% or more of outstanding shares of the Company Common Stock, (b) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 20% or more of outstanding shares of the Company Common Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any person or group (or the shareholders of any person) would own, directly or indirectly, 20% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by this Agreement.

The term “Superior Proposal” means any bona fide Takeover Proposal that if consummated would result in a person or group (or the shareholders of any person) owning, directly or indirectly, (a) 50% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity or (b) 50% or more (based on the fair market value thereof, as determined by the Board of Directors of the Company) of the assets of the Company and its Subsidiaries, taken as a whole, which the Board of Directors of the Company determines would be more favorable to the stockholders of the Company from a financial point of view than the Merger and the other transactions contemplated by this Agreement (x) after consultation with its independent financial advisor (who shall be a nationally recognized investment banking firm),

(y) after taking into account the likelihood of consummation of such transaction on the terms set forth therein, and (z) after taking into account all appropriate legal (after consultation with its outside counsel), financial (including the financing terms of any such proposal) or other aspects of such proposal, including, without limitation the identity of the third party making such proposal and the terms of any written proposal by Parent to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement.

(b) Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (i)(A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Merger or (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than any confidentiality agreement referred to in Section 5.02(a). Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Stockholder Approval and subject to compliance with Section 6.06(b), if the Company receives a Takeover Proposal which the Board of Directors of the Company concludes in good faith constitutes a Superior Proposal, the Board of Directors of the Company may, if it determines (after consultation with outside counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (1) make an Adverse Recommendation Change or (2) cause or permit the Company to terminate this Agreement; provided, however, that the Board of Directors of the Company shall not make an Adverse Recommendation Change, and the Company may not terminate this Agreement pursuant to clause (2) above, until after the second business day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by such Board of Directors and the identity of the person submitting such Superior Proposal (it being understood and agreed that (I) any amendment to the financial terms of such Superior Proposal shall require a new Notice of Superior Proposal and a new two business day period and (II) in determining whether to make an Adverse Recommendation Change or to cause or permit the Company to so terminate this Agreement, the Board of Directors of the Company shall take into account any changes to the financial terms of this Agreement proposed by Parent to the Company in response to a Notice of Superior Proposal or otherwise).

(c) In addition to the obligations of the Company set forth in Sections 5.02(a) and 5.02(b), the Company shall as promptly as practicable advise Parent orally and in writing of the receipt of any Takeover Proposal after the date of this Agreement, the material terms and conditions of any such Takeover Proposal and the identity of the person making any such Takeover Proposal. The Company shall keep Parent reasonably informed of any material developments with respect to any such Takeover Proposal (including any material changes thereto).

(d) Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Board of Directors of the Company determines (after consultation with outside counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, any such disclosure made pursuant to clause (i) or (ii) (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless the Board of Directors of the Company expressly reaffirms in such disclosure the Recommendation.

Section 5.03.  WARN Act.  The Company shall not, and shall cause each of its Subsidiaries not to, effectuate (1) a “plant closing” (as defined in the WARN Act) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of its Subsidiaries; or (2) a “mass layoff” (as defined in the WARN Act) at any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries shall otherwise terminate or lay off employees in the United States in such numbers as to give rise to material liability to the Company under any applicable Laws respecting the payment of severance pay, separation pay, termination pay, pay in lieu of notice of termination, redundancy pay, or the payment of any other compensation, premium or penalty upon termination of employment, reduction of hours, or temporary or permanent layoffs. For purposes of the WARN Act and this Agreement, the Effective Time is and shall be the same as the “effective date” within the meaning of the WARN Act.

ARTICLE VI

Additional Agreements

Section 6.01.  Preparation of the Proxy Statement; Stockholders’ Meeting.  (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare (in consultation with Parent) and file with the SEC the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments referred to below. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as reasonably practicable following the date of this Agreement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response.

(b) The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the Stockholder Approval. Subject to the ability of the Board of Directors of the Company to make an Adverse Recommendation Change pursuant to Section 5.02(b), the Company shall, through its Board of Directors include the Recommendation in the Proxy Statement. Subject to Section 5.02(b), the Company will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the Stockholder Approval. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent.

Section 6.02.  Access to Information; Confidentiality.  The Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of its and its Subsidiaries’ properties, books and records and to those employees of the Company to whom Parent reasonably requests access, and, during such period, the Company shall furnish, as promptly as practicable, to Parent all information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request (it being agreed, however, that the foregoing shall not permit Parent or any such Representatives to conduct any soil or groundwater or other invasive environmental testing or sampling without the Company’s consent). Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or contravene any Law or any Contract to which the Company or any of its Subsidiaries is a party. Except for disclosures expressly permitted by the terms of the confidentiality letter agreement dated as of March 30, 2007, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause its officers, employees, accountants, counsel, consultants, financial advisors and other Representatives to hold, all information received from the Company or its Representatives, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

Section 6.03.  Reasonable Best Efforts.  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including the issuance or reissuance of any and all required state, county or licenses or permits required for the operation of the Company’s business as currently conduct, (iii) the obtaining of consents, approvals and waivers from third parties reasonably requested by Parent to be obtained in connection with the Acquisition under any Contracts or leases, provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any person to obtain any such consent, approval or waiver other than de minimus amounts or amounts that are advanced by Parent, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (A) take all action necessary to ensure that no fair price, moratorium, control share acquisition or other state takeover statute is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (B) if any fair price, moratorium, control share acquisition or other state takeover statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable after the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.03 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act; provided that in no event shall Parent be required to divest any stock, partnership, membership or other ownership interest in any entity, or agree to undertake any divestiture or restrict its conduct with regard to any business. Without limiting the foregoing, the parties shall request and shall use their respective reasonable best efforts to obtain early termination of the waiting period under the HSR Act. No party shall voluntarily extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity to delay or not to consummate the Merger or any of the other transactions contemplated by this Agreement except with the prior written consent of the other party (such consent not to be unreasonably withheld or delayed and which reasonableness shall be determined in light of each party’s obligation to do all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement).

Section 6.04.  Benefit Plans.  (a) The Surviving Corporation shall provide cash compensation (excluding severance) to each Company Employee that is not less favorable than the cash compensation provided to such Company Employee immediately prior to the Effective Time.

(b) With respect to any “employee benefit plan”, as defined in Section 3(3) of ERISA, and any vacation, paid time-off or severance plan maintained by Parent or any of its Subsidiaries for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with Parent or any of its Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(c) Parent shall waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Affiliates in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

Section 6.05.  Indemnification, Exculpation and Insurance.  (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Certificate of Incorporation, the Company Bylaws, the organizational documents of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries (in each case, as in effect on the date hereof or, with respect to any indemnification agreement entered into after the date hereof, to the extent the terms thereof are no more favorable in any material respect to the Indemnified Party that is the beneficiary thereof than the terms of any indemnification agreement included as an exhibit in the Filed SEC Documents) shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(b) The Company may obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, however, that, without the prior written consent of Parent, the Company may not expend therefor in excess of 250% of the amount (the “Annual Amount”) paid by the Company for coverage for the period of 12 months beginning on December 15, 2006. In the event the Company does not obtain such “tail” insurance policies, then, for a period of six years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, however, that the Surviving Corporation may substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable to any Indemnified Party; provided further, however, that in satisfying its obligation under this Section 6.05(c) the Surviving Corporation shall not be obligated to pay for coverage for any 12-month period aggregate premiums for insurance in excess of 250% of the Annual Amount, it being understood and agreed that the Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for the Annual Amount.

(c) In the event that either Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 6.05.

(d) The provisions of this Section 6.05 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 6.06.  Fees and Expenses.  (a) Except as provided in Section 6.06(b), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that (i) this Agreement is terminated by the Company pursuant to Section 8.01(f), (ii) (A) after the date of this Agreement, a Takeover Proposal shall have been publicly made to the Company generally or shall have otherwise become publicly known, (B) thereafter, this Agreement is terminated by Parent pursuant to Section 8.01(e)(i) or by either Parent or the Company pursuant to Section 8.01(b)(i) (but only if the Stockholders’ Meeting has not been held) or Section 8.01(b)(iii) and (C) within nine months after such termination, the Company consummates the transactions contemplated by any Takeover Proposal, or (iii) this Agreement is terminated by Parent pursuant to Section 8.01(e)(ii), then the Company shall pay Parent a fee equal to $60,000,000 (the “Termination Fee”) by wire transfer of same-day funds (1) in the case of a payment required by clause (i) above, on the date of termination of this Agreement, (2) in the case of a payment required by clause (ii) above, on the date of the consummation referred to in clause (ii)(C), and (3) in the case of a payment required by clause (iii) above, as promptly as possible (but in any event within four business days). For purposes of this Section 6.06(b), the term “Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(a), except that all references to 20% therein shall be deemed to be references to 50%.

(c) The Company acknowledges and agrees that the agreements contained in Section 6.06(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 6.06(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 6.07.  Public Announcements.  Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 5.02. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 6.08.  Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

Section 6.09.  Financing.  (a) Prior to the Effective Time, the Company shall provide, shall cause its Subsidiaries to provide and shall use its reasonable best efforts to cause its and their Representatives (including legal and accounting) to provide such reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested in writing by Parent with reasonable notice in connection with the obtaining of the Debt Financing, including using reasonable best efforts to (i) participate in meetings, presentations, due diligence sessions, drafting sessions, road shows and sessions with rating agencies, (ii) assist with the preparation of materials for rating agency presentations, offering memoranda, private placement memoranda or similar offering documents required in connection with the Debt Financing, (iii) reasonably facilitate the pledging of collateral, in each case so long as not effective until at or after the Effective Time, (iv) furnish Parent and its Financing sources with (A) readily available historical financial and other pertinent information that, as of any date, would be required to be contained in filings by the Company with the SEC on Forms 10 Q and 10 K as of such date, in each case as may be reasonably requested by Parent (collectively, the “Required Financial Information”), and (B) any other historical financial statements and other financial data of the type reasonably requested by Parent, (v) permit the prospective lenders involved in the Debt Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, (vi) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, and (vii) take corporate actions reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Company. The Company shall use commercially reasonable efforts to (1) provide monthly financial statements (excluding footnotes) within 25 days of the end of each month prior to the Closing Date, if and in the form currently prepared by the Company, (2) obtain accountants’ comfort letters, legal opinions, surveys and title insurance as may be requested by Parent or the prospective lenders in the Debt Financing, (3) cause its officers, in their capacities as officers, to deliver such customary management representation letters as any audit firm may request in connection with any comfort letters or similar documents required in connection with the Debt Financing, (4) obtain the issuance or reissuance of required state, county or city licenses or permits required for the operation after the Closing Date of the Company’s business and (5) obtain estoppel certificates from landlords under Real Property Leases and from tenants under Real Property Subleases. It is understood and agreed that nothing contained in this Section 6.09 shall require such cooperation to the extent that it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. The Company hereby consents to the use of its and its Subsidiaries’ Trademarks in connection with the Financing, provided that such Trademarks are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company and its Trademarks. Neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 6.09 or otherwise in connection with the Financing (x) to pay any commitment or other similar fee prior to the Effective Time that is not advanced by Parent or (y) to incur any out-of-pocket expense unless such expense is advanced by Parent. Parent and Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with (1) any action taken by them in compliance with this Section 6.09, or at the request of Parent pursuant to this Section 6.09, or otherwise in connection with the arrangement of the Financing or (2) any information utilized in connection therewith (other than the information provided by the Company or its Subsidiaries). Nothing contained in this Section 6.09 or otherwise shall require the Company to be an issuer or other obligor with respect to the Financing prior to the Effective Time. All material, non-public information regarding the Company and its Subsidiaries provided to Parent or its Representatives pursuant to this Section 6.09 shall be kept confidential by them in accordance with the Confidentiality Agreement except for disclosure to potential investors as required in connection with the Financing subject to customary confidentiality protection.

(b) For purposes of this Agreement, “Bridge Marketing Period” shall mean the first period of 15 consecutive business days after the date hereof throughout which (A) Parent shall have in all material respects the Required Financial Information that the Company is required to use its reasonable best efforts to provide to Parent pursuant to this Section 6.09, provided, that the Required Financial Information required to be filed with the SEC must be timely filed (or must be cured if previously required to be filed) throughout the Bridge Marketing Period, (B) the conditions set forth in Section 7.01 and Section 7.02 shall be satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of those conditions), and (C) the applicable auditors shall not have withdrawn their audit opinions for any applicable Required Financial Information; provided, that such 15 business day period shall commence no earlier than three business days after the condition set forth in Section 7.01(a) has been satisfied (it being understood and agreed that Parent will commence such period on an earlier date if reasonably practicable to do so in its good faith judgment, provided that in such event the period shall not commence more than 15 business days prior to the date of the Stockholders’ Meeting and the Bridge Marketing Period shall extend until the third business day after satisfaction of the condition set forth in Section 7.01(a)); and, provided, further, that notwithstanding the foregoing, the Bridge Marketing Period shall end on any earlier date that is the date on which the Financing is consummated.

(c) Each of Parent and Sub shall use, and shall cause their Affiliates to use, their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Financing Commitments, including using its reasonable best efforts to (i) negotiate and enter into the definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, (ii) satisfy (or cause its Affiliates to satisfy) on a timely basis all conditions applicable to Parent or Sub (or their Affiliates) set forth therein and (iii) to consummate the Financing contemplated by the Financing Commitments on the date described in Section 2.02, including using its reasonable best efforts to cause the lenders and other persons providing such Financing to fund the Bridge Financing and Equity Financing required to consummate the Merger at such time. In the event that any portion of the Financing becomes unavailable on the terms and conditions set forth in the Financing Commitments, Parent and Sub shall promptly notify the Company and shall use their reasonable best efforts to obtain alternative financing from alternative sources, on terms not materially less favorable, taken as a whole, to Parent and Sub (as determined in the reasonable judgment of Parent), as promptly as practicable following the occurrence of such event. Parent shall deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent and Sub with any portion of the Financing. Each of Parent and Sub shall refrain (and shall use its reasonable best efforts to cause its Affiliates to refrain) from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Financing Commitments or in any definitive agreement related to the Financing. Neither Parent nor Sub shall agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Financing Commitments or the definitive agreements relating to the Financing, in each case, without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed), if such amendment, modification or waiver would impose new or additional conditions or otherwise amend, modify or waive any of the conditions to the receipt of the Financing in any manner that would be reasonably likely to cause a material delay in the ability of Parent to consummate the Financing. In such event, the term “Financing Commitments” as used herein shall be deemed to include the Financing Commitments that are not so superseded at the time in question and the new Financing Commitments to the extent then in effect. Parent and Sub shall keep the Company reasonably informed of the status of their efforts to obtain the Financing.

ARTICLE VII

Conditions Precedent

Section 7.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b) HSR Act.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Federal or state court of competent jurisdiction (collectively, “Restraints”) or Law shall be in effect enjoining, making illegal or otherwise prohibiting the consummation of the Merger; provided, however, that the party claiming such failure of condition shall have used its reasonable best efforts to prevent the entry of any such injunction or order, including taking such action as is required to comply with Section 6.03, and to appeal as promptly as possible any injunction or other order that may be entered.

Section 7.02.  Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on such dates (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, or would not reasonably be expected to have a Material Adverse Effect; provided, however, that the representations and warranties of the Company set forth in Section 4.01(c)(i) with respect to the number of outstanding shares of Company Common Stock and number of shares of Company Common Stock subject to outstanding Company Stock Options, Company SARs and ESPPs shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on such dates (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have, in all material respects, performed or complied with all obligations required to be performed or complied with by it under this Agreement by the time of the Closing, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

(c) No Material Adverse Effect.  Since the date of this Agreement, there has not been nor would there reasonably be expected to be a Material Adverse Effect.

Section 7.03.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on such dates (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, or would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and chief financial officer of Parent to such effect.

(b) Performance of Obligations of Parent and Sub.  Each of Parent and Sub shall have, in all material respects, performed or complied with all obligations required to be performed or complied with by it under this Agreement by the time of the Closing, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and chief financial officer of Parent to such effect.

Section 7.04.  Frustration of Closing Conditions.  None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.03.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before April 15, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if the failure of such party (or in the case of Parent, Sub) to perform any of its obligations under this Agreement, the failure to act in good faith or the failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.03, has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if any Restraint having any of the effects set forth in Section 7.01(c) shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint; or

(iii) if the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) is incapable of being cured or is not cured within 60 days of written notice of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if Parent or Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(d) by the Company, if Parent shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) is incapable of being cured or is not cured within 60 days of written notice of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(e) by Parent:

(i) in the event that an Adverse Recommendation Change shall have occurred; or

(ii) the Company or any of its Representatives shall have willfully breached Section 5.02 in any respect materially adverse to Parent; or

(f) by the Company, in accordance with Section 5.02(b).

Section 8.02.  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the last sentence of Section 6.02, Section 6.06, this Section 8.02 and Article IX, which provisions shall survive such termination; provided, however that nothing herein shall relieve the Company, Parent or Sub from liability for any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 8.03.  Amendment.  This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 8.03 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05.  Procedure for Termination or Amendment.  A termination of this Agreement pursuant to Section 8.01 or an amendment of this Agreement pursuant to Section 8.03 shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 8.03, the duly authorized committee of its Board of Directors to the extent permitted by Law.

ARTICLE IX

General Provisions

Section 9.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02.  Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (with confirmation) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:

IHOP CORP.
450 North Brand Boulevard
Glendale, California 91203
Fax No.: (818) 637-5361
Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Fax No.: (213) 687-5600

Attention:	Rod A. Guerra, Jr.
Joseph J. Giunta

if to the Company, to:

Applebee’s International, Inc.
4551 West 107th Street
Overland Park, KS 66207
Fax No.: (913) 967-2329
Attention: General Counsel

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Fax No.: (212) 474-3700

Attention:	Philip A. Gelston, Esq.
Ronald Cami, Esq.

Section 9.03.  Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

Section 9.04.  Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.05.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement, provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement, and

(b) except for the provisions of Section 3.02 after the Effective Time and Section 6.05, are not intended to confer upon any person other than the parties any legal or equitable rights or remedies.

Section 9.06.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 9.07.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Notwithstanding the foregoing, Parent and Sub may assign this Agreement or any of its rights, interests or obligations hereunder to any wholly owned Subsidiary of Parent, provided that any such assignment shall not relieve Parent or Sub of its obligations hereunder.

Section 9.08.  Specific Enforcement; Consent to Jurisdiction.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or any Federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware).

Section 9.09.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

IHOP CORP.,

by	/s/ Julia Stewart
Name: Julia Stewart

Title:	Chairman and Chief Executive Officer

CHLH CORP.,

by	/s/ Julia Stewart
Name: Julia Stewart

Title:	President

APPLEBEE’S INTERNATIONAL, INC.,

by	/s/ David L. Goebel
Name: David L. Goebel

Title:	Chief Executive Officer and President

EXHIBIT B

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

July 15, 2007

The Board of Directors
Applebee’s International, Inc.
4551 West 107th Street
Overland Park, Kansas 66207

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Applebee’s International, Inc. (“Applebee’s”) of the Merger Consideration (as defined below) provided for pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of July 15, 2007 (the “Merger Agreement”), among IHOP Corp. (“IHOP”), CHLH Corp., a wholly owned subsidiary of IHOP (“Merger Sub”), and Applebee’s. As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into Applebee’s (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.01 per share, of Applebee’s (“Applebee’s Common Stock”) will be converted into the right to receive $25.50 in cash (the “Merger Consideration”).

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Applebee’s and certain senior officers and other representatives and advisors of IHOP concerning the business, operations and prospects of Applebee’s. We examined certain publicly available business and financial information relating to Applebee’s as well as certain financial forecasts and other information and data relating to Applebee’s under alternative business scenarios and certain sensitivities thereto which were provided to or otherwise discussed with us by the management of Applebee’s. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Applebee’s Common Stock; the historical and projected earnings and other operating data of Applebee’s; and the capitalization and financial condition of Applebee’s. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Applebee’s and considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger. In connection with our engagement and at the direction of the Strategy Committee of the Board of Directors of Applebee’s (the “Strategy Committee”), we were requested to approach, and we held discussions with, third parties to solicit indications of interest in the possible acquisition of Applebee’s. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Applebee’s that it is not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Applebee’s (including sensitivities thereto) provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Applebee’s, and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Applebee’s as to the future financial performance of Applebee’s under the alternative business scenarios and sensitivities reflected therein. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Applebee’s or the Merger. We have not made or been provided with an independent evaluation or appraisal of the

B-1

Board of Directors
Applebee’s International, Inc.
July 15, 2007

assets or liabilities (contingent or otherwise) of Applebee’s nor have we made any physical inspection of the properties or assets of Applebee’s. Our opinion does not address any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified herein). We express no view as to, and our opinion does not address, the underlying business decision of Applebee’s to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Applebee’s or the effect of any other transaction in which Applebee’s might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to the Strategy Committee in connection with the proposed Merger and will receive a fee for such services, a portion of which is payable in connection with the delivery of this opinion and a significant portion of which is contingent upon the consummation of the Merger. One of our affiliates in the past has acted and currently is acting as syndication agent for, and/or a lender under, credit facilities of certain franchisees of Applebee’s, borrowings under which, with respect to certain such facilities, are partially guaranteed by Applebee’s, for which services such affiliate has received, and expects to receive, compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Applebee’s and IHOP for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Applebee’s, IHOP and their respective affiliates.

The opinion expressed herein is provided for the information of the Board of Directors of Applebee’s in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Applebee’s Common Stock.

Very truly yours,

/s/  Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

B-2

EXHIBIT C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of Applebee’s International, Inc. common stock for the upcoming Special Meeting of Stockholders. PLEASE REVIEW THE PROXY STATEMENT AND SUBMIT YOUR PROXY TODAY IN ONE OF THREE WAYS: 1. Submit your Proxy by Telephone — Please call toll-free in the U.S. or Canada at 1-866-855-9703, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1341. Please follow the simple instructions. You will be required to provide the unique control number indicated below. OR 2. Submit your Proxy by Internet — Please access https://www.proxyvotenow.com/appb, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number indicated below. You may submit your proxy by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet submission authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card. OR 3. Submit your Proxy by Mail — If you do not wish to submit your proxy by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Applebee’s International, Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10126-2377. ? TO SUBMIT YOUR PROXY BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ? - — - — - — - — - — - — - — - — - — - — - — - — - — - — - — - — - - — - — - — - — - — - — - — - — - — - — - — - — - — - — - — - — - — - — - — - — - — - — The Board of Directors Recommends a Vote “FOR” Proposals 1 and 2. FOR AGAINST ABSTAIN 1. Approve the adoption of the Agreement and Plan of Merger, dated July 15, 2007, among Applebee’s International, Inc., IHOP Corp. and CHLH Corp. and the merger. 2. Approve any proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1. The undersigned acknowledges receipt from Applebee’s International, Inc. prior to execution of this proxy, of the Notice of the Special Meeting and accompanying Proxy Statement. Address Change: Mark Box Indicate changes to left: Date___, 2007 ___Signature ___Signature Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee, guardian or corporate officer, give full title as such; when shares have been issued in names of two or more persons, all should sign. [This proxy, if properly executed and delivered, will revoke all previous proxies.]

PLEASE SUBMIT YOUR PROXY TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO SUBMIT YOUR PROXY. ? TO SUBMIT YOUR PROXY BY MAIL PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED ? - — - - — - — - — - — - — - — - — - — - — - — - — - — - — - — - — - — - — - — - — - — - — - — - — - — - - - — - — - — - — - — - — - — - — - — - — - — - APPLEBEE’S INTERNATIONAL, INC. SPECIAL MEETING OF STOCKHOLDERS ___, 2007 ___a.m. (Local Time) This Proxy is solicited by the Board of Directors for use at the Special Meeting on ___, 2007. The undersigned hereby appoints Eric L. Hansen and Rebecca R. Tilden, and either of them, Proxies with full power of substitution to vote all shares of Common Stock of Applebee’s International, Inc. which the undersigned is entitled to vote at the Special Meeting of Stockholders of Applebee’s International, Inc. to be held at ___on ___, 2007, or at any adjournment or postponement thereof. This proxy will be voted as directed herein. If no direction is specified with regard to a proposal, this proxy will be voted “FOR” any such proposal. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Continued on reverse side.